      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 1996
                                                       REGISTRATION NO. 33-98706
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                PHARMAVENE, INC.
             (Exact name of Registrant as specified in its charter)

        DELAWARE                      2834                  52-1666548
     (State or other           (Primary standard         (I.R.S. employer
      jurisdiction                 industrial             identification
    of incorporation)         classification code             number)
                                    number)

                              1550 EAST GUDE DRIVE
                           ROCKVILLE, MARYLAND 20850
                                 (301) 838-2500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------
                               JAMES D. ISBISTER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                PHARMAVENE, INC.
                              1550 EAST GUDE DRIVE
                           ROCKVILLE, MARYLAND 20850
                                 (301) 838-2500
 (Name, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

          Sheldon E. Misher, Esq.                             Mark Kessel
          Steven A. Fishman, Esq.                           Jonathan Jewett
    Bachner, Tally, Polevoy & Misher LLP                  Shearman & Sterling
             380 Madison Avenue                           599 Lexington Avenue
          New York, New York 10017                      New York, New York 10022
               (212) 687-7000                                 212-848-4000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

               TITLE OF EACH CLASS OF                       AMOUNT TO            AGGREGATE            AMOUNT OF
             SECURITIES TO BE REGISTERED                BE REGISTERED (1)   OFFERING PRICE (2)    REGISTRATION FEE
Shares of Common Stock, $.01 par value...............       2,530,000           $30,360,000          $10,469(3)

(1) Includes 330,000 shares subject to the Underwriters' over-allotment option.
(2) Estimated solely for purposes of calculating the registration fee.
(3) A registration fee of $9,518 has previously been paid.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                PHARMAVENE, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM AND CAPTION                                                                   LOCATION IN PROSPECTUS
- -----------------------------------------------------------------  ------------------------------------------------------
           Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus..............................
 1.                                                                Outside Front Cover Page

           Inside Front and Outside Back Cover Pages of
           Prospectus............................................
 2.                                                                Inside Front and Outside Back Cover Pages

           Summary Information, Risk Factors and Ratio of
           Earnings to Fixed Charges.............................
 3.                                                                Prospectus Summary; Risk Factors; Financial Statements

           Use of Proceeds.......................................  Prospectus Summary; Use of Proceeds
 4.

           Determination of Offering Price.......................
 5.                                                                Outside Front Cover Page; Risk Factors;
                                                                   Underwriting

           Dilution..............................................  Risk Factors; Dilution
 6.

           Selling Security Holders..............................
 7.                                                                Not Applicable

           Plan of Distribution..................................
 8.                                                                Outside Front Cover Page; Underwriting

           Description of Securities to be Registered............
 9.                                                                Outside Front Cover Page; Description of Capital Stock

           Interests of Named Experts and Counsel................  Legal Matters; Experts
10.

           Information With Respect to the Registrant............
11.                                                                Prospectus   Summary;  Risk  Factors;  Capitalization;
                                                                   Selected Financial Data;  Management's Discussion  and
                                                                   Analysis;  Business; Management; Certain Transactions;
                                                                   Principal Stockholders; Financial Statements

           Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities........................  Not Applicable
12.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                                2,200,000 SHARES

                                     [LOGO]
                                PHARMAVENE, INC.

                                  COMMON STOCK
                                ----------------

    All of the shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $10 and $12 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "PHVN," subject to official notice of issuance.

    Athena Neurosciences, Inc., a wholly-owned subsidiary of Elan Corporation plc, in connection with its license agreement with the Company, has been granted the right to purchase 220,000 shares of Common Stock in this offering.
                             ---------------------

      THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ---------------------
THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
   AND   EXCHANGE   COMMISSION   OR    ANY   STATE   SECURITIES    COMMISSION
     NOR   HAS  THE  SECURITIES  AND   EXCHANGE  COMMISSION  OR  ANY  STATE
       SECURITIES   COMMISSION    PASSED    UPON    THE    ACCURACY    OR
           ADEQUACY    OF   THIS   PROSPECTUS.   ANY   REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    Underwriting
                                Price to             Discounts             Proceeds to
                                 Public         and Commissions (1)        Company (2)
Per Share...............           $                     $                      $
Total (3)...............           $                     $                      $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $900,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 330,000 additional shares of Common Stock on the same terms and conditions as set forth herein, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions  and Proceeds  to Company  will be  $            ,  $        and
    $        , respectively. See "Underwriting."
                             ---------------------

    The shares of Common Stock offered  by this Prospectus are being offered  by the Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates for the shares of Common Stock will be made at the offices of
Lehman Brothers Inc., New York, New York, on or about         , 1996.
                             ---------------------

LEHMAN BROTHERS                                           VOLPE, WELTY & COMPANY

        , 1996

    The following table lists each of the Company's 12 product candidates and its intended therapeutic indication, method of drug delivery and current stage of development. There can be no assurance that any of these products will be developed successfully or approved by the FDA in a timely manner.

   PRODUCT CANDIDATE              INDICATION             DRUG DELIVERY TECHNOLOGY         DEVELOPMENT STAGE
- -----------------------  ----------------------------  ----------------------------  ----------------------------
Carbatrol                Epilepsy                      Oral sustained-release        505(b)(2) NDA accepted for
                                                                                      filing by the FDA on June
                                                                                      1, 1996/
                                                                                      licensed to Athena
                                                                                      Neurosciences, Inc.
Selegiline SR            Cocaine craving and           Oral sustained-release        Phase III commenced in
                          withdrawal                                                  November 1994
Selegiline SR            Parkinson's Disease           Oral sustained-release        Ready to enter Phase III
BChE Injectable          Cocaine overdose              Injectable                    Preclinical safety and
                                                                                      efficacy studies
                                                                                      substantially completed/
                                                                                      licensed to Rhone-Poulenc
                                                                                      Rorer
BChE Injectable          Post-surgical apnea           Injectable                    Preclinical safety and
                                                                                      efficacy studies
                                                                                      substantially completed/
                                                                                      licensed to Rhone-Poulenc
                                                                                      Rorer
Acyclovir CD             Viral infection               Peptitrol/sustained-release   Formulation development
DHE IR                   Migraine headache             Transmucosal                  Formulation development
                                                        immediate-release/
                                                        Peptitrol
Alprazolam TD            Anxiety                       Transdermal sustained-        Formulation development
                                                        release
Lorazepam TD             Anxiety                       Transdermal sustained-        Formulation development
                                                        release
PI 181.2 TD              Emesis                        Transdermal sustained-        Formulation development
                                                        release
Nifedipine SR            Cardiovascular disease        Oral sustained-release        Formulation development
Insulin CD               Diabetes                      Peptitrol                     Formulation development

    The following are trademarks of the Company: Carbatrol-TM-, Peptitrol-TM- and Peptiscreen-TM-.
    All other trademarks appearing in this Prospectus are the property of their respective holders.

                             ---------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SUCH TRANSACTIONS MAY BE EFFECTED THROUGH THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." EXCEPT AS OTHERWISE NOTED, ALL
INFORMATION  IN  THIS  PROSPECTUS  ASSUMES  NO  EXERCISE  OF  THE  UNDERWRITERS'
OVER-ALLOTMENT OPTION AND REFLECTS (I) THE ONE-FOR-SIX REVERSE SPLIT OF THE COMMON STOCK EFFECTIVE IN MARCH 1996 AND (II) THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF MANDATORILY REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK, $.01 PAR VALUE (THE "PREFERRED STOCK"), INTO SHARES OF COMMON STOCK AND CERTAIN RELATED TRANSACTIONS UPON THE CLOSING OF THIS OFFERING.

                                  THE COMPANY

    Pharmavene, Inc. (the "Company") develops pharmaceutical products utilizing advanced drug delivery systems. The Company has developed a portfolio of drug delivery and screening technologies designed to produce optimal delivery of a particular pharmaceutical product for a given indication. These technologies include its proprietary Peptitrol systems for the oral delivery of hard-to-deliver compounds, oral controlled-release and sustained-release delivery, transmucosal delivery through tissues in the oral cavity and transdermal delivery. Instead of emphasizing a specific drug delivery system, the Company selects the drug delivery system that it believes is most effective for delivery of a specific compound and that can result in such advantages as convenient dosing, reduced side effects, improved bioavailability or easier administration. The Company has also developed various screening technologies, including its proprietary Peptiscreen system, to systematically and rapidly test a large number of formulations.

    The Company's strategy in selecting its current product candidates has been to generally select pharmaceutical products for reformulation that the Company believes have a significant commercial market, that are off-patent or for which patent protection will no longer be available at the time the Company's product is introduced and where enhancement of the method of delivery is expected to have measurable clinical value as compared to the existing delivery method. The Company generally selects products for reformulation that treat indications that have relatively simple, clear-cut clinical end-points. Most of the Company's product candidates are reformulations of existing compounds approved by the U.S. Food and Drug Administration (the "FDA") and the Company's delivery systems usually contain inactive ingredients that are generally recognized as safe
(GRAS) for food use as determined by the FDA or are inactive ingredients that the Company believes are safe for such use. Therefore, the Company believes that the development process for its products may be expedited and some of the regulatory approval risks may be reduced. In addition to reformulating existing compounds, the Company also intends to seek arrangements with other companies developing pharmaceutical products based on new molecular entities to use the Company's drug delivery systems to formulate these products.

    The Company's initial product is expected to be Carbatrol, a sustained-release, patented formulation of carbamazepine for the treatment of epilepsy. In 1994, U.S. sales of carbamazepine were approximately $148 million. A major cause of seizures in epileptic patients is patient noncompliance with the treatment regimen, which can be caused by frequent dosing and an adverse side effect profile. Carbatrol would provide convenient twice-a-day dosing and could be administered orally as a capsule or sprinkled on food. On June 1, 1996, the Company's New Drug Application ("NDA") under Section 505(b)(2) (a "505(b)(2) NDA") of the Federal Food, Drug and Cosmetic Act, as amended, relating to Carbatrol was accepted for filing by the FDA. If approved for marketing, Carbatrol, which has been licensed to Athena Neurosciences, Inc. ("Athena"), a wholly-owned subsidiary of Elan Corporation plc ("Elan"), will compete directly with CIBA-Geigy's twice-a-day, extended-release formulation of carbamazepine.

    The Company has 11 other product candidates, including oral controlled-release formulations of Selegiline SR for treatment of cocaine craving and for the treatment of Parkinson's Disease, Acyclovir CD for the treatment of viral infections, Nifedipine SR (a generic version of Procardia XL) for the treatment of cardiovascular disorders and Insulin CD for diabetes. The Company is also developing a transmucosal formulation of dihydroergotamine (DHE) for the treatment of migraine headache, an injectable formulation of butyrylcholinesterase (BChE) for the treatment of cocaine overdose and for the treatment of post-surgical apnea, as well as three transdermal sustained-release products, Alprazolam TD and Lorazepam TD for the treatment of anxiety and PI 181.2 TD for the treatment of emesis. A number of these product candidates are in the early stages of development.

    The Company has developed its proprietary Peptitrol drug delivery technologies for the enhanced oral delivery of pharmaceutical compounds that are hard to deliver or have poor oral bioavailability, such as peptides and other large molecules. The Peptitrol drug delivery systems use one or more hydrophobic or hydrophilic materials to protect the pharmaceutical compound from degradation and to increase absorption of the compound from the gastrointestinal tract. The Company then uses its proprietary Peptiscreen cell culture screens to rapidly test the formulations developed using Peptitrol technologies. The Company is currently in the process of developing Acyclovir CD, Insulin CD and DHE IR using its Peptitrol and Peptiscreen technologies.

    The Company generally intends to develop its products and commence clinical testing in humans and then to seek collaborators to undertake further testing, obtain regulatory approval, manufacture and market such products. In August 1994, the Company entered into its first license agreement with Rhone-Poulenc Rorer, Inc. and its Armour Pharmaceutical Company subsidiary, which subsequently merged with Behringwerke to form the Centeon joint venture (together, "Rhone-Poulenc Rorer") to develop, manufacture and market its BChE Injectable products for the treatment of cocaine overdose and reversal of post-surgical apnea. The Company's BChE Injectable products have been designated as Orphan Drugs by the FDA for each of these indications. As a result, the Company may be entitled to marketing exclusivity for these indications for a seven-year period, subject to certain limitations, if it is the first sponsor to receive FDA approval for such indications. See "Business -- Government Regulation."

    On July 1, 1996, the Company entered into an exclusive license agreement with Athena for the worldwide marketing, sale and distribution of Carbatrol. Carbatrol will be marketed in the United States by Athena and by its affiliates or sublicensees in the rest of the world. Under the agreement, Athena (i) will make a $2.0 million payment within ten days of the execution of the agreement,
(ii) will fund all future development costs associated with Carbatrol which are approved by a steering committee, (iii) will make a milestone payment of up to $8.0 million upon FDA approval of the Company's Carbatrol NDA, of which $5.0 million is creditable against future royalty payments which may be earned on product sales, and (iv) will make future royalty payments to the Company based on net sales of Carbatrol. The milestone payment is conditioned upon the absence of any finding of exclusivity for CIBA-Geigy's Tegretol XR or any actual or threatened proceeding seeking such a finding. Athena has been granted the right to purchase 220,000 shares of Common Stock in this offering.

    The Company was incorporated in Delaware on December 22, 1989, as Substance Abuse Sciences, Inc. In February 1990, the Company changed its name to Pharmavene, Inc. The Company's executive offices are located at 1550 East Gude Drive, Rockville, Maryland 20850 and its telephone number is (301) 838-2500.

                                  THE OFFERING

Common Stock offered..........................  2,200,000 shares
Common Stock to be outstanding after the
 offering.....................................  8,672,332 shares (1)
Use of proceeds...............................  To fund research and development activities,
                                                including   the  continued   development  of
                                                Carbatrol,   and   for   general   corporate
                                                purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol........  "PHVN"

- ------------------

(1) Includes an aggregate of 6,182,818 shares of Common Stock that will be issued upon consummation of this offering, or that have been issued subsequent to March 31, 1996, in connection with the conversion of Preferred Stock and certain convertible notes and the exercise of options under the Stock Option Plan. See "Capitalization." Excludes as of July 1, 1996: (i) 1,827,759 shares of Common Stock reserved for issuance upon exercise of options granted, to be granted or available for grant under the Company's 1991 Stock Option Plan (the "Stock Option Plan"); and (ii) 665,084 shares of Common Stock reserved for issuance upon exercise of warrants that are outstanding or that the Company has agreed to issue. See "Capitalization," "Management -- Stock Options," "Certain Transactions" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA

                                                                                                             FOR THE
                                                                                                             PERIOD
                                                                                   FOR THE THREE MONTHS   FEBRUARY 16,
                                               FOR THE YEARS ENDED DECEMBER 31,                           1990 (DATE OF
                                                                                     ENDED MARCH 31,      INCEPTION) TO
                                               ---------------------------------  ----------------------    MARCH 31,
                                                  1993        1994       1995       1995        1996          1996
                                               -----------  ---------  ---------  ---------  -----------  -------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licensing revenue........................  $   --       $   2,000  $  --      $  --      $   --         $   2,000
    Research and development revenue.........      --          --            111         95         19            130
    Research and development grants..........        269          194     --         --          --               513
    Interest income..........................         19           46         35          5         10            201
                                               -----------  ---------  ---------  ---------  -----------  -------------
  Total revenues.............................        288        2,240        146        100         29          2,844
                                               -----------  ---------  ---------  ---------  -----------  -------------
  Expenses:
    Research and development.................      3,932        4,936      4,987      1,230      1,266         20,397
    General and administrative...............      1,413        1,317      1,392        369        478          6,777
    Interest expense.........................        426 (1)       132       446         58      3,572 (1)       5,166
                                               -----------  ---------  ---------  ---------  -----------  -------------
  Total expenses.............................      5,771        6,385      6,825      1,657      5,316         32,340
                                               -----------  ---------  ---------  ---------  -----------  -------------
  Net loss...................................  $  (5,483)   $  (4,145) $  (6,679) $  (1,557) $  (5,287  ) $   (29,496  )
                                               -----------  ---------  ---------  ---------  -----------  -------------
                                               -----------  ---------  ---------  ---------  -----------  -------------
  Net loss per common and common equivalent
   share.....................................  $   (1.59  ) $   (1.20) $   (1.91) $   (0.45) $   (1.51  ) $     (8.76  )
                                               -----------  ---------  ---------  ---------  -----------  -------------
                                               -----------  ---------  ---------  ---------  -----------  -------------
  Weighted average common and common
   equivalent shares outstanding.............      3,455        3,458      3,495      3,466      3,508          3,366
                                               -----------  ---------  ---------  ---------  -----------  -------------
                                               -----------  ---------  ---------  ---------  -----------  -------------

                                                                                      MARCH 31, 1996
                                                                        -------------------------------------------
                                                                                                      PRO FORMA
                                                                         ACTUAL    PRO FORMA (2)  AS ADJUSTED(2)(3)
                                                                        ---------  -------------  -----------------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................  $     586    $   2,590        $  24,288
  Working capital (deficit)...........................................       (225)       1,067           22,766
  Total assets........................................................      3,802        4,901           26,600
  Convertible notes...................................................        938       --               --
  Capital lease obligations, less current portion.....................        784          784              784
  Mandatorily Redeemable Series A Convertible Preferred Stock.........     24,697       --               --
  Deficit accumulated during the development stage....................    (29,496)     (32,694)         (32,694)
  Total stockholders' equity (deficit)................................    (24,293)       2,442           24,142

- ------------------
(1) Includes non-cash charges of $292,000 during the year ended December 31, 1993, relating to the issuance of warrants to purchase Common Stock at an exercise price below the fair market value per share of the Common Stock and $3,325,000 during the period ended March 31, 1996 in connection with the conversion of an aggregate of $8,000,000 principal amount of convertible notes (the "Convertible Notes") into Preferred Stock at a conversion price below the originally agreed upon conversion price. See "Management's Discussion and Analysis," "Certain Transactions" and Notes 5 and 11 of Notes to Financial Statements.

(2) Gives effect to the following events subsequent to March 31, 1996: (i) the borrowing on April 25, 1996 and June 11, 1996 of an aggregate of $2,000,000 principal amount under a credit agreement with certain stockholders entered into in 1996 (the "1996 Credit Agreement"); (ii) the conversion of all of the shares of Preferred Stock outstanding into an aggregate of 5,636,452 shares of Common Stock upon the consummation of this offering; (iii) the conversion of all borrowings under the 1996 Credit Agreement into 545,455 shares of Common Stock upon consummation of this offering ($3,000,000 of such borrowings were outstanding on July 1, 1996 and the foregoing assumes no additional borrowings under the 1996 Credit Agreement and an initial public offering price of $11.00 per share); and (iv) the issuance on June 17, 1996 of 911 shares of Common Stock upon the exercise of options under the Stock Option Plan. See "Capitalization," "Certain Transactions," "Description of Capital Stock" and the Notes to the Financial Statements.

(3) Adjusted to give effect to the sale of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share. See "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

    EARLY STAGE OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY. The Company is in the development stage and the development of any products will require significant further research, development, testing and regulatory approvals and will be subject to the risks of failure inherent in the development of new products based on innovative technologies. No assurance can be given that product development expenditures will result in the generation of revenue by the Company. Many of the products being developed by the Company are still in the early stages of development. As the Company obtains results of particular preclinical studies and clinical trials, the Company may abandon projects that it might otherwise have believed to be promising, some of which may be described in this Prospectus.

    Additionally, the Company has only recently developed its Peptitrol drug delivery systems for the oral delivery of hard-to-deliver compounds and the Peptiscreen cell screens to test the extent to which such drugs may be transported from the gastrointestinal tract. The Company is currently developing reformulations of three drugs, DHE, acyclovir and insulin, using the Peptitrol systems. The Company intends to focus an increasing portion of its efforts on developing products using these technologies. Drugs developed using these delivery systems have not yet been tested in humans and there can be no assurance that they will prove to be effective in preclinical studies in animals or in clinical studies in humans.

    Additional risks include the possibility that the Company's products will not be found to be safe and effective or will otherwise fail to receive necessary regulatory approvals; that the products, if safe and effective, will be difficult to manufacture on a large scale or will be uneconomical to market; that the proprietary rights of third parties will preclude or delay the Company from marketing products; or that third parties will market superior or equivalent products. Accordingly, there can be no assurance that the Company's research and development activities will result in any commercially viable products. See "Business -- Products in Development" and "-- Manufacturing" and "-- Marketing."

    NO PRODUCT REVENUE; ACCUMULATED DEFICIT; CONTINUING LOSSES. The Company is in the development stage. Through March 31, 1996, it had generated no revenues from sales of any of its products and had incurred losses in each year since its inception. As of March 31, 1996, the Company had an accumulated deficit of $29,496,000, principally from costs incurred in research and development of the Company's product candidates and from general and administrative costs associated with the Company's development programs. As of March 31, 1996, the Company had a working capital deficit of $225,000.

    Although the Company has received initial license fees under its agreement with Rhone-Poulenc Rorer during 1994, and Athena during 1996, there can be no assurance that the Company will receive any additional milestone or royalty payments under such agreements or will enter into any other collaborative arrangements that will result in revenues. The Company currently does not have any products ready to be marketed or any rights to receive royalties on any products ready to be marketed, and there can be no assurance that it will be able to generate any revenues from product sales, or that its operations will become profitable, even if it is able to commercialize any products. The Company's most advanced product candidate is Carbatrol, and the Company's operations will be disproportionately dependent upon Carbatrol's successful development. The Company expects to incur significant additional expenses for research, development, testing and regulatory compliance activities, which, together with projected general and administrative expenses, are expected to result in significant continued operating losses for at least several years.

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company believes that the net proceeds of this offering, together with the Company's available cash (including the $2 million payment due from Athena under its license agreement with the Company), will be sufficient to fund the Company's operations for at least the next 24 months. However, the Company's cash requirements may vary materially from those now planned depending upon numerous factors, including whether and when the Company enters into other license agreements for its product candidates and the terms of any such agreements, whether the Company
receives  license   fees  or   milestone   payments  under   any   collaborative
arrangements, the extent to which the Company may have working capital requirements to carry necessary inventory and meet other manufacturing costs in connection with the Company's product candidates, which will depend on the terms of the license agreement entered into with respect to such potential products, the progress of the Company's research and development programs, the results of clinical studies, the timing of regulatory submissions, technological advances, determinations as to commercial potential and the status of competitive products. Expenditures will also be dependent upon the establishment of collaborative arrangements with other companies, the availability of financing and other factors.

    The Company plans to seek collaborative arrangements for the development of all of its product candidates at such time as significant funding is required for clinical testing. If the Company is successful in obtaining such collaborators, the collaborators may provide funding for such product development. However, if the Company decides to conduct clinical trials or to seek FDA approval of any of its product candidates in the future, or if the Company decides to undertake the commercialization of any product candidate, it would require substantial funds in addition to the proceeds of this offering. There can be no assurance such collaborative arrangements will be entered into.

    Accordingly, there can be no assurance that the Company will not require additional financing or that additional financing, if required, will be available on acceptable terms or at all. The Company may seek additional funding through public or private financings, including equity financings. If additional funds are raised by issuing equity securities, further dilution to stockholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development programs, or to license the rights to certain of its product candidates on terms that are less favorable to the Company than might otherwise have been available. See "Use of Proceeds" and "Management's Discussion and Analysis."

    NO ASSURANCE OF FDA APPROVAL; GOVERNMENT REGULATION. The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory, animal and human clinical testing, sampling activities and other procedures that are costly and time-consuming. Satisfaction of these requirements typically takes several years or more and varies substantially based upon the type, complexity and novelty of the compound. FDA regulations also govern the manufacture and marketing of pharmaceutical products. In addition, because the Company handles alprazolam and lorazepam, which are controlled substances, it must be licensed and its facilities must be inspected by the U.S. Drug Enforcement Administration (the "DEA") and the State of Maryland. Failure to comply with applicable FDA, DEA and other regulatory requirements can result in sanctions being imposed on the Company and any contract manufacturers and distributors of its products. Typical sanctions can include warning letters, fines, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, refusals of the FDA to grant premarket approval of drugs or to allow the Company to enter into government supply contracts, withdrawals of previously approved applications and criminal prosecution.

    A company seeking FDA approval of a drug for human use must file an application with the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the "FDC Act"), as amended in 1984 by the Drug Price Competition and Patent Term Restoration Act of 1984 (the "DPCPTRA"). The FDC Act, as amended, provides for several types of applications, including an NDA, which may be filed under either Section 505(b)(1) or Section 505(b)(2) of the FDC Act, and an Abbreviated New Drug Application ("ANDA") under Section 505(j) of the FDC Act. The type of application required to be filed depends upon a variety of factors, including the nature of the drug and the extent and availability of scientific data supporting the application. Biologics, such as the Company's BChE product, are licensed pursuant to Section 351 of the Public Health Service Act and require submission and FDA approval of both a product license application ("PLA") and an establishment license application ("ELA") for the particular product and the facility manufacturing the product.

    The procedures that the Company and other drug sponsors must follow in submitting these applications are sometimes uncertain and are subject to change. The type of application that the FDA is willing or able to accept to review a new drug product determines the nature of the information that must be prepared and submitted in support of the application and the time required to obtain FDA approval. Although the statutory requirements may be subject to interpretation, under their current administration by the FDA,
Section 505(b)(2) of the FDC Act permits drug sponsors to submit applications for which the investigations required in Section 505(b)(1)(A) and relied upon by the applicant for approval of the application were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. In this connection, a petition was filed with the FDA by Pfizer, Inc. ("Pfizer") in 1993 seeking to prohibit reliance by an applicant under a 505(b)(2) NDA on safety and other data previously submitted by Pfizer in support of its NDA for nifedipine (Procardia XL). While the FDA recently denied the petition, it did not decide the legal merits of the issues presented. Accordingly, any future decision by the FDA to accept these or similar legal arguments could delay the approval of 505(b)(2) NDA applications generally. See "Business -- Government Regulation."

    An NDA for Carbatrol for the treatment of epilepsy was accepted for filing by the FDA on June 1, 1996 and the clinical portion of a Phase III study of Selegiline SR for cocaine craving and withdrawal was completed in December 1995. Selegiline SR for the treatment of Parkinson's Disease is ready to enter Phase III clinical testing. Five of the Company's product candidates could be ready to enter Phase I, II or III clinical trials during the next 12 months. See "Business -- Products in Development." The Company believes that the development process for its products may include reduced regulatory submissions and some of the regulatory approval risks may be reduced because the Company's drug delivery systems usually contain inactive ingredients that are GRAS for food use as determined by the FDA or are inactive ingredients that the Company believes are safe for such use. However, there are a number of other factors related to the FDA approval process, including the requirement, for certain types of applications, that manufacturers establish bioequivalence and bioavailability or the safety and efficacy of proposed drug products and certain factors relating to the manufacturing processes involved with making any drug product, that may delay or preclude approval of one or more of the Company's product candidates.
There can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company or the FDA to delay or suspend clinical trials. In addition, there can be no assurance that any of the Company's product candidates will obtain FDA approval for any indication.

    The effect of government regulation may be to delay marketing of new products for a considerable period of time or to impose costly procedures upon the Company's activities, which may give a competitive advantage to companies with greater resources that compete with the Company. There can be no assurance that FDA or other regulatory approval for any product candidates developed by the Company will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of the Company's potential products and its ability to generate revenues or royalties. Any additional regulation or changes in existing regulations could result in limitations or restrictions on the Company's ability to utilize one or more of its technologies or could delay regulatory approval of the Company's potential products and could have a material adverse effect on the Company. See "Business -- Government Regulation."

    POSSIBLE DELAY IN BRINGING TO MARKET REFORMULATED DRUG PRODUCTS. The Company could be delayed in bringing some of its potential drug product candidates to market by marketing exclusivity rights accorded other manufacturers under the DPCPTRA. Under the DPCPTRA, a drug sponsor may be entitled to three years of marketing exclusivity in the United States for an FDA-approved drug product if new clinical investigations (other than bioavailability studies), conducted or sponsored by the drug sponsor, are submitted to the FDA and found to be essential to the FDA's approval. Until FDA approval of an NDA, FDA filings are not public and it is typically not known what, if any, clinical studies are submitted by a sponsor. In this connection, however, the Company received information pursuant to a Freedom of Information Act ("FOIA") request that CIBA-Geigy obtained approval on March 25, 1996 for an NDA supplement for an extended-release formulation of carbamazepine under its brand name Tegretol. The FOIA documentation further discloses that CIBA-Geigy requested that the FDA grant it three years marketing exclusivity commencing on the date of approval of the Tegretol NDA supplement and that the FDA denied CIBA-Geigy's request for such exclusivity. See "Business -- Government Regulation."

    DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend, in part, on its ability to obtain patent protection for its processes for formulating drug delivery systems and products both in the United States and in other countries, to preserve its trade secrets and to operate without infringing upon the proprietary rights of others. The Company intends to file applications as appropriate for patents covering its technologies, products and processes. In 1994, a patent expiring in 2011 was issued to the Company covering the process for obtaining BChE from plasma. The Company is aware that there may be an approach for producing BChE using recombinant methods. As a result, other parties may be able to manufacture BChE for any and all purposes without infringing the Company's patent. In 1994, a patent expiring in 2011 was also issued, covering the formulation of the Company's Carbatrol product. In 1995, two patents were issued based on the Company's Peptitrol technologies. One of the patents, which expires in 2014, is directed to a pharmaceutical preparation of a drug which is poorly soluble in water, and which is incorporated into particles comprised of hydrophobic fatty acid ester. The second patent, which also expires in 2014, is directed to a pharmaceutical preparation of a drug incorporated into particles formed of alternate layers of hydrophobic and hydrophilic materials. The issued patents do not cover the microemulsion formulations, which are a significant component of the Company's product development efforts using its Peptitrol technologies. The Company is aware of other pharmaceutical companies that are working with microemulsions and hydrophobic materials for use in drug delivery. In 1996, a patent, expiring in 2015, was issued for the Company's formulation of Selegiline SR. No assurance can be given that any additional patents will issue from any of the Company's patent applications or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technologies. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that the Company's issued patents or any patents subsequently issued to or licensed by the Company will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent, in some cases without payment. There can be no assurance that the Company's patents will not be infringed or successfully avoided through design innovation.

    There can be no assurance that patents or patent applications owned by or licensed to the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. For example, other companies are evaluating microemulsions, hydrophobic, transdermal, transmucosal and sustained-release oral formulations. It is also possible that third parties may obtain patent or other proprietary rights that may be necessary or useful to the Company. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent the Company from using certain technologies or from further developing or commercializing certain products. If licenses from third parties are necessary but cannot be obtained, commercialization of the related products would be delayed or prevented. The Company is aware of patent applications and issued patents that belong to competitors and it is uncertain whether any of these, or any other filed patent applications of which the Company does not have any knowledge, will require the Company to alter its potential products or processes, pay licensing fees or cease certain activities.

    The Company's principal product candidates are reformulations of existing products. Therefore, patents, if any, issued to the Company will only cover the Company's formulation of the product or the process for manufacturing the product. Others may be able to develop formulations which provide similar advantages to the Company's, but which do not infringe the Company's patent. Additionally, patents issued or which may be issued in the future with respect to Peptitrol or other drug delivery systems may not be sufficiently broad to preclude others from developing products that compete with products developed by the Company. For example, although the Company's issued patents and patent applications relating to Peptitrol may prevent competitors from developing products using formulations covered by the Company's patents, the patents would not preclude other companies from formulating drugs using technologies that could provide similar results.

    The Company's product candidates may conflict with patents that have been or may be granted to competitors, universities or others. In addition, such other persons could bring legal actions against the Company claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume substantial resources.

    The Company is conducting research to identify and develop a formulation of nifedipine that is bioequivalent to Procardia XL, marketed by Pfizer, without infringing Pfizer's existing patents on Procardia XL. While the patent on the compound nifedipine has expired, Pfizer has been issued patents with respect to its once-a-day formulation, Procardia XL. There can be no assurance that the Company will be successful in developing a generic reformulation that is bioequivalent to Procardia XL and that does not infringe Pfizer's patents. If the Company successfully develops a nifedipine reformulation, the Company expects that it or its licensee will file an ANDA with the FDA with respect to the reformulation. Since the filing of an ANDA or other drug application for a product covered by a patent is an act of infringement, the Company believes Pfizer would file a lawsuit against the Company and its licensee, if any, if it believed that it had a claim that the Company's formulation was covered by Pfizer's patents. The filing of a patent action could delay the approval of an ANDA for a period of up to 30 months, or longer if so ordered by a court. If Pfizer successfully asserts its patents, the Company may be enjoined from selling its product until the Pfizer patent expires.

    The Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its corporate partners, collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

    OTHER  GENERIC  DRUG RISKS;  MARKET ACCEPTANCE.    Certain of  the Company's
product candidates would compete with existing drugs for the treatment of epilepsy, Parkinson's Disease, migraine headache, anxiety, cardiovascular disease, viral infection and diabetes. The Company's strategy generally has been to develop reformulations for existing compounds for which patent protection or market exclusivity is no longer available or will no longer be available at the time the Company's product is introduced. To the extent that the Company's products consist of reformulations of available compounds, the Company's products will be competing with the original brand-name product. Generally, such brand-name versions of pharmaceutical compounds have a market advantage over generic products using the same compound. Accordingly, the Company and any potential collaborator may be required to demonstrate to physicians, other heathcare providers and administrators that the Company's reformulations of previously available compounds will in fact offer distinct advantages over such products. In addition, to the extent that the manufacturers of the brand-name products seek to develop their own generic or improved versions of these products that provide benefits similar to the Company's reformulations, the Company may find itself at a competitive disadvantage by virtue of its competitors' ability to use the name-brand in the advertising of its products.

    DEPENDENCE  UPON OTHERS.   The  Company's strategy  for commercialization of
products will generally require entering into various arrangements with corporate collaborators. The Company has entered into a license agreement with Rhone-Poulenc Rorer with respect to the development, production and marketing of its two BChE Injectable products and with Athena with respect to the marketing, sale and distribution of Carbatrol. The Company has also had discussions with other parties concerning additional product development, manufacturing and marketing agreements. Although the Company believes that its collaborators would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities by them are not within the control of the Company. There can be no assurance that such collaborators will perform their obligations as expected or that the Company will derive any additional revenue from such arrangements. There can also be no assurance that the Company's collaborators will not pursue existing or alternative technologies in preference to products being developed in collaboration with the Company. In addition, there can be no assurance that the Company's collaborators will pay any additional option or license fees to the Company or that they will develop and market any products under the agreements. Furthermore, there can be no assurance that the Company will be able to negotiate additional collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be successful. See "Business -- Strategy."

    LIMITED MANUFACTURING CAPABILITY AND EXPERIENCE. The Company generally intends to enter into collaborative arrangements to complete development, manufacture and market its product candidates. The Company expects that its collaborators will assume responsibility for manufacturing, as Rhone-Poulenc Rorer has done for the Company's BChE Injectable products and as Athena in the future is obligated to do with respect to Carbatrol. Under the Company's agreement with Athena, Athena has agreed to pay the Company's costs under its current manufacturing agreements and, upon expiration of such agreements, directly to arrange for manufacture of Carbatrol. However, there can be no assurance that the Company will be able to enter into any other collaborative arrangements or will enter into a collaborative arrangement where the collaborator assumes responsibility for manufacturing. The Company currently does not have facilities or personnel capable of directly manufacturing in commercial quantities any of the products it may develop.

    The Company has entered into an exclusive agreement with Niro Inc. ("Niro") for the manufacture of the pellets to be used in Carbatrol. In addition, the Company has entered into an agreement in with The P.F. Laboratories, Inc. ("P.F. Labs") to encapsulate and package Carbatrol. Initially, the Company will be relying solely on Niro for the manufacture of the pellets to be used in Carbatrol and on P.F. Labs for encapsulation and packaging of this product. In addition, the Company will initially have only a single source of carbamazepine and capsules qualified by the FDA. Although the Company believes that there are alternative sources available to manufacture Carbatrol and to supply carbamazepine and the capsules, the substitution of an alternative manufacturer would require additional FDA approval and could result in delays, which could materially adversely affect the Company. In addition, Niro has no experience in manufacturing pharmaceutical products and its facility will be subject to a pre-approval inspection by the FDA. See "Business -- Government Regulation." No assurance can be given that manufacturing or control problems will not arise or that the manufacturing process will not be disrupted by circumstances beyond the Company's control.

    It is possible that, in the future, the Company may, if it becomes economically attractive to do so, establish its own manufacturing facilities to produce products, if any, that it may develop. In order to establish a manufacturing facility, the Company will require substantial additional funding and will be required to hire and retain significant additional personnel and comply with the extensive current Good Manufacturing Practices ("cGMP") regulations imposed by the FDA on such facilities. The Company has no experience in manufacturing, and no assurance can be given that the Company will be able to make the transition successfully to commercial production, should it choose to do so. See "Business -- Manufacturing."

    NO MARKETING AND SALES CAPABILITY; DEPENDENCE UPON THIRD PARTIES FOR MARKETING. The Company has no marketing and sales staff and no experience with respect to marketing pharmaceutical products. The Company generally intends to enter into collaborative arrangements for completing the development, manufacturing, distribution and marketing of its products. Therefore, the Company will be dependent on the efforts of third parties to market its products. There can be no assurance that the Company's collaborators will be successful in penetrating the markets for any products developed. In the event that the collaborator fails to develop a marketable product or fails to market a product successfully, the Company's business may be adversely affected.

    If the Company markets products directly, significant additional expenditures and management resources would be required to develop an external sales force and implement a marketing strategy for a product. The sale of certain products outside the United States will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. There can be no assurance that the Company will be successful in establishing any collaborative arrangements or that, if established, such future partners will be successful in commercializing products. See "Business -- Marketing."

    UNCERTAINTY OF SUPPLY OF BCHE; PRODUCT SAFETY. The Company has licensed exclusive, worldwide rights for the development, production and marketing of its BChE Injectable products to Rhone-Poulenc Rorer. Because BChE is purified from human blood plasma, the ability of Rhone-Poulenc Rorer to produce BChE will depend upon its ability to obtain an adequate supply of human blood plasma. While Rhone-Poulenc Rorer obtains and fractionates blood for other of its products, there can be no assurance it will have, or be able to, contract for an adequate supply of blood plasma to meet commercial needs. Additionally, plasma suppliers obtain their supply from human donors who are limited as to the amount and frequency of donations. Should the supply of suitable plasma donors decline, Rhone-Poulenc Rorer's ability to produce and sell the Company's BChE Injectable products could be adversely affected. In addition, although the Company believes that plasma from human donors is screened for infectious diseases, there can be no assurance that regulatory agencies, such as the FDA, will not impose additional restrictions on products derived from human plasma or take regulatory actions such as recalls of finished products already on the market. See "Business -- Manufacturing."

    COMPETITION. There are many companies engaged in the research and development of products using drug delivery systems that may compete with the Company's, most of which have substantially greater financial, technological, research and development, marketing and personnel resources than the Company. The Company is aware of several drug delivery companies and large pharmaceutical companies that develop or market sustained-release oral dosage systems, transdermal or transmucosal drug delivery systems or have active research and development programs in controlled-release methods. Many companies also are developing technologies for the oral delivery of peptides and other poorly absorbed molecules. The Company is aware that CIBA-Geigy has recently received FDA approval to market an extended-release formulation of carbamazepine under its brand name Tegretol, which will compete directly with Carbatrol, if and when it is approved. In addition, the Company is aware of a number of other companies developing generic formulations of sustained-release nifedipine, improved formulations of selegiline, transmucosal formulations of DHE and transdermal formulations of certain benzodiazepines, including alprazolam and lorazepam and improved methods of delivering anti-emetics. The Company is also aware of companies working on antivirals with less frequent dosing requirements and oral delivery systems for insulin and other peptides or proteins. Many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and human clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. Accordingly, certain of the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. Furthermore, if the Company is permitted to commence commercial sales of products, it will also be competing with respect to manufacturing efficiency and marketing with companies having greater resources and experience in these areas. The Company currently has limited or no experience in these areas.

    Some of the Company's competitors may succeed in developing products that are more effective or less costly than any that may be developed by the Company and may also prove to be more successful than the Company's products. The Company will compete with off-patent drug manufacturers, brand-name pharmaceutical companies that manufacture or market off-patent drugs, the original manufacturers of brand-name drugs that continue to produce such drugs after patents expire or introduce generic versions or improved reformulations of their branded products, and manufacturers of new drugs that may compete with the Company's products. In addition, the Company's products will compete not only with products employing advanced drug delivery systems, but also with products in traditional dosage forms. Because selling prices of off-patent drug products typically decline as competition intensifies, the maintenance of profitable operations will be dependent, in part, on the Company's cost of manufacturing, its ability to demonstrate the benefits of the Company's product and its ability to develop and introduce new products in a timely manner. The industry in which the Company proposes to compete is characterized by extensive research and development efforts and rapid technological progress. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or obsolete. See "Business -- Competition."

    DEPENDENCE UPON KEY PERSONNEL. The Company's success depends on the continued contributions of its executive officers, scientific and technical personnel and consultants. During the Company's limited operating history, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect the business of the Company. As the Company's development of products advances, the Company will require additional expertise in areas such as preclinical testing, analytical testing, clinical trial management, regulatory affairs, quality assurance and control and, if applicable, manufacturing. Such activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel. The inability to acquire such services or to develop such expertise could have a material adverse effect on the Company's operations.

    UNCERTAINTY RELATED TO HEALTH CARE REIMBURSEMENT AND REFORM MEASURES. In recent years, there have been numerous proposals to reform the healthcare system in the United States, including currently pending legislation relating to Medicare and Medicaid. Some of these proposals have included measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. In addition, significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. The Company's success in generating revenue from sales of human therapeutic products may depend, in part, on the extent to which reimbursement for the costs of such products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products, and significant uncertainty exists as to the reimbursement status of newly-approved health care products. If the Company succeeds in bringing one or more products to market, there can be no assurance that such products will be considered cost-effective or that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient to realize an appropriate return on its investment in product development. Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's therapeutic products, the market acceptance of these products would be adversely affected.

    RISK OF PRODUCT LIABILITY; AVAILABILITY OF INSURANCE. The use of the Company's product candidates in clinical trials and the marketing of any pharmaceutical products may expose the Company to product liability claims. The Company has obtained a level of liability insurance coverage that it deems appropriate for its current stage of development. However, there can be no assurance that the Company's present insurance coverage is adequate. Such existing coverage will not be adequate as the Company further develops products, and no assurance can be given that in the future adequate insurance coverage will be available in sufficient amounts or at a reasonable cost, or that a successful product liability claim or recall would not have a material adverse effect on the business or financial condition of the Company.

    HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. The Company's research and development processes involve the use of hazardous, controlled and radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that the business or financial condition of the Company will not be materially or adversely affected by current or future environmental laws or regulations. See "Business -- Government Regulation."

    CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS. Upon the completion of this offering, the principal stockholders of the Company will beneficially own or control approximately 77% of the outstanding shares of
Common Stock, including immediately exercisable options and warrants (approximately 74% if the Underwriters' over-allotment option is exercised in full). As a result, such persons will be able to elect all of the Company's directors, determine the outcome of all corporate actions requiring stockholder approval and otherwise control the business of the Company. Such control could preclude any unsolicited acquisition of the Company and consequently adversely affect the market price of the Common Stock. In addition, the Company's Board of Directors is authorized to issue from time to time shares of preferred stock, without stockholder authorization, in one or more designated series or classes. The issuance of preferred stock could make the possible takeover of the Company or the removal of the Company's management more difficult, discourage hostile bids for control of the Company in which stockholders may receive a premium for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock and depress the market price of the Common Stock. See "Principal Stockholders" and "Description of Capital Stock."

    ABSENCE OF PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Common Stock, and there is no assurance that an active market will develop or be sustained after this offering. The initial public offering price will be determined by negotiation between the Company and the Representatives of the Underwriters and may not be indicative of the market price at which the Common Stock will trade after completion of this offering. See "Underwriting" for factors to be considered in determining such offering price. The market price of the shares of Common Stock, like that of the common stock of many other early-stage pharmaceutical companies, is likely to be highly volatile. Factors such as the results of preclinical studies and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new commercial therapeutic products by the Company or its competitors, governmental regulation, changes in reimbursement policies, healthcare legislation, developments in patent or other proprietary rights, developments in the Company's relationships with future collaborators, if any, public concern as to the safety and efficacy of drugs developed by the Company, fluctuations in the Company's operating results, and general market conditions may have a significant impact on the market price of the Common Stock.

    FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS. Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), through the exercise of outstanding registration rights or through the issuance of shares of Common Stock upon exercise of options, warrants or otherwise, could have an adverse effect on the price of the Company's Common Stock. In addition to the 2,200,000 shares of Common Stock offered hereby, approximately 4,756,577 shares of Common Stock will be eligible for sale in the public market subject to compliance with Rule 144 and Rule 701 under the Securities Act, beginning 90 days from the date of this Prospectus. All of the Company's executive officers and directors and certain stockholders, beneficially owning an aggregate of 7,569,968 shares of
Common Stock (including 3,752,114 shares eligible for sale commencing 90 days after the date of this Prospectus), however, have agreed with the Underwriters not to sell or otherwise dispose of their shares for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. Additionally, commencing 180 days after the date of this Prospectus, holders of 7,015,616 shares of Common Stock, including shares of Common Stock issuable upon exercise of warrants, will have registration rights under certain conditions. Additional shares of Common Stock, including shares issuable upon exercise of options and warrants, will also become eligible for sale in the public market from time to time in the future. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon exercise of stock options) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

    DILUTION. The initial public offering price will be substantially higher than the book value per share of the Common Stock. Investors purchasing shares of Common Stock in this offering will incur immediate net tangible book value dilution of $8.22 per share, assuming an initial public offering price of $11.00 per share. See "Dilution."

    ABSENCE OF DIVIDENDS. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $11.00 per share and after deducting the underwriting discount and estimated expenses payable by the Company, are estimated to be approximately $21,700,000 ($25,085,000 if the Underwriters' over-allotment option is exercised in full). The Company currently anticipates using substantially all of the net proceeds, including interest thereon, for research and development and other product development activities and the balance of the net proceeds will be used for general corporate purposes.

    The amounts and timing of such expenditures may vary significantly depending upon numerous factors, including whether and when the Company enters into license agreements for product candidates and the terms of any such agreements, whether the Company receives license fees or milestone payments under any collaborative arrangements, the progress of the Company's research and development programs, the results of clinical studies, the timing of regulatory submissions, technological advances, determinations as to commercial potential and the status of competitive products. Expenditures will also be dependent upon the establishment of collaborative arrangements with other companies, the availability of financing and other factors. Subject to the foregoing, the Company believes that the net proceeds of this offering, together with its available cash (including the $2 million payment due from Athena under its license agreement with the Company), will be sufficient to finance its operations for at least the next 24 months.

    Pending such uses, the net proceeds from this offering will be temporarily invested by the Company in short-term, interest bearing investment grade securities.

                                DIVIDEND POLICY

    The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for the development of its business.

                                 CAPITALIZATION

    The following table sets forth as of March 31, 1996: (a) the actual capitalization of the Company, (b) the pro forma capitalization of the Company after giving effect to the transactions described in the footnotes to the table below, and (c) the pro forma capitalization as adjusted to reflect the sale by the Company of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                AS OF MARCH 31, 1996
                                                                        ------------------------------------
                                                                                                 PRO FORMA,
                                                                          ACTUAL     PRO FORMA   AS ADJUSTED
                                                                        ----------  -----------  -----------
                                                                                   (IN THOUSANDS)
Long-term debt, less current portion
  Convertible Notes...................................................  $      938   $  --        $  --
  Obligations under capital leases....................................         784         784          784
                                                                        ----------  -----------  -----------
      Total long-term debt............................................       1,722         784          784
                                                                        ----------  -----------  -----------
Mandatorily Redeemable Series A Convertible Preferred Stock, $.01 par
 value, 25,363,997 issued and outstanding, actual; no shares
 authorized, issued or outstanding, pro forma and as adjusted.........      24,697      --    (  (2)     --
                                                                        ----------  -----------  -----------
Stockholders' (deficit) equity:
  Preferred Stock -- $.01 par value; 5,000,000 shares authorized, no
   shares issued and outstanding......................................      --          --           --
  Common Stock -- $.01 par value; 25,000,000 shares authorized,
   289,514 shares issued and outstanding, actual; 6,472,332 shares issued and outstanding, pro forma; 8,672,332 shares issued and
   outstanding, as adjusted (3)(4)....................................           3          65           87
  Paid-in capital.....................................................       5,200      35,071       56,749
  Deficit accumulated during the development stage....................     (29,496)    (32,694)     (32,694)
                                                                        ----------  -----------  -----------
      Total stockholders' (deficit) equity............................     (24,293)      2,442       24,142
                                                                        ----------  -----------  -----------
          Total capitalization........................................  $    2,126   $   3,226    $  24,926
                                                                        ----------  -----------  -----------
                                                                        ----------  -----------  -----------

- --------------
(1) Upon consummation of this offering, the 25,363,997 shares of Preferred Stock then outstanding will be converted into an aggregate of 5,636,452 shares of Common Stock.

(2) In January 1996, the Company amended its Certificate of Incorporation to authorize the issuance of an additional 5,000,000 shares of undesignated preferred stock. Upon conversion of the outstanding Preferred Stock upon consummation of this offering, such shares of Preferred Stock will be cancelled and, accordingly, immediately thereafter, the Company will be authorized to issue 5,000,000 shares of preferred stock.

(3) 6,182,818 shares of Common Stock were or will be issued subsequent to March 31, 1996, as follows: (i) 5,636,452 shares to be issued at the time of the consummation of this offering upon conversion of the Preferred Stock (see Note (2) above); (ii) 545,455 shares to be issued at the time of the consummation of this offering upon conversion of all borrowings under the 1996 Credit Agreement into Common Stock ($3,000,000 of such borrowings were outstanding on July 1, 1996 and the foregoing assumes no additional borrowings under the 1996 Credit Agreement and an initial public offering price of $11.00 per share); and (iii) the issuance on June 17, 1996 of 991 shares of Common Stock upon exercise of options under the Stock Option Plan.

(4) Excludes as of July 1, 1996: (i) 1,827,759 shares of Common Stock reserved for issuance upon exercise of options granted, to be granted or available for grant under the Stock Option Plan, as follows: (a) options to purchase an aggregate of 1,202,608 shares that have been granted, (b) options to purchase 53,336 shares that the Company has committed to grant to certain officers upon consummation of this offering at an exercise price equal to the initial public offering price, and (c) options to purchase 571,815 shares that are available for grant; and (ii) 665,084 shares of Common Stock reserved for issuance upon exercise of warrants that are outstanding or that the Company has agreed to issue. See "Management -- Stock Options," "Certain Transactions" and "Description of Capital Stock."

                                    DILUTION

    The pro forma net tangible book value of the Company at March 31, 1996, after giving effect to transaction described in footnote (1) to "Selected Financial Data," would have been $2,441,727, or $0.38 per share. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, and after deducting the underwriting discount and estimated expenses payable by the Company, the pro forma net tangible book value at March 31, 1996 would have been $24,141,727, or $2.78 per share. This represents an immediate increase in such net tangible book value of $2.40 per share to existing stockholders and an immediate dilution in net tangible book value of $8.22 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share...........             $   11.00
  Pro forma net tangible book value per share.............  $    0.38
  Increase per share attributable to new investors........       2.40
                                                            ---------
Pro forma net tangible book value per share after
 offering.................................................                  2.78
                                                                       ---------
Dilution per share to new investors.......................             $    8.22
                                                                       ---------
                                                                       ---------

    The following table summarizes on a pro forma basis, as of March 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new investors in this offering (assuming an initial public offering price of $11.00 per share and before deducting the underwriting discount and estimated expenses payable by the Company):

                                                                            AVERAGE TOTAL
                                                SHARES PURCHASED            CONSIDERATION
                                             -----------------------  --------------------------   PRICE PER
                                               NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                                             ----------  -----------  -------------  -----------  -----------
Existing Stockholders......................   6,472,332       74.6%   $  27,748,168       53.4%    $    4.29
New Investors..............................   2,200,000       25.4       24,200,000       46.6         11.00
                                             ----------      -----    -------------      -----
    Total..................................   8,672,332      100.0%   $  51,948,168      100.0%
                                             ----------      -----    -------------      -----
                                             ----------      -----    -------------      -----

    The foregoing assumes no exercise of the Underwriters' over-allotment option and assumes no exercise of any outstanding stock options or warrants. At July 1, 1996: (i) there were outstanding options under the Stock Option Plan to purchase an aggregate of 1,202,608 shares of Common Stock at a weighted average exercise price of $4.39 per share; (ii) the Company had agreed to grant options under the Stock Option Plan to purchase 53,336 shares of Common Stock to certain officers upon consummation of this offering, at an exercise price equal to the initial public offering price; and (iii) there were outstanding warrants to purchase up to an aggregate of 665,084 shares of Common Stock at a weighted average exercise price of $4.17 per share, assuming an initial public offering price of $11.00 per share. To the extent additional shares and warrants are issued and such outstanding options and warrants are exercised, there will be further dilution to new investors. However, if all of the foregoing options and warrants were exercised, the amount of dilution per share to new investors would decrease. See "Management -- Stock Options," "Certain Transactions," "Description of Capital Stock" and Notes 5 and 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

    The statement of operations data for each of the three years in the period ended December 31, 1995 and for the period February 16, 1990 (date of inception) to December 31, 1995 and balance sheet data at December 31, 1994 and 1995 have been derived from the financial statements of the Company included elsewhere in this Prospectus that have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 have been derived from the financial statements audited by Coopers & Lybrand L.L.P. but not included in this Prospectus. The statement of operations data for the three months ended March 31, 1995 and 1996 and the balance sheet data at March 31, 1996 are derived from unaudited financial statements included in this Prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company's financial position and results of operations at the end of and for such periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for the full year. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis" and the Financial Statements and Notes related thereto included elsewhere in this Prospectus.

                                                                                                  FOR THE
                                                                                                  PERIOD
                                                                                               FEBRUARY 16,   FOR THE THREE MONTHS
                                                                                               1990 (DATE OF
                                                  FOR THE YEARS ENDED DECEMBER 31,             INCEPTION) TO    ENDED MARCH 31,
                                        -----------------------------------------------------  DECEMBER 31,   --------------------
                                          1991       1992       1993       1994       1995         1995         1995       1996
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Licensing revenue...................  $  --      $  --      $  --      $   2,000  $  --        $   2,000    $  --      $  --
  Research and development revenue....     --         --         --         --            111          111           95         19
  Research and development grants.....         50     --            269        194     --              513       --         --
  Interest income.....................         59         27         19         46         35          191            5         10
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
    Total revenues....................        109         27        288      2,240        146        2,815          100         29
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Expenses:
  Research and development............      1,570      3,385      3,932      4,936      4,987       19,131        1,230      1,266
  General and administrative..........        675      1,164      1,413      1,317      1,392        6,299          369        478
  Interest expense....................          5      581(1)     426(1)       132        446        1,594           58    3,572(1)
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
    Total expenses....................      2,250      5,130      5,771      6,385      6,825       27,024        1,657      5,316
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Net loss..............................  $  (2,141) $  (5,103) $  (5,483) $  (4,145) $  (6,679)   $ (24,209)   $  (1,557) $  (5,287)
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Net loss per common and common
 equivalent share.....................  $   (0.66) $   (1.54) $   (1.59) $   (1.20) $   (1.91)   $   (7.19)   $   (0.45) $   (1.51)
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Weighted average common and common
 equivalent shares outstanding........      3,243      3,307      3,455      3,458      3,495        3,366        3,466      3,508
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------

                                           FOR THE
                                           PERIOD
                                        FEBRUARY 16,
                                        1990 (DATE OF
                                        INCEPTION) TO
                                          MARCH 31,
                                            1996
                                        -------------

STATEMENT OF OPERATIONS DATA:
Revenues:
  Licensing revenue...................    $   2,000
  Research and development revenue....          130
  Research and development grants.....          513
  Interest income.....................          201
                                        -------------
    Total revenues....................        2,844
                                        -------------
Expenses:
  Research and development............       20,397
  General and administrative..........        6,777
  Interest expense....................        5,166
                                        -------------
    Total expenses....................       32,340
                                        -------------
Net loss..............................    $ (29,496)
                                        -------------
                                        -------------
Net loss per common and common
 equivalent share.....................    $   (8.76)
                                        -------------
                                        -------------
Weighted average common and common
 equivalent shares outstanding........        3,366
                                        -------------
                                        -------------

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                                                                  MARCH 31, 1996
                                                          DECEMBER 31,                       ------------------------
                                      -----------------------------------------------------
                                        1991       1992       1993       1994       1995      ACTUAL    PRO FORMA (2)
                                      ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........  $   1,163  $     529  $   1,187  $   1,045  $     408  $     586    $   2,590
Working capital (deficit)...........        550     (2,096)       348     (2,470)      (955)      (225)       1,067
Total assets........................      1,626      1,189      2,016      1,737      2,613      3,802        4,901
Series A Convertible Preferred
 Stock..............................      3,700      5,697     13,372     14,697     16,697     24,697       --
Capital lease obligations, less
 current portion....................         80        196        218        167        748        784          784
Deficit accumulated during the
 development stage..................     (2,800)    (7,902)   (13,385)   (17,530)   (24,209)   (29,496)     (32,694)
Paid-in capital.....................          6        515        808        811        838      5,200       35,071
Total stockholders' (deficit)
 equity.............................     (2,793)    (7,384)   (12,574)   (16,716)   (23,368)   (24,293)       2,442


                                          PRO FORMA
                                      AS ADJUSTED(2)(3)
                                      -----------------

BALANCE SHEET DATA:
Cash and cash equivalents...........     $    24,288
Working capital (deficit)...........          22,766
Total assets........................          26,600
Series A Convertible Preferred
 Stock..............................         --
Capital lease obligations, less
 current portion....................             784
Deficit accumulated during the
 development stage..................         (32,694)
Paid-in capital.....................          56,749
Total stockholders' (deficit)
 equity.............................          24,142

- --------------
(1) Includes non-cash charges of $501,000 and $292,000 during the fiscal years ended December 31, 1992 and 1993, respectively, relating to the issuance of warrants to purchase Common Stock at an exercise price below the fair market value per share of the Common Stock and of $3,325,000 during the period ended March 31, 1996 in connection with the conversion of an aggregate of $8,000,000 principal amount of Convertible Notes into Preferred Stock at a conversion price below the originally agreed upon conversion price. See "Management's Discussion and Analysis," "Certain Transactions" and Notes 5 and 11 of Notes to Financial Statements.

(2) Gives effect to following events subsequent to March 31, 1996: (i) the borrowing on April 25 and June 11, 1996 of an aggregate of $2,000,000 principal amount under the 1996 Credit Agreement; (ii) the conversion of all of the shares of Preferred Stock outstanding into an aggregate of 5,636,452 shares of Common Stock upon the consummation of this offering; (iii) the conversion of all borrowings under the 1996 Credit Agreement into 545,455 shares of Common Stock upon consummation of this offering ($3,000,000 of such borrowings were outstanding on July 1, 1996 and the foregoing assumes no additional borrowings under the 1996 Credit Agreement and an initial public offering price of $11.00 per share); and (iv) the issuance on June 17, 1996 of 911 shares of Common Stock upon the exercise of options under the Stock Option Plan. See "Capitalization," "Certain Transactions," "Description of Capital Stock" and the Notes to the Financial Statements.

(3) Adjusted to give effect to the sale of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share. See "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

    The Company commenced operations in February 1990. The Company is in the development stage and has devoted substantially all of its resources to the research and development of its product candidates and general and administrative expenses. Since inception, the Company has not generated any revenue from product sales, but has received an aggregate of $2,643,000 in licensing and research and development revenues and grants, its sole sources of revenue. There can be no assurance that the Company will receive any such revenue in the future.

    The Company has not been profitable since inception and expects to incur substantial operating losses for at least the next few years. For the period from inception to March 31, 1996, the Company incurred a cumulative net loss of $29,496,000 and, as of March 31, 1996, had a working capital deficit of $225,000. The Company expects its expenses to increase substantially as it expands its product development activities. The Company's results of operations may vary significantly from quarter to quarter due to timing of license payments, if any, as well as the pace of research and development expenses. Accordingly, quarterly operating results may not necessarily be indicative of results that may be expected for the full year.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1996 AND 1995

    Total revenues were $29,000 in the three months ended March 31, 1996 compared to $100,000 in the same period in 1995. Research and development revenue was $19,000 in the three months ended March 31, 1996 compared to $95,000 in the same period in 1995 as a result of payments under the Company's licensing agreement with Rhone-Poulenc Rorer for the BChE technology in the three months ended March 31, 1995. The Company does not expect that research and development revenue will be significant in the future unless additional licensing or other collaborative agreements are completed. Interest income increased to $10,000 in the three months ended March 31, 1996 from $5,000 for the same period in the prior year due primarily to higher average cash balances available for short-term investment.

    Research and development expenses primarily consist of compensation expenses for research and development personnel, contract research and development costs, costs of clinical trials, clinical and laboratory supplies and facilities. Research and development expenses increased 3% to $1,266,000 in the three months ended March 31, 1996 from $1,230,000 in the three months ended March 31, 1995. The increase was attributable to higher compensation expenses and facility costs, partially offset by lower costs of clinical trials and clinical supplies. Research and development expenses accounted for 73% and 77% of total operating expenses for the three months ended March 31, 1996 and 1995 respectively.

    General and administrative expenses primarily consist of compensation expenses for management and administrative personnel, professional fees and other expenses. General and administrative expenses increased 30% to $478,000 in the three months ended March 31, 1996 from $369,000 in the same period in the prior year due primarily to higher compensation costs and recruiting costs of management and administrative personnel.

    Interest expense increased to $3,572,000 in the three months ended March 31, 1996 from $58,000 for the same period in the prior year. Interest expense in 1996 included a non-cash charge of $3,394,000 related primarily to the conversion of Convertible Notes into Preferred Stock at a conversion price below the originally negotiated conversion price. See "Liquidity and Capital Resources" and Note 11 of Notes to Financial Statements. Excluding the non-cash charge, interest expense increased to $178,000 in the three months ended March 31, 1996 from $58,000 in the same period of the prior year as a result of increased borrowings under credit agreements and capitalized leases.

    FISCAL YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

    Total revenues were  $146,000 in 1995,  $2,240,000 in 1994  and $288,000  in
1993. Research and development revenue was $111,000 in the year ended December 31, 1995 resulting from payments under the licensing agreement with Rhone-Poulenc Rorer relating to the BChE technology transfer. In 1994, the

Company received licensing revenue of $2,000,000, attributable to the initial payment under the Company's licensing agreement with Rhone-Poulenc Rorer for its BChE technology and $194,000 in research and development revenue from a Phase II Small Business Innovation Research ("SBIR") grant from the National Institute on Drug Abuse ("NIDA") for the study of cocaine detoxification. The study was completed in 1994. The Company was awarded the grant in 1993 in the total amount of $500,000, under which $194,000 was recognized as revenue in 1994 and $220,000 was recognized as revenue in 1993. The remaining balance of $86,000 has expired. In addition, the Company was awarded a $49,000 Phase I SBIR grant from the National Institute of General Medical Sciences ("NIGMS") to study post-surgical apnea. The study was completed in 1993, and the $49,000 was recognized as revenue in 1993. Interest income was $34,000 in 1995, $46,000 in 1994 and
$19,000 in 1993. Interest income resulted primarily from the temporary investment of proceeds from the Company's private placements of Preferred Stock.

    Research and development expenses increased 1% to $4,987,000 in the year ended December 31, 1995 from $4,936,000 in the year ended December 31, 1994. Research and development expenses increased 26% in 1994 from $3,932,000 in 1993. In 1995, higher compensation expenses and recruiting costs for additional research and development personnel, consulting expenses relating to review of clinical and regulatory progress on the Carbatrol 505(b)(2) NDA and higher facilities costs due to the Company's relocation, were offset by lower costs of clinical trials, clinical and laboratory supplies and lower contract research and development costs. The increase in 1994 from 1993 were primarily due to higher compensation expenses and recruiting costs for additional research and development personnel, costs of clinical and laboratory supplies, equipment costs and the costs of clinical trials. The number of full-time employees in research and development was 44 at December 31, 1995, 35 at December 31, 1994 and 30 at December 31, 1993. Research and development expenses accounted for 78%, 79% and 74% of total operating expenses of the Company in 1995, 1994 and 1993, respectively.

    General and administrative expenses increased 6% to $1,392,000 in the year ended December 31, 1995 from $1,317,000 in the year ended December 31, 1994, primarily as a result of increased professional fees. General and administrative expenses in 1994 decreased 7% from $1,413,000 in 1993, primarily due to lower recruiting and relocation expenses for management and administrative personnel and lower professional fees, which were partially offset by an increase in compensation expenses.

    Interest expense increased 238% to $446,000 in 1995 from $132,000 in 1994. Interest expense decreased 69% in 1994 from $426,000 in 1993. Interest expense in 1993 included $292,000 of non-cash charges relating to interest expense on warrants issued at an exercise price below fair market value in connection with the Company's credit agreements. See "-- Liquidity and Capital Resources," "Certain Transactions" and Note 4 of Notes to Financial Statements. Excluding the non-cash charges, increased interest expense resulted from additional financings under credit agreements and capitalized leases.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception in 1990, the Company has financed its operations primarily from (i) private sales of its Preferred Stock, (ii) loans from certain of its stockholders, (iii) licensing and research and development revenues and grants and (iv) to a lesser extent, capital leases.

    Through March 31, 1996, the Company had received proceeds of $24,697,000 from the sale of its Preferred Stock, primarily to HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P. and certain other institutional investors. Upon consummation of this offering, the Preferred Stock will be converted into Common Stock.

    Since 1991, the Company has also obtained loans from certain of its stockholders. In 1994, the Company entered into the 1994 Credit Agreement permitting it to borrow, under certain circumstances, up to $4,395,000 at the rate of 7 1/4% per annum. The Company borrowed $2,000,000 under the 1994 Credit Agreement. These loans were converted into Preferred Stock and the facility was terminated in May 1995.

    In May 1995, the Company entered into the 1995 Credit Agreement with certain of its stockholders permitting it to borrow up to $8,000,000 at the rate of 9% per annum. The Company issued $8,000,000 of

Convertible Notes under the 1995 Credit Agreement through January 1996. All of the Convertible Notes were converted into 8,000,000 shares of Preferred Stock in March 1996. In connection with the conversion of the Convertible Notes into Preferred Stock at a conversion price of $1.00 per share, which was $0.25 per share less than the originally negotiated conversion price, the Company recorded a non-cash expense of $3,325,000 in the first quarter of 1996.

    Also in March 1996, the Company entered into the 1996 Credit Agreement, permitting it to borrow up to $7,300,000 at the rate of 8 1/2% per annum prior to the consummation of this offering. As of July 1, 1996, the Company had borrowed $3,000,000 under the 1996 Credit Agreement. All borrowings under the 1996 Credit Agreement will convert into Common Stock at one-half of the initial public offering price upon consummation of this offering and the 1996 Credit Agreement will be terminated. The Company expects to record a $2,100,000 non-cash expense upon closing of this offering to reflect this discount. In connection with the issuance of 880,000 warrants to purchase Preferred Stock under the 1996 Credit Agreement, the Company expects to record, upon closing of this offering, a non-cash expense of $1,098,000 to reflect ascribed debt issuance costs. See Note 12 of Notes to Financial Statements.

    From its inception through March 31, 1996, the Company received an aggregate of $2,643,000 in licensing and research and development revenues and grants. Of this amount, $2,000,000 represented an upfront fee from Rhone-Poulenc Rorer under the BChE license agreement and most of the balance represented grants from NIDA, an organization that is part of the National Institutes of Health, to fund the Company's research of a treatment for cocaine addiction. Over this period, the Company also entered into capital leases of certain equipment, which had a balance of $1,167,000 at March 31, 1996.

    On July 1, 1996, the Company entered into an exclusive licensing agreement with Athena for the worldwide marketing, sale and distribution of Carbatrol. Under the agreement, Athena (i) will make a $2.0 million payment within ten days of execution of the agreement, (ii) will fund all future development costs associated with Carbatrol which are approved by a steering committee, (iii) will make a milestone payment, upon satisfaction of certain conditions, of up to $8.0 million, of which $5.0 million is creditable against future royalty payments which may be earned on product sales, and (iv) will make future royalty payments to the Company based on net sales of Carbatrol. See "Business -- Licensing Agreements."

    The cash generated by the Company was used to fund its operating activities, which used $24,778,000 through March 31, 1996, as well as its capital expenditures for the purchase of equipment and leasehold improvements of $866,000 and principal payments on its capital leases of $817,000. At March 31, 1996, the Company had $586,000 of cash and cash equivalents and negative working capital of $225,000. The increase at December 31, 1995 from December 31, 1994 in prepaid assets of $117,000 and in fixed assets of $999,000 related primarily to deposits, equipment and leasehold improvements for the renovation of the subleased facility the Company occupied in 1995 in Rockville, Maryland. The increase in other assets of $416,000 related primarily to the deferred costs of this offering.

    At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $18,002,000, which may be available to reduce future federal income taxes. The utilization of the loss carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carryforwards begin to expire in the year 2005. However, the Tax Reform Act of 1986 limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation. As a result of a private sale of Preferred Stock in June 1993, a change of ownership was deemed to occur restricting the Company's use of its net operating loss carryforwards. As a result, the Company estimates that its use of approximately $7,500,000 of these net operating loss carryforwards (those incurred before June 1993) will be subject to an annual use limitation. See Note 8 of Notes to Financial Statements.

    Following this offering, the Company will require funds to continue its research and development and other product development activities, to fund its other operating activities and to fund its capital expenditures. In 1996 and 1997, the Company plans to substantially increase its research and development and other product development activities.

    Following this offering, the Company will not have any credit facilities in place and will not be entitled to a significant amount of licensing payments or research and development payments or grants, unless certain milestones are achieved under its BChE license agreement, its Carbatrol license agreement or it enters into a license agreement relating to another of its product candidates. The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development programs, its success in entering into new collaborative arrangements and the amount of payments it receives thereunder, the results and costs of preclinical and clinical testing for the Company's product candidates, the costs associated with and the timing of regulatory approvals and product introductions, technological advances, the status of competitive products and the commercial success of the Company's products. There can be no assurance that additional funds, if required, will be available to the Company on favorable terms, if at all, to permit the Company to continue with its plan for operations. Subject to the foregoing, the Company believes that the net proceeds of this offering, together with its available cash (including the $2 million payment due from Athena under its license agreement with the Company) will be sufficient to finance its operations for at least the next 24 months. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding" and "Use of Proceeds."

                                    BUSINESS

GENERAL

    The Company develops pharmaceutical products utilizing advanced drug delivery systems. The Company has developed a portfolio of drug delivery and screening technologies designed to produce optimal delivery of a particular pharmaceutical product for a given indication. These technologies include its proprietary Peptitrol systems for the oral delivery of hard-to-deliver compounds, oral controlled-release and sustained-release delivery, transmucosal delivery through tissues in the oral cavity and transdermal delivery. Instead of emphasizing a specific drug delivery system, the Company selects the drug delivery system that it believes is most effective for delivery of a specific compound and that can result in such advantages as convenient dosing, reduced side effects, improved bioavailability or easier administration. The Company has also developed various screening technologies, including its proprietary Peptiscreen system, to systematically and rapidly test a large number of formulations.

    The Company's strategy in selecting its current product candidates has been to select a pharmaceutical product for reformulation based on its analysis of the potential market and the likely time and expense required to develop the reformulated pharmaceutical product. Accordingly, the Company has selected pharmaceutical products that the Company believes have a significant commercial market, that are off-patent or for which patent protection will no longer be available at the time the Company's product is introduced and where enhancement of the method of delivery is expected to have measurable clinical value as compared to the existing delivery method. The Company generally selects products for reformulation that treat indications which have relatively simple, clear-cut clinical end-points. Most of the Company's product candidates are reformulations of existing compounds approved by the FDA and the Company's delivery systems usually contain inactive ingredients that are generally recognized as safe
(GRAS) for food use as determined by the FDA or are inactive ingredients that the Company believes are safe for such use. Therefore, the Company believes that the development process for its products may be expedited and some of the regulatory approval risks may be reduced. In addition to reformulating existing compounds, the Company also intends to seek arrangements with other companies developing pharmaceutical products based on new molecular entities to use the Company's drug delivery systems to formulate these products.

DRUG DELIVERY SYSTEMS

    Many pharmaceutical products on the market are administered using conventional oral, injectable and other delivery methods that have certain limitations. For example, injections are uncomfortable and frequently can be given only in a hospital or physician's office and, accordingly, are generally not suitable for home use. Conventional immediate-release pharmaceutical compounds can initially produce higher drug levels in blood than required, increasing risks of side effects and subsequently producing lower drug levels in blood than are therapeutically optimal as the drug is metabolized and cleared from the body. While some of these problems can be alleviated through more frequent administration of lower doses or continuous infusions, these modes of drug therapy can increase costs and can result in patient inconvenience and patient noncompliance.

    Advanced drug delivery technologies are designed to allow for more consistent and appropriate drug levels in the bloodstream than conventional methods of drug delivery, thereby usually improving a drug's efficacy and reducing its side effects. Sustained-release delivery technologies also allow for the development of dosage forms that reduce the need for frequent administration, thus improving patient compliance. Additionally, these technologies may permit the more convenient oral delivery of drugs that otherwise could only be delivered by injection.

    The Company believes that, for most indications, oral delivery is the preferred method of administration and that once- or twice-a-day dosing is convenient and results in greater patient compliance than more frequent dosing. The Company uses a variety of oral technologies for the sustained-release of drugs aimed at controlling the pattern of drug delivery. These technologies include multiparticulate formulations that use a variety of controlled-release coatings and sustained-release matrix tablet technologies. In addition, the Company has developed its Peptitrol drug delivery systems, which enhance the oral delivery of hard-to-deliver pharmaceutical products by using materials that increase absorption of a compound from the gastrointestinal tract.

    In reformulating hard-to-deliver pharmaceutical compounds, the Company seeks to improve the "bioavailability" of a drug. Bioavailability, which is the rate and extent to which the active ingredient of a drug is absorbed into the bloodstream and becomes available at the site of action, is an important component of the determination of the effectiveness of a drug. The Company is seeking to increase the bioavailability of certain hard-to-deliver drugs using its Peptitrol delivery systems.

    The Company also designs controlled-release reformulations through which it seeks to develop formulations which have more convenient dosing but are bioequivalent to the existing drug in order to expedite the regulatory review process and the time for the development of a commercial pharmaceutical product. When the administration of one compound results in the same bioavailability, peak drug concentration and time to reach peak concentration in the blood as the already FDA-approved drug, the compounds are said to be "bioequivalent." STRATEGY

    PRODUCT SELECTION. The Company's strategy in selecting its current product candidates has been to select a pharmaceutical product for reformulation based on its analysis of the potential market and the likely time and expense required to develop the reformulated pharmaceutical product. The Company selects pharmaceutical products for reformulation that have a significant commercial market, that are off-patent or that have patent protection expiring prior to the expected market introduction of the Company's product and where enhancement of the method of delivery is expected to have measurable clinical value as compared to the existing delivery method. The Company generally selects products for reformulation that treat indications that have relatively simple, clear-cut clinical end-points, which the Company believes should result in a more straightforward development and regulatory review process. In addition to reformulating existing compounds, the Company also intends to seek arrangements with other companies developing pharmaceutical products based on new molecular entities to use the Company's drug delivery systems to formulate these products.

    SELECTION OF DRUG DELIVERY SYSTEM. Instead of focusing on a single drug delivery system, the Company has developed an expertise in a number of drug delivery technologies. The Company selects the drug delivery system that it believes will optimize delivery and address the clinical needs that are not being met by existing formulations. The drug delivery systems used by the Company generally do not chemically modify the compounds being delivered and usually contain inactive ingredients that are GRAS for food use as determined by the FDA or are inactive ingredients that the Company believes are safe for such use. Therefore, the Company believes that the development process for its reformulated products may be expedited and some of the regulatory approval risks may be reduced.

    SCREENING. Because of the time and expense involved in clinical testing, the Company seeks to optimize each reformulation of a drug before such testing begins. The Company has developed efficient, high-throughput screening technologies to evaluate specific drug delivery approaches. The Company generally uses these screening systems to rapidly and systematically test different reformulations of a compound to determine the formulation with the greatest chance of success.

    COMMERCIALIZATION. The Company generally intends to develop its products and commence clinical testing in humans and then to seek collaborators to undertake further testing, obtain regulatory approval, manufacture, distribute and market such products. The Company intends to evaluate each product under development to determine the optimal time for seeking a collaborator. Generally, the Company believes that the optimal time to seek collaborators is after successful results from the first bioavailability studies in humans have been obtained. The Company believes that this is the stage in the development process which will allow the Company to obtain the most favorable terms for up-front licensing fees, milestone payments and royalties in relation to the Company's costs for developing the product.

PRODUCTS IN DEVELOPMENT
    The Company currently has 12 product candidates, one for which an NDA was accepted for filing by the FDA on June 1, 1996 and one of which is in Phase III clinical trials. The Company has been concentrating its recent efforts on developing and commercializing Carbatrol for the treatment of epilepsy and, to a lesser extent, on the development of Selegiline SR for the treatment of cocaine craving, Nifedipine SR and Acyclovir CD. During the next two years, the Company expects to focus substantial efforts to support the 505(b)(2) NDA approval process for Carbatrol and market introduction of Carbatrol. In addition to Carbatrol, the Company intends to focus most of its development efforts during the next year on Nifedipine SR and Acyclovir CD.

    The following table lists each of the Company's 12 product candidates and its intended therapeutic indication, method of drug delivery and current stage of development. There can be no assurance that any of these products will be developed successfully or approved by the FDA in a timely manner.

   PRODUCT CANDIDATE              INDICATION             DRUG DELIVERY TECHNOLOGY        DEVELOPMENT STAGE(1)
- -----------------------  ----------------------------  ----------------------------  ----------------------------
Carbatrol                Epilepsy                      Oral sustained-release        505(b)(2) NDA accepted for
                                                                                      filing by the FDA on June
                                                                                      1, 1996/
                                                                                      licensed to Athena
Selegiline SR            Cocaine craving and           Oral sustained-release        Phase III commenced in
                          withdrawal                                                  November 1994
Selegiline SR            Parkinson's Disease           Oral sustained-release        Ready to enter Phase III
BChE Injectable          Cocaine overdose              Injectable                    Preclinical safety and
                                                                                      efficacy studies
                                                                                      substantially completed/
                                                                                      licensed to Rhone-Poulenc
                                                                                      Rorer
BChE Injectable          Post-surgical apnea           Injectable                    Preclinical safety and
                                                                                      efficacy studies
                                                                                      substantially completed/
                                                                                      licensed to Rhone-Poulenc
                                                                                      Rorer
Acyclovir CD             Viral infection               Peptitrol/sustained-release   Formulation development
DHE IR                   Migraine headache             Transmucosal                  Formulation development
                                                        immediate-release/
                                                        Peptitrol
Alprazolam TD            Anxiety                       Transdermal sustained-        Formulation development
                                                        release
Lorazepam TD             Anxiety                       Transdermal sustained-        Formulation development
                                                        release
PI 181.2 TD              Emesis                        Transdermal sustained-        Formulation development
                                                        release
Nifedipine SR            Cardiovascular disease        Oral sustained-release        Formulation development
Insulin CD               Diabetes                      Peptitrol                     Formulation development

- ------------------

(1) The tests required by the FDA before approval of a pharmaceutical product are generally divided into three categories. "Phase I clinical trials" refer to the first phase of human pharmaceutical trials required to gain evidence of safety and to characterize the pharmacokinetic and/or pharmacodynamic profile of a drug. "Phase II clinical trials" are designed to provide evidence of efficacy, dose response and safety in a limited number of patients with the targeted disease. "Phase III clinical trials" are generally designed to provide evidence of the efficacy and further safety of a compound in a large number of patients with the targeted disease. See "-- Government Regulation."

    "Preclinical safety and efficacy studies" are conducted in the laboratory using animal models to evaluate the potential safety and efficacy of a product.

    "Formulation development" refers to the process of developing a prototype of a drug using a variety of materials to achieve a desired pattern of delivery of the drug and screening and optimizing the formulation.

     CARBATROL: Carbatrol is an oral, controlled-release, twice-per-day formulation of carbamazepine for the treatment of epilepsy. A major problem in the treatment of epilepsy is patient noncompliance with treatment regimen, which often may be caused by frequent daily dosing requirements or unpleasant side effects. A consequence of patient noncompliance is a greater risk of developing seizures. Utilizing a novel multiparticulate oral drug delivery system,
Carbatrol consists of three different types of pellets incorporated into a capsule. The Company believes Carbatrol has the potential to improve patient compliance since its twice-a-day dosing regimen is more convenient than the dosing requirements of currently marketed immediate-release formulations of carbamazepine, which should be taken three to four times a day. Carbatrol 200 mg and 300 mg capsules are designed to deliver steady blood levels of the drug, both during the day and at night. Finally, Carbatrol offers the potential of being administered orally as a capsule, or sprinkled on the food of patients who have difficulty swallowing (e.g., young children, the elderly); however, such use is specifically subject to FDA approval. In 1994, a patent covering the Company's formulation of Carbatrol was issued.

    Approximately one percent of the population in the United States (e.g., 2.0-2.5 million people) suffers from epilepsy. There are several types of seizures associated with epilepsy. Carbamazepine is a drug of choice in treating two types of epileptic seizures, complex partial and secondarily generalized tonic-clonic seizures (occurring in approximately one-half of all epilepsy patients). In 1993, three products -- CIBA-Geigy's Tegretol (carbamazepine), Warner Lambert's Dilantin (phenytoin) and Abbott's Depakene/ Depakote (valproate) accounted for approximately 70% of the prescriptions written for anti-convulsants.

    In 1993, U.S. sales of carbamazepine were $142 million, of which approximately 80% represented sales of Tegretol. Since 1993, three new products have been introduced -- Carter Wallace's Felbatol, Warner Lambert's Neurontin and Glaxo Wellcome's Lamictal. The latter two of these products are indicated for use as adjunct therapy in the treatment of complex partial seizures. The Company is aware that CIBA-Geigy received FDA approval on March 25, 1996 to market Tegretol XR, an extended-release formulation of carbamazepine permitting twice-a-day dosing, and has announced a possible third quarter 1996 market introduction of the product. Carbatrol, should it be approved, will compete directly in the marketplace with Tegretol XR.

    The Company completed a Phase II/III double blind, double dummy, placebo-controlled clinical trial in 24 patients with epilepsy, which the Company believes demonstrated that Carbatrol given every 12 hours was bioequivalent with Tegretol given every six hours. In 1995, the Company also completed a multi-center Phase III efficacy/safety study of Carbatrol. In this study, 75% of the patients furnished Carbatrol did not have a level of seizures requiring withdrawal from the study as compared to 20% of the patients in a control group. The Company believes that the study showed that Carbatrol was statistically significantly more efficacious than the control medication. In 1996, the Company completed an additional multi-center Phase III safety study. To date, the Company has documented no serious treatment-related adverse side effects from Carbatrol. The Company's 505(b)(2) NDA which was based on the bioequivalence of its product to Tegretol, was accepted for filing by the FDA on June 1, 1996.

    In July 1996, the Company licensed the exclusive worldwide marketing, sale and distribution rights relating to Carbatrol to Athena. Athena has agreed to fund all future costs of development of Carbatrol. See "-- Licensing Agreements."

    SELEGILINE SR FOR COCAINE CRAVING AND WITHDRAWAL: Selegiline SR, an oral sustained-release formulation of selegiline, a drug currently used for the treatment of Parkinson's Disease, is being developed by the Company as a medication to reduce craving for cocaine. Selegiline SR, a once-a-day formulation, uses the Company's oral sustained-release delivery technology. Since there are no adequate animal models for cocaine craving, the Company selected selegeline for clinical evaluation based on the pharmacology of cocaine and the presumed mechanism of action of selegeline. Cocaine, among other actions, increases levels of the neurotransmitter dopamine in the brain. The Company believes that, in chronic cocaine users, the levels of dopamine decrease below normal levels in the absence of cocaine. The Company also believes that such decreased levels of dopamine may lead to a craving for cocaine and withdrawal symptoms. Selegiline elevates dopamine levels by inhibiting the enzyme, monoamine oxidase B (MAO-B), which degrades dopamine. The Company believes that this increase in dopamine may suppress the craving for cocaine and the symptoms of withdrawal.

    The National Institute on Drug Abuse ("NIDA") has estimated that approximately five million people in the United States used cocaine at least once during 1992 and approximately 1.3 million people used cocaine at least once a month during such year. The Company believes that many of these individuals could benefit from treatment. Despite the need for an effective medication to reduce physiological craving and serve as part of an integrated treatment program, no such product exists. The Company believes that Selegiline SR, if safe and effective, could be used in treatment programs as part of an integrated approach for treatment of cocaine addiction.

    Since there are no adequate animal models for this indication, the Company proceeded directly into clinical studies in humans to evaluate Selegiline SR's safety and efficacy. A Phase II safety/drug interaction study of Selegiline SR and cocaine was conducted in a limited number of cocaine addicts. The study, supported by NIDA, showed no problematic effects when cocaine and Selegiline SR were administered together. In November 1994, the Company commenced a Phase III multi-center clinical trial of Selegiline SR as a cocaine craving reducer, which is being funded by NIDA. The clinical portion of this trial was completed in December 1995. This Phase III trial will be the first indication of Selegiline SR's potential efficacy. If Selegiline SR proves to be effective, the Company plans to seek a collaborative partner for the remainder of the development and testing of this product. In 1996, a patent was issued to the Company with respect to its formulation of Selegiline SR.

    SELEGILINE SR FOR PARKINSON'S DISEASE: The Company is also developing Selegiline SR for the treatment of Parkinson's Disease. Selegiline, marketed as Eldepryl by Somerset/Sandoz, is currently indicated for the treatment of Parkinson's Disease as an adjunct to levodopa therapy. Orphan Drug exclusivity for the use of Eldepryl for this indication expires in 1996. Selegiline is a selective inhibitor of the enzyme monoamine oxidase type B (MAO-B), which is responsible for the degradation of dopamine in the human brain. By inhibiting MAO-B, selegiline increases dopamine levels, thereby potentiating and prolonging the effect of levodopa, which is the primary drug currently used in the treatment of Parkinson's Disease. Certain studies have also indicated that selegiline may be effective as monotherapy in early Parkinson's Disease.

    There are approximately  500,000 patients  with Parkinson's  Disease in  the
United   States.  In  1994,  the  U.S.  market  for  selegiline  (Eldepryl)  was approximately $84 million.

    Selegiline SR is designed to provide more convenient dosing than Eldepryl (once versus twice-a-day). The Company has completed a Phase I clinical study of Selegiline SR, which the Company believes, demonstrated that it selectively inhibits MAO-B and that it has equivalent bioavailability to Eldepryl given twice-a-day. The Company anticipates that if it enters into an agreement for the development and testing of Selegiline SR for cocaine craving, development of Selegiline SR for Parkinson's Disease will also be included. The Company has received a patent in 1996 with respect to its formulation of Selegiline SR.

    BCHE INJECTABLE FOR COCAINE OVERDOSE: The Company is developing an injectable form of BChE as an antidote for use in the treatment of cocaine overdose. BChE is an enzyme found principally in human blood plasma that acts rapidly to metabolize cocaine. The Company's BChE Injectable formulation is a highly stable solution that can be stored at room temperature, making it convenient for use in emergency rooms and emergency vehicles. Historically, there have been approximately 100,000 emergency room visits in the United States each year for cocaine overdose. There is currently no antidote for cocaine overdose and current therapies focus on the treatment of its symptoms.

    The Company has completed preclinical safety and efficacy studies funded by grants from NIDA, which the Company believes showed BChE to be safe and well-tolerated in animal models. These studies showed no effects of BChE on cardiovascular and central nervous system parameters or general behavior. They also showed that BChE significantly reduced the development of seizures and death in animals given large doses of cocaine. Preclinical toxicity and viral inactivation studies need to be completed prior to submission of an Investigational New Drug ("IND") filing for this product. Clinical testing cannot begin until the Company files an IND to which the FDA does not object.

    A patent was issued in January 1994 covering the Company's process for obtaining BChE derived from human plasma. See "-- Patents, Licenses and Proprietary Rights." In March 1992, the FDA granted Orphan Drug designation for the use of the BChE in the reduction and clearance of toxic blood levels of cocaine encountered during a drug overdose. See "-- Government Regulation."

    In August 1994, the Company licensed exclusive, worldwide rights to develop, produce and market its two BChE Injectable products to Rhone-Poulenc Rorer. Rhone-Poulenc Rorer has the responsibility for conducting the necessary preclinical and clinical studies, obtaining regulatory approvals and manufacturing and marketing the product worldwide. The Company will, upon request, provide consultation to Rhone-Poulenc Rorer pursuant to the terms of the license agreement. See "-- Licensing Agreements."

    BCHE INJECTABLE FOR POST-SURGICAL APNEA: The Company has also been developing BChE Injectable as a treatment for post-surgical apnea, a condition that sometimes results in death. Anesthesiologists use muscle blocking agents such as succinylcholine or mivacurium in connection with the administration of general anesthesia to patients undergoing surgery. After surgery, most patients resume breathing on their own because plasma BChE, which is naturally found in the blood, inactivates the neuromuscular blocker over a period of time. A small number of patients who have BChE deficiency, which can be genetic or acquired, do not resume breathing on their own and require mechanical ventilation. In addition, BChE could be useful in those situations where the anesthesiologist may wish to have control over neuromuscular blockade (such as with failed intubation, interrupted surgery, or surgery involving high risk patients). The Company estimates that there are approximately 30,000 surgical patients in the United States each year with a genetic or an acquired BChE deficiency.

    There is currently no adequate treatment for post-surgical apnea. Current treatments include ventilating the patient or using neostigmine. Neostigmine, although effective in certain situations, is ineffective during complete neuromuscular paralysis with mivacurium. The Company believes that its BChE Injectable product may be useful in these circumstances.

    The Company has completed preclinical studies suggesting BChE is safe and effective in reversing neuromuscular blockade. The Company has been granted Orphan Drug Designation for BChE Injectable in the treatment of post-surgical apnea. Such designation, however, does not assure that the FDA has not granted or will not grant orphan drug designation to similar products under development nor does it assure that the Company or its licensee will receive or maintain marketing exclusivity nor that it may be blocked from the market by a competitor's product. See "Business -- Government Regulations." The license granted to Rhone-Poulenc Rorer to develop, produce and market BChE Injectable also applies to BChE Injectable for post-surgical apnea. See "-- Licensing Agreements."

    ACYCLOVIR CD FOR VIRAL INFECTION: The Company is developing a controlled-release formulation of acyclovir, a compound used in the treatment of viral infections. The Company's formulation uses its Peptitrol technologies and is designed to enhance oral bioavailability and to be administered less frequently (e.g., once or twice-a-day). Acyclovir is currently available in oral form (tablets, capsules or as a suspension), as a topical application and as an injectable. The oral formulations are indicated for the treatment of initial episodes and management of recurrent episodes of genital herpes infections and acute treatment of herpes zoster ("shingles"). In addition to these uses, the injectable is approved for the treatment of herpes simplex encephalitis and for use in immunocompromised patients (e.g., AIDS and transplantation patients.). Acyclovir, marketed by Glaxo Wellcome as Zovirax, is the largest selling antiviral drug, with 1994 U.S. sales of approximately $569 million. Acyclovir will be off-patent in 1997.

    While current oral formulations of acyclovir allow the use of acyclovir outside of the institutional setting, there are problems associated with these formulations. Acyclovir is poorly and erratically absorbed (i.e., about 10% to 20% of the dose is absorbed), and bioavailability decreases with increasing dose levels. Therefore, in certain circumstances, the drug may need to be administered in very large doses

(e.g., 600-4000 mg per day). In addition, the drug may need to be given several times a day (e.g., every four hours, five times a day). This profile can result in poor patient compliance that can, in turn, compromise efficacy. The Company believes that these limitations can be addressed by a formulation that has good oral bioavailablity and that can be dosed more conveniently (e.g., once- or twice-a-day).

    The Company has substantially completed formulation development on two prototypes of Acyclovir CD. The Company has observed substantial increases in cellular transport in its Peptiscreen model using these formulations. The Company intends to file an IND for Acyclovir CD during 1997. The Company has applied for a patent covering one of its formulations of Acyclovir CD and intends to file a patent application covering the other formulation of Acyclovir CD, which is currently the Company's lead formulation for this product candidate.

    DHE IR FOR MIGRAINE HEADACHE: Using its Peptitrol technologies, the Company is designing a transmucosal formulation of DHE for treatment of migraine (vascular) headache by means of a buccal or sublingual tablet or a sublingual spray.

    Approximately 10% of the population (i.e., 25 million people) suffer from migraine headache. Of these, the Company believes that only about 40% (i.e., 10 million people) seek treatment. Currently marketed drugs can be classified into those used to: (a) terminate headache, (b) prevent headache or (c) provide symptomatic relief. Despite the large potential market and the availability of a large number of medications, none is ideal. Many products have poor efficacy or side effect profiles. In addition, the means of administration of many of the available medications (e.g., injectables or suppositories) are poorly accepted by patients.

    An  injectable  form of  DHE,  marketed as  DHE-45  by Sandoz,  is  a highly effective medication that is indicated for both the termination and the prevention of migraine headache. Sumatriptan, indicated for the termination of migraine headache, was introduced originally by Glaxo Wellcome as an injectable, and in 1995 in oral form. In 1994, sumatriptan had sales in the U.S. of $241 million. The Company believes that the headache market has expanded with the introduction of sumatriptan formulations and could be expanded further if DHE were available in a formulation that could be administered transmucosally or orally instead of by injection.

    The current method of administering DHE-45 by injection is poorly accepted by patients and most patients need to see their physician or go to a clinic or hospital emergency room for treatment. In addition, a delay in treatment may reduce the potential efficacy of DHE because the longer the migraine headache lasts, the more difficult it is to terminate. The formulation being developed by the Company is designed for administration at first sign of migraine. The Company's DHE product candidate could be self-administered by the patient. The transmucosal approach would offer the additional advantage over an oral formulation of rapid absorption of the drug directly into the bloodstream (with no first pass metabolism by the liver), resulting in more rapid termination of the headache.

    The Company initiated a Phase I clinical study of a rapidly dissolving buccal tablet formulation of DHE, but the results of this study were not favorable. Thereafter, the Company has used its Peptitrol drug delivery system, which is designed for oral delivery, to develop a new formulation of DHE. Preliminary screening in Peptiscreen has shown positive results in transport of DHE formulations across cell lines, as well as from the gastrointestinal tracts of animals. Because of the advantages of transmucosal delivery, the Company intends to initially focus on transmucosal delivery of DHE. If transmucosal delivery is not successful, the Company will focus on oral delivery of this product. The Company is seeking a collaborator prior to conducting further research and development of its DHE IR product.

    ALPRAZOLAM TD AND LORAZEPAM TD FOR ANXIETY: The Company is developing a once-a-day transdermal formulation of alprazolam and of lorazepam, both of which are benzodiazepine compounds for the treatment of anxiety. Currently available medications for the treatment of anxiety are immediate release and, although effective, result in fluctuating blood levels that the Company believes can lead to product dependence. The Company has utilized its transdermal delivery technology using flux enhancers to facilitate delivery of both alprazolam and lorazepam across skin. Alprazolam TD and Lorazepam TD, the Company's products under development, are both once-a-day transdermal formulations, designed to deliver steady blood levels of the medication.

    Research conducted by the American Psychiatric Association indicates that 8.3% of Americans (i.e. approximately 21 million people) suffer from anxiety. In 1992, $1.2 billion of anti-anxiety agents were marketed in the United States and Canada, and $2.4 billion were marketed worldwide. Alprazolam (marketed as Xanax by Upjohn) was the largest selling anti-anxiety medication in the United States, with sales in 1993 of approximately $510 million, which sales fell significantly in 1994 due to sales of generic versions of the drug. Lorazepam (marketed as Ativan by Wyeth Ayerst) is the second largest selling benzodiazepine medication, with 1994 sales of $148 million in the United States.

    Although the currently marketed anti-anxiety products are therapeutically effective, they have frequent dosing requirements (typically three to four times a day), the potential for adverse side effects (attributable to peak blood levels seen with administration of immediate-release products) and the potential for patients becoming dependent on the anti-anxiety product (which the Company believes is related to the sharp peaks and troughs in blood levels seen with immediate-release formulations). The Company believes that these drawbacks can be overcome with a sustained-release, long-acting (e.g., once-a-day) transdermal product. Should undesirable side effects occur, delivery of the medication can be stopped by simple removal of the transdermal patch.

    The Company is in the process of formulating prototypes of Lorazepam TD and Aprazolam TD to deliver the required dosage in transdermal screening models. The Company has developed a prototype of Lorazepam TD that is of a cosmetically acceptable size and that delivers the proper drug dosage but further development work is necessary in order to control the stability of the formulation. Preclinical testing in animal models has not yet commenced. The development of Lorazepam TD and Alprazolam TD is still in the very early stages and there can be no assurance that the Company will be successful in formulating a stable formulation of a cosmetically acceptable size.

    PI 181.2 TD FOR EMESIS: The Company is developing a long-acting (once-a-day) transdermal formulation of an FDA-approved compound that the Company believes has anti-emetic (anti-vomiting) properties. The Company believes that this compound (which it calls PI 181.2) could be used for a variety of indications, including chemotherapy-induced emesis, post-surgical nausea, pre-surgical nausea prophylaxis and weight maintenance in patients with AIDS. The Company estimates that there are 2.5 million episodes annually of chemotherapy in the United States requiring administration of an anti-emetic. Post-operative nausea occurs in about one-third of the estimated 25 million surgical procedures performed annually in the United States. Additionally, weight loss is a significant complication in many AIDS patients, and an easily administered, well-tolerated anti-emetic is expected to have benefits in this area.

    Most of the products sold in this area are off-patent medications that are administered orally or by injection. The major new entrant into this market is Zofran, an injectable marketed by Glaxo Wellcome. Both injectables and oral medications have certain drawbacks for this indication. Injectables must be given every few hours by a caregiver, are uncomfortable and can exacerbate an already traumatic procedure. Administration of oral medications can trigger emesis (vomiting) and, if emesis occurs subsequently, it is impossible to determine how much of the anti-emetic the patient absorbed. Transdermal delivery is the preferred route of administration because a patch can be easily applied, either by a caregiver in the hospital setting or by the patient at home, making it more cost effective than an injectable. Transdermal delivery also provides steady blood levels and a transdermal patch can be removed when desired.

    The Company has conducted experiments with different flux enhancers for transdermal delivery of PI 181.2 TD and has found drug delivery vehicles that deliver targeted amounts of the drug through human skin samples. The development of PI 181.2 TD is still in the very early stages and there can be no assurance that the Company will be successful in formulating a stable formulation of a cosmetically acceptable size.

    NIFEDIPINE  SR  FOR  CARDIOVASCULAR  DISEASE:    The  Company  is conducting
research for the purpose of developing a generic version of a once-a-day oral sustained-release formulation of nifedipine. Nifedipine is a

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calcium  channel  blocker used  for the  treatment  of hypertension  and angina.
Nifedipine is marketed as Procardia by Pfizer in the United States and as Adalat by Bayer AG both inside and outside of the United States. Procardia was originally introduced as a three to four times a day product for the treatment of angina. Subsequently, Pfizer introduced Procardia XL, an extended-release tablet that has expanded labeling (as a treatment for hypertension as well as angina) and is administered once a day. In 1993, sales of calcium channel blockers were estimated at $2.4 billion in the United States. In 1994, Procardia XL, the leading calcium channel blocker, had approximately $1.2 billion in sales in the United States.

    The Company believes that there is a significant market opportunity for products that are bioequivalent to Procardia XL. The Company is conducting research for the purpose of identifying and developing a formulation of nifedipine that is bioequivalent to Procardia XL, but which does not infringe Pfizer's existing patents on Procardia XL. The Company is aware that a number of companies are also attempting to develop generic formulations of Procardia XL. Although the patent on the compound nifedipine has expired, Pfizer has been issued patents with respect to its once-a-day formulation of nifedipine, which it markets as Procardia XL. There can be no assurance that the Company will be successful in developing a generic formulation that is bioequivalent to Procardia XL and that does not infringe Pfizer's patents. If the Company successfully develops the reformulation, the Company expects that it or its licensee will file an ANDA with the FDA with respect to the reformulation. Since the filing of an ANDA for a product covered by a patent is an act of infringement, the Company believes Pfizer would file a lawsuit against the Company and its licensee, if any, if it believed it had a claim that the Company's formulation was covered by Pfizer's patents. The Company is also aware that Pfizer has raised objections with the FDA in connection with attempts by other developers of generic sustained-release nifedipine to file ANDAs on the basis of bioequivalence to Procardia XL and Pfizer may institute other legal or regulatory challenges against developers of sustained-release generic nifedipine. See "Risk Factors -- Dependence on Patents and Proprietary Rights."

    INSULIN CD FOR DIABETES: The Company is in the process of evaluating a microemulsion formulation of insulin using its Peptitrol technologies. The Company's product candidate is designed to be administered orally as a liquid or in a soft gelatin capsule, with either immediate or sustained-release characteristics. Diabetes mellitus is the most common endocrine disease. The American Diabetes Association estimates that 14 million Americans have diabetes, only half of which are diagnosed; about 10% have insulin-dependent disease
(IDDM) and 90% have non-insulin-dependent disease (NIDDM). Insulin is required for treatment of all patients with IDDM and many patients with NIDDM.

    In preliminary tests using the Company's Peptiscreen model, a microemulsion formulation of insulin has exhibited increased cellular transport. A significant number of companies have attempted to develop an oral insulin product and, because of the difficulties of development, have not been successful. The development and testing of the Company's formulation of insulin is still in the very early stages and there can be no assurance that the Company will be successful in developing a product based on this research. The Company has filed a patent application on its formulation of insulin.

PEPTITROL AND PEPTISCREEN TECHNOLOGIES

    The Company has developed a portfolio of drug delivery and screening technologies designed to produce optimal delivery of a particular pharmaceutical product for a given indication. These technologies include its proprietary Peptitrol systems for the oral delivery of hard-to-deliver compounds, oral controlled-release and sustained-release delivery, transmucosal delivery through tissues in the oral cavity and transdermal delivery.

    The Company has developed its proprietary Peptitrol drug delivery technologies for the enhanced oral delivery of poorly absorbed pharmaceutical compounds that are hard to deliver or have poor oral bioavail-ability, such as peptides and other large molecules. The Peptitrol drug delivery systems use one or more hydrophobic or hydrophilic materials to protect the pharmaceutical compound from degradation and to increase absorption of the compound from the gastrointestinal tract. The Company then uses its Peptiscreen cell culture screens to rapidly test formulations developed using Peptitrol technologies. Peptitrol consists of

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several drug  delivery  approaches  --  a drug  delivery  system  consisting  of hydrophobic materials to enhance absorption; a multilamellar system comprised of alternating layers of hydrophobic and hydrophilic materials that can incorporate the compound as well as sustained-release materials, and two microemulsion systems.

    The Company uses its Peptiscreen system to systematically screen its formulations. Peptiscreen permits high throughput screening of a large number of formulations to test the extent to which various formulations may be absorbed from the gastrointestinal tract and which of the formulations may result in commercially acceptable levels of transport. The screens utilize cell lines that mimic different aspects of the gastrointestinal mucosa. One principal screen, for example, uses cells that grow and differentiate, develop tight junctions, which prevent most materials from passing between the cells, actively transport glucose, develop a brush border, and have barrier properties, all similar to gastrointestinal cells. Different screens are used depending on the formulation characteristics desired.

    The Company believes that its Peptitrol systems have general applicability to the formulation of peptides and proteins (such as those developed by biotechnology companies), as well as small molecular weight compounds (such as those traditionally developed by pharmaceutical companies). The Company has tested its systems in its Peptiscreen cell cultures on peptides having a molecular weight of up to approximately 5600 daltons, and the systems appear to be able to transport peptides having a molecular weight up to this level. However, the Company's testing is preliminary and there can be no assurance of the extent to which the technology will prove to be effective for peptides or other large molecules in clinical testing.

LICENSING AGREEMENTS

    On August 25, 1994, the Company and Rhone-Poulenc Rorer signed a worldwide licensing agreement to develop BChE for use in the treatment of cocaine overdose and the reversal of post-surgical apnea. The agreement grants Rhone-Poulenc Rorer the exclusive right to develop, produce and market, at its sole expense, human pharmaceutical or diagnostic products that contains BChE as an active ingredient for the diagnosis, prevention or treatment of any human disease or medical condition. Under the terms of the agreement, the Company received a $2,000,000 license fee upon execution and will receive certain milestone payments and royalties based on net sales. Rhone-Poulenc Rorer has assumed responsibility for the further preclinical and clinical development and commercialization of this product and the Company has agreed to assist in such development by providing consultation, at the request and expense of Rhone-Poulenc Rorer. Rhone-Poulenc Rorer has the right to investigate additional indications for this product.

    On July 1, 1996, the Company entered into an exclusive license agreement with Athena for the worldwide marketing, sale and distribution of Carbatrol. Carbatrol will be marketed (under the name Carbatrol or under another name selected by Athena) in the United States by Athena and by its affiliates or sublicensees in the rest of the world. Under the agreement, Athena (i) will make a $2.0 million payment within ten days of execution of the agreement, (ii) will fund all future development cost associated with Carbatrol which are approved by a steering committee, (iii) will make a milestone payment of up to $8.0 million upon FDA approval of the Company's Carbatrol NDA, of which $5.0 million is creditable against future royalty payments which may be earned on product sales, and (iv) will make future royalty payments to the Company based on net sales of Carbatrol and sublicensing revenues. The milestone payment is conditioned upon the absence of any finding of exclusivity for CIBA-Geigy's Tegretol XR or any actual or threatened proceeding seeking such a finding. Further, the agreement may be terminated in Athena's discretion under certain circumstances. The Company is responsible initially for supplying Carbatrol to Athena. The Company has entered into an exclusive agreement with a third party to manufacture the pellets that contain the active ingredient of Carbatrol and has entered into an agreement with another third party to encapsulate and package the product. Athena has agreed to be responsible for the costs under these agreements and for the manufacture of Carbatrol after the expiration of these agreements. See " -- Manufacturing." Athena has been granted the right to purchase 220,000 shares of Common Stock in this offering.

COMPETITION

    Most of the Company's product candidates are reformulations of drugs that will be off-patent when the Company's products are introduced. All of the Company's proposed products will face competition from

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
existing therapies, more traditional forms of drug delivery and advanced delivery systems and drugs being developed by others. Competition for the development of drug delivery products is intense and expected to increase. The Company is aware of a number of drug delivery companies and large pharmaceutical companies that develop or market sustained-release oral dosage systems, have developed transdermal drug delivery systems, transmucosal systems or have active research and development programs in controlled-release methods. Many companies also are developing technologies for the oral delivery of peptides and other poorly absorbed molecules. Most of the Company's competitors have substantially greater financial resources and larger research and development staffs than the Company, as well as substantially greater experience in developing products, in obtaining regulatory approvals and in manufacturing and marketing pharmaceutical products. There can be no assurance that the Company will successfully develop technologies and products that are more convenient, more effective, result in fewer side effects or are more affordable than those being developed by its competitors. Furthermore, there can be no assurance that product introductions or developments by others will not render the Company's products or technologies noncompetitive or obsolete or that patents issued to competitors may not prevent the Company from pursuing certain products.

    The Company will compete with off-patent drug manufacturers, brand-name pharmaceutical companies that manufacture or market off-patent drugs, the original manufacturers of brand-name drugs that continue to produce such drugs after patent expirations or introduce generic or improved versions of their branded products, drug companies developing formulations of off-patent drugs and manufacturers of new drugs that may compete with the Company's formulations of off-patent products and other drug delivery companies developing formulations of off-patent drugs or new chemical entities. For example, CIBA-Geigy has developed an extended-release formulation of Tegretol which was approved in March 1996 and will compete directly with Carbatrol, if and when it is approved. In addition, the Company is aware of several companies with significantly greater resources that are seeking to develop generic formulations of sustained-release nifedipine (Procardia XL).

    The Company's products under development will compete with existing therapies for epilepsy, Parkinson's Disease, migraine headache, anxiety, emesis, cardiovascular disease, viral infection and diabetes. Specifically, to the extent that the active ingredient in the Company's products consist of available compounds such as carbamazepine or selegiline, the Company's products will be competing with the brand-name product originally making use of the compound. Generally, brand-name versions of pharmaceutical compounds have a market advantage over other products using the same compound. In addition, to the extent that the manufacturers of the brand-name products seek to develop or market their own sustained-release versions of products, such as CIBA-Geigy's extended-release formulation of Tegretol, the Company may find itself at a competitive disadvantage by virtue of their ability to use the name-brand in the advertising of their products.

    The Company's competitive position also depends upon its ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often lengthy period between technological conception and commercial sales.

MANUFACTURING

    The Company generally intends to develop its products and commence clinical testing in humans and then to seek a collaborator to undertake further testing, obtain regulatory approval, manufacture, distribute and market such products. The Company expects that its collaborators will assume responsibility for manufacturing, distribution and marketing. If the Company is unable to enter into a collaborative arrangement for a particular product on acceptable terms or enters into a license agreement where the licensee is unwilling to assume the responsibility for manufacturing, then the Company may assume responsibility for manufacturing the product. The Company has no manufacturing facilities and generally plans to rely upon contract manufacturers to manufacture its initial products. The Company believes that there is currently sufficient capacity worldwide for the production of its product candidates. The Company intends to establish manufacturing arrangements with manufacturers that comply with FDA-mandated cGMP requirements and other applicable regulations, although there is no assurance that the Company will be able to do so.

    The Company has contracted with Niro Inc. ("Niro") for the production of pellets for Carbatrol. The Company's agreement with Niro provides for Niro to act as the exclusive manufacturer of carbamazepine pellets according to the Company's specification for a minimum period of three years from the commencement of production. The Company is obligated to order a minimum quantity of pellets and pay Niro a fixed price per kilogram of pellets for the first three years of production under the agreement. Niro has further agreed not to manufacture any carbamazepine product for a third party so long as the agreement is in effect. The agreement with Niro will automatically renew from year to year on terms mutually agreed upon not less than two years prior to such renewal. Niro must provide a minimum of two-years prior written notice of non-renewal and the Company must provide a minimum of one-year prior notice of non-renewal. If the Company cancels this agreement prior to the initial year of production or does not give notice to commence production on or before October 1, 1996, the Company may be required to reimburse Niro for certain direct costs incurred by Niro. The Company has also entered into an agreement with The P.F. Laboratories, Inc. ("P.F. Labs") for the encapsulation and packaging of Carbatrol. The Company's agreement with P.F. Labs provides for P.F. Labs to act as the exclusive encapsulator of Carbatrol according to the Company's specifications and requirements. The Company is obligated to order a minimum number of capsules from P.F. Labs at a fixed price for the first year of the agreement, which price shall be subject to negotiation thereafter. Under its agreement with Athena, the Company will be responsible for supplying Carbatrol through its contract manufacturers and Athena has agreed to pay the costs of manufacture under such contracts. Athena is obligated to assume responsibility for manufacture of Carbatrol after expiration of these agreements.

    The Company has no experience in volume manufacturing. The Company intends to establish and maintain its own quality control program for certain of its products, including a set of standard operating procedures designed to assure that the Company's products are manufactured in accordance with cGMP and other applicable regulations. Should the Company need or elect to establish a manufacturing facility, it will require substantial additional funds and will need to hire significant additional qualified personnel.

    The Company's revenues from BChE are dependent upon the ability of Rhone-Poulenc Rorer to develop, produce, register and market the BChE Injectable products and to obtain an adequate supply of blood plasma necessary to produce commercial quantities of BChE. Additionally, plasma suppliers obtain their supply from human donors who are limited as to the amount and frequency of donations. Should the supply of suitable plasma donors decline, the ability of Rhone-Poulenc Rorer to produce and sell BChE Injectable products could be adversely affected. See "Risk Factors -- Limited Manufacturing Capability and Experience" and "-- Uncertainty of Supply of BChE; Product Safety."

MARKETING

    The Company's revenues from BChE will be dependent upon the ability of Rhone-Poulenc Rorer to develop and market the BChE Injectable products. Revenues from Carbatrol will be dependent upon Athena's ability to market, sell and distribute Carbatrol on its own in the United States and by its affiliates or sublicensees in the rest of the world. The Company generally intends to enter into collaborative arrangements to complete development, manufacturing, distribution and marketing of its product candidates or enter into agreements for the distribution and marketing of the product. In either case, third parties would be primarily responsible for marketing. However, in the future, the Company may co-promote or retain U.S. marketing rights to certain of its products. In selecting these products, the Company expects to target concentrated market segments that can be addressed adequately by a relatively small sales force; however, significant additional expenditures and management resources will be required to develop an external sales force and implement its marketing strategy if the Company decides to market products directly. There can be no assurance that the Company's collaborators will be successful in marketing products, or that the Company will be able to establish a successful marketing force. See "Risk Factors -- No Marketing and Sales Capability; Dependence Upon Third Parties for Marketing."

PATENTS, LICENSES AND PROPRIETARY RIGHTS

    The Company's policy is to protect its technology by, among other things, filing patent applications for technologies and products it considers important in the development of its business. In addition to filing

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
patent applications in the United States, the Company has filed, and intends to file, patent applications in foreign countries on a selective basis. The Company also relies on trade secrets, unpatented know-how and technological innovation to develop and maintain its competitive position.

    In 1994, a patent expiring in 2011 was issued to the Company covering the process for obtaining BChE from plasma. The Company believes that another approach may be available for producing BChE using recombinant methods. As a result, other parties may be able to manufacture BChE for any and all purposes without infringing the Company's patent. In 1994, a patent expiring in 2011 was also issued covering the formulation of the Company's Carbatrol product. In 1995, two patents were issued based on the Company's Peptitrol technologies. One of the patents, which expires in 2014, is directed to a pharmaceutical preparation of a drug which is poorly soluble in water and which is incorporated into particles comprised of hydrophobic fatty acid ester. The second patent, which also expires in 2014, is directed to a pharmaceutical preparation of a drug incorporated into particles formed of alternate layers of hydrophobic and hydrophilic materials. In addition, in 1996, a patent, which expires in 2015, was issued covering the formulation of the Company's Selegiline SR product.

    Applications have also been filed for patents covering specific formulations of acyclovir and insulin based on the Company's Peptitrol technologies. The Company is aware of other pharmaceutical companies that are working with microemulsions or hydrophobic materials for use in drug delivery. The Company intends to prepare additional patent applications relating primarily to its transdermal products and products using its Peptitrol technologies. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that the Company's issued patents or any patents subsequently issued to or licensed by the Company will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent, in some cases without payment. There can be no assurance that the Company's patents will not be infringed or successfully avoided through design innovation.

    There can be no assurance that patents or patent applications owned by or licensed to the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. For example, other companies are evaluating microemulsion, hydrophobic, transdermal, transmucosal and sustained-release oral formulations. It is also possible that third parties may obtain patent or other proprietary rights that may be necessary or useful to the Company. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent the Company from using certain technology or from further developing or commercializing certain products. If licenses from third parties are necessary but cannot be obtained, commercialization of the related products would be delayed or prevented. The Company is aware of patent applications and issued patents belonging to competitors and it is uncertain whether any of these, or other filed patent applications of which the Company may not have any knowledge, will require the Company to alter its potential products or processes, pay licensing fees or cease certain activities.

    The Company's principal products are reformulations of existing products. Therefore, patents, if any, issued to the Company will only cover the Company's formulation of the product or the process for manufacturing the product. Others may be able to develop formulations which provide similar advantages to the Company's, but which do not infringe the Company's patent. Additionally, patents issued or which may be issued in the future with respect to Peptitrol or other drug delivery systems may not be sufficiently broad to preclude others from developing products that compete with products developed by the Company. For example, although the Company's issued patents and patent applications relating to Peptitrol may prevent competitors from developing products using formulations covered by the Company's patents, the patents would not completely preclude other companies from formulating drugs using these technologies or other technologies that could provide similar results.

    The Company's product candidates may conflict with patents that have been or may be granted to competitors, universities or others. In addition, such other persons could bring legal actions against the

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Company claiming damages and  seeking to enjoin  manufacturing and marketing  of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume substantial resources.

    The Company is conducting research to identify and develop a reformulation of nifedipine which is bioequivalent to Procardia XL, without infringing Pfizer's existing patents on Procardia XL. While the patent on the compound nifedipine has expired, Pfizer has been issued patents with respect to its once-a-day formulation of nifedipine, which it markets as Procardia XL. If the Company successfully develops a nifedipine reformulation, the Company expects that it or its licensee will file an ANDA with the FDA with respect to the reformulation. There can be no assurance that the Company will be successful in developing a generic reformulation that is bioequivalent to Procardia XL and that does not infringe Pfizer's patents. Since the filing of an ANDA for a product covered by a patent is an act of infringement, the Company believes Pfizer would file a lawsuit against the Company and its licensee, if any, if it believed it had a claim that the Company's formulation was covered by Pfizer's patents. The good faith filing of a patent action could delay the approval of an ANDA for a period of up to 30 months or longer if so ordered by a court. If Pfizer successfully asserts its patents, the Company may be enjoined from selling its product until Pfizer's patents expire.

    The Company also relies on unpatented technology, trade secrets and information and no assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to the Company's technology or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented technology, trade secrets and information. The Company requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with the Company. The agreements generally provide that all inventions conceived by the individual in the course of employment or in the providing of services to the Company and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's information in the event of unauthorized use or disclosure of such confidential information.

GOVERNMENT REGULATION

    The Company's activities and products are subject to extensive and rigorous regulation by a number of governmental entities, especially by the FDA in the United States and by comparable authorities in other countries. These entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, promotion, distribution and sale of the Company's products. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources and is often uncertain. Many products that initially appear promising ultimately do not reach the market because they are not found to be safe or effective, as demonstrated by testing required by government regulation during the development process. In addition, there can be no assurance that this regulatory framework will not change or that additional regulation will not arise at any stage of the Company's product development that may affect approval, delay an application or require additional expenditure by the Company. Moreover, even if approval is obtained, failure to comply with present or future regulatory requirements, or new information adversely reflecting on the safety or effectiveness of the approved drug, can lead to FDA withdrawal of approval to market the product. Failure to comply with applicable FDA and other regulatory requirements can result in sanctions being imposed on the Company and any of its contract manufacturers or distributors. Typical sanctions include warning letters, fines, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, refusals of the FDA to grant premarket approval of drugs or to allow the Company to enter into government supply contracts, withdrawals of previously approved marketing applications and criminal prosecution.

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
    The activities required before a pharmaceutical product may be marketed in the U.S. primarily begin with preclinical testing. Preclinical tests include laboratory evaluation of product chemistry and other end points and animal studies to assess the potential safety and efficacy of the product as formulated. Many preclinical studies are regulated by the FDA under a series of regulations called the current Good Laboratory Practice (cGLP) regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated.

    The entire body of preclinical development work necessary to administer investigational drugs to volunteers or patients is summarized in an IND submission to the FDA. FDA regulations provide that human clinical trials may begin 30 days following the submission and receipt of an IND, unless the FDA advises otherwise or requests additional information, clarification or additional time to review the IND submission. There is no assurance that the submission of an IND will eventually allow a company to commence clinical trials. Once trials have commenced, the FDA may stop the trials, or particular types of trials, by placing a "clinical hold" on such trials because of concerns about, for example, the safety of the product being tested or the adequacy of the trial design. Such holds can cause substantial delay and in some cases may require abandonment of a product.

    The regulatory process required to be completed by the FDA before a new drug delivery system may be marketed in the United States depends significantly on whether the drug (which will be delivered by the drug delivery system in question) has existing approval for use and in what dosage forms. If the drug is a new chemical entity that has not been approved, then the process includes (i) preclinical laboratory and animal tests, (ii) an IND application that has become effective, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug in its intended indication and (iv) FDA approval of an NDA. If the drug has been previously approved, then the approval process is similar, except that certain toxicity tests normally required for the IND may not be necessary. Even with previously approved drugs, additional toxicity testing may be required when the delivery form is substantially changed. Approval of a drug in a new delivery system may require demonstration of bioequivalence or clinical studies to demonstrate safety and efficacy. Because certain of the Company's drug delivery mechanisms, by design, produce high drug concentrations at the surface of the oral mucosa or skin, new toxicity tests at this site may need to be performed.

    Clinical testing involves the administration of the drug to healthy volunteers or to patients under the supervision of a qualified principal investigator, usually a physician pursuant to an FDA reviewed protocol. Each clinical study is conducted under the auspices of independent Institutional Review Boards (IRBs) at the institutions at which the study will be conducted. An IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of patients or normal volunteers, primarily for safety, in one or more dosages, as well as characterization of a drug's pharmacokinetic and/or pharmacodynamic profile. In Phase II, in addition to safety, the efficacy of the product is evaluated in a patient population. Phase III trials typically involve additional testing for safety and clinical efficacy and an expanded population at geographically dispersed test sites. A clinical plan, or "protocol," accompanied by the approval of the IRB, must be submitted to the FDA prior to the commencement of each clinical trial. All patients involved in the clinical trials must provide informed consent prior to their participation. The FDA has the authority to order the temporary or permanent discontinuation of a clinical trial.

    A company seeking FDA approval of a drug must file an application with the FDA pursuant to the FDC Act, as amended in 1984 by the DPCPTRA. The FDC Act, as amended, provides for several types of applications, including an NDA, which may be filed under either Section 505(b)(1) or Section 505(b)(2) of the Act, and an ANDA under Section 505(j) of the FDC Act. The type of application required to be filed depends upon a variety of factors, including the nature of the drug and the extent and availability of scientific data supporting the application.

    A 505(b)(2) NDA is an NDA submitted under section 505(b) of the FDC Act for a drug for which the investigations described in section 505(b)(1)(A) of the FDC Act (full reports of safety and effectiveness) and relied upon by the applicant for approval of the application were not conducted by or for the applicant and are not investigations for which the applicant has obtained a right of reference or use from the person by or for whom the investigations were conducted. In contrast, an ANDA may not contain human clinical data other than bioavailability studies. Under the DPCPTRA, the FDA may not approve any version of a pioneer drug for marketing which is submitted to FDA either in the form of a 505(b)(2) NDA or an ANDA until all relevant patents for the pioneer drug have expired, or until the patent owner is notified of the application and given an opportunity to litigate any patent related disputes. The patent holder can bring a patent suit against the ANDA or 505(b)(2) NDA applicant. If such a lawsuit is filed, the DPCPTRA mandates an automatic stay of approval of the ANDA or 505(b)(2) NDA application for up to 30 months (subject to extension), unless a court of last appeal has ruled in favor of the ANDA or 505(b)(2) NDA applicant. A petition submitted by Pfizer in 1993 to the FDA sought to prohibit reliance by an applicant under a 505(b)(2) NDA on safety and other data in an approved NDA file. The FDA recently denied the petition but did not decide the legal merits of the issues presented. Accordingly, any future FDA decision in favor of legal arguments similar to those in the denied petition could have a significant adverse effect on the FDA's approval of 505(b)(2) NDAs because 505(b)(2) applicants would have to obtain required data on the original pioneer drug formulation that otherwise meets the data definition in 505(b)(2) or that the applicant conducts itself. This could delay submission and/or approval of such an application.

    The DPCPTRA permits the FDA to approve for marketing a generic drug (i.e., a duplicated or related version of an approved pioneer new drug) that has been shown to be as safe and effective as a pioneer new drug whose patents have expired, but without the submission of "full reports" of safety and effectiveness. These provisions do not apply to insulin or biological products. A sponsor may seek to obtain FDA approval through the submission of an ANDA if the drug product is: (1) the same as an approved pioneer new drug product with respect to active ingredient(s), route of administration, dosage form, strength and conditions of use recommended in the labeling; or (2) a product with certain changes from an approved product (i.e., a combination drug with one different active ingredient or a product with a different route of administration, dosage form or strength) if the FDA has approved a petition from the prospective applicant. Generally, a sponsor of an ANDA need not conduct clinical investigations of safety and effectiveness other than to demonstrate that its product is bioequivalent to the pioneer new drug product. By law, the FDA cannot approve an ANDA unless it finds that the generic drug product is both bioequivalent and therapeutically equivalent to the pioneer drug product. Some states, however, make their own bioequivalency determinations for purposes of listing the generic drug on the state pharmacy formulary, which is necessary to allow the generic drug to be substituted for the pioneer drug.

    If the FDA does ultimately approve an NDA or 505(b)(2) NDA for a product, it may require, among other things, postmarketing testing, including potentially expensive Phase IV studies, and surveillance to monitor the safety and effectiveness of the drug. In addition, the FDA may in some circumstances impose restrictions on the use of the drug that may be difficult and expensive to administer. Product approvals may be withdrawn if compliance with regulatory requirements are not maintained or if problems occur after the product reaches the market. After a product is approved for a given indication in an NDA (or PLA/ELA), subsequent new indications or dosages for the same product are reviewed by FDA via the filing and upon approval of a supplemental application ("sNDA"). The appropriate sNDA is much more focused than the NDA and deals primarily with safety and efficacy data related to the new indication or dosage, and labeling information for the sNDA indication or dosage. Finally, the FDA requires reporting of certain information that becomes known to a manufacturer of an approved drug.

    Biologics,  such as  the Company's  BChE product,  are licensed  pursuant to
Section 351 of the Public Health Service Act, rather than approved pursuant to an NDA, 505(b)(2) NDA or ANDA under the FDC Act, as amended by the DPCPTRA. FDA approval of both a product license application ("PLA") and an establishment license application ("ELA") for the particular product and the facility manufacturing the product, respectively, are required. The requirements for approval of a PLA/ELA or supplemental PLA for new dosages or indications are comparable to the requirements for approval of an NDA. However, there is no procedure comparable to an ANDA for the approval of generic biologics based on bioquivalence to an approved pioneer biologic.

    Under the Orphan Drug Act, the FDA may designate a product or products as having Orphan Drug status to treat a "rare disease or condition," which is a disease or condition that affects populations of less than 200,000 individuals in the United States, or, if victims of a disease number more than 200,000, the sponsor establishes that it does not realistically anticipate its product sales will be sufficient to recover its costs. If a product is designated as an Orphan Drug, then the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product, including high-priority FDA review of an NDA (or PLA/ELA) if the indication is for a serious or life-threatening disease. In addition, the sponsor that obtains the first marketing approval for a designated Orphan Drug for a given indication is eligible to receive marketing exclusivity for a period of seven years. There may be multiple designations of Orphan Drug status for a given drug and for different indications. However, only the sponsor of the first approved NDA (or PLA/ ELA) for the same drug (as defined by the FDA) for its use in treating a given rare disease may receive marketing exclusivity for such use. Similar products considered the same drug will be blocked from the market for seven years from the approval of the first Orphan Drug for that indication. Even if a sponsor of a product for an indication for use with an Orphan Drug designation is the first to obtain FDA approval of an NDA (or PLA) for that designation and obtains marketing exclusivity, another sponsor's application for the same drug product may be approved by the FDA during the period of exclusivity if the FDA concludes that the second drug product is clinically superior or if the first sponsor is not able to supply adequate quantities of the drug product.

    Although it may be advantageous to obtain Orphan Drug status for eligible products, there can be no assurance that the precise scope of protection that is currently afforded by Orphan Drug status will be available in the future or that the current level of exclusivity will remain in effect. The Company's BChE Injectable product has been designated an Orphan Drug for both cocaine overdose and post-surgical apnea indications by the FDA and, under current laws, the Company is eligible to receive seven years of market exclusivity for each indication if it is the first sponsor to receive FDA approval for such indications. Such designation, however, does not assure that the FDA has not granted Orphan Drug designation to similar products under development nor does it assure that it will receive or maintain marketing exclusivity nor that it may not be blocked from the market by a competitor's product. The Company has granted Rhone-Poulenc Rorer an exclusive worldwide license to develop, manufacture and market BChE Injectable, and its subsidiary Armour is pursuing the clinical investigation necessary to obtain the required safety and efficacy data to support the filing of a PLA for this product for the two Orphan Drug indications. Only if Rhone-Poulenc Rorer successfully completes the required clinical investigations and is the first sponsor to obtain FDA approval of a PLA for the two Orphan Drug indications will it be eligible to receive market exclusivity. There is no assurance, however, that Rhone-Poulenc Rorer will be the first sponsor to obtain FDA approval to market BChE for either of these indications for use or obtain a period of market exclusivity. The FDA may approve a second application to market a drug for the same indication if the developer establishes that its drug is a clinically superior product or not the same drug as defined by FDA regulations. If FDA should approve BChE for an indication broader than the Orphan Drug designation, the product might not be entitled to exclusive marketing rights. The failure of Rhone-Poulenc Rorer to obtain such marketing exclusivity could have an adverse affect on Rhone-Poulenc Rorer's ability to market the BChE Injectable product.

    Manufacture of a biologic product, such as the Company's BChE Injectable, must be in a facility covered by an FDA-approved ELA. Manufacture, holding and distribution of both biologic and non-biologic drugs must be in compliance with cGMP. Manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical and other compliance with those requirements. The labeling, advertising and promotion of a drug or biologic product must be in compliance with FDA regulatory requirements. Failure to comply with applicable requirements relating to manufacture, distribution or promotion can lead to FDA demands that manufacturing, production and shipment cease until changes are made and approved by the FDA. In some cases, such failures can lead to product recalls, or to enforcement actions that can include seizures, injunctions and criminal prosecution or FDA withdrawal of approval to market the product. If the Company is required to improve manufacturing operations prior to receiving FDA approval of the product, marketing approval could be substantially delayed.

    To date, the Company has filed INDs and is conducting clinical trials on two of its products, and an additional five of the Company's product candidates could be ready to enter either Phase I or Phase III clinical trials during the next 12 months. The Company's NDA for Carbatrol was accepted for filing on June 1, 1996 and the Company has completed the clinical portion of the Phase III study on its Selegiline SR product for the cocaine craving indication (although the results of such study are not yet available). The Company has completed Phase I clinical trials on its Selegiline SR product for the Parkinson's Disease indication and intends to commence Phase III clinical studies on Selegiline SR for the foregoing indication upon obtaining a collaborative partner. See "-- Products In Development." There can be no assurance that any required FDA or other governmental approval will be granted or, if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of the Company's proposed products and cause the Company to undertake costly procedures. A number of other factors related to the FDA approval process, however, may delay or preclude approval of any of the Company's products. In addition, the extent of potentially adverse government regulations that might arise from future administrative action or legislation cannot be predicted. Failure to obtain FDA approval to market Carbatrol, Selegiline SR or any of its other products under development could have a material adverse effect on the Company.

    The Company has submitted or intends to submit 505(b)(2) NDAs or ANDAs for Carbatrol, Selegiline SR and certain of its other non-biological drug products under development. There can be no assurance, however, that the FDA would permit the Company to obtain marketing approval of these products through such submissions. Nor can there be any assurance that the Company, if challenged, would be able to demonstrate that any applicable patent relating to the approved new drug product will not be infringed or is invalid or be able to defend successfully against any litigation brought by the patent holder. Failure to obtain marketing approval for Carbatrol, Selegiline SR or any other drug product for which the Company seeks to obtain approval through the submission of an ANDA or 505(b)(2) NDA on a timely basis, if at all, could have a material adverse effect on the Company.

    The DPCPTRA grants marketing exclusivity to certain NDAs and NDA supplements submitted to the FDA after 1984. To qualify for three years of marketing exclusivity for an NDA supplement, the pioneer must submit an NDA supplement that contains reports of new clinical investigations (other than bioavailability studies) that are "essential to approval" and "conducted or sponsored by the applicant." The three-year exclusivity will cover "a change approved in the supplement." While the FDA has declined to formally define what changes are covered by this language, it could include a new indication, dosage form, strength, route of administration or dosing regimen. Therefore, if the FDA approves a sponsor's NDA supplement and such NDA supplement contains clinical studies (other than bioavailability studies) that are new, are essential to approval, and are conducted or sponsored by the applicant, the FDA may not approve a 505(b)(2) NDA or an ANDA for the same "change approved in the supplement" for three years from the date of approval of the pioneer's NDA supplement. Thus, 505(b)(2) NDAs or ANDAs submitted after the sponsor's NDA supplement has been approved may not be approved or the product may not be marketed in the United States until the end of that three-year period.

    Until FDA approval of an NDA, FDA filings are not public and it is typically not known what, if any, clinical studies are submitted by a sponsor. In this connection, however, the Company received information pursuant to a FOIA request that CIBA-Geigy has filed, and obtained approval on March 25, 1996, for, an NDA supplement for an extended-release formulation of carbamazepine under its brand name Tegretol. The FOIA documentation further discloses that CIBA-Geigy requested that the FDA grant it three years market exclusivity commencing on the date of approval of the Tegretol NDA supplement and that the FDA denied CIBA-Geigy's request for such exclusivity.

    In order to export an unapproved drug or biologic for commercial sale in a foreign country, a company must comply with the FDA Export Reform and Enhancement Act of 1996 (the "EREA"). The EREA permits a product not approved for sale in the United States to be exported to any country, without FDA export approval, if the following two requirements are met: first, the product must be lawful in the country of destination; second, the product must have been approved for marketing in one of the following countries:

Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa and countries in the European Union (EU) or European economic area. The EREA also provides other methods which require FDA authorization for the export of unapproved products.

    In recent years, there have been numerous proposals to reform the healthcare system in the United States, including currently pending legislation relating to Medicare and Medicaid. Some of these proposals have included measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. The Company's ability to commercialize its products successfully may also depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Such third-party payors are increasingly challenging the price of medical products and services. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to proposed or actual legislation. The Company cannot predict the effect health care reform may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the company. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on this investment in product development.

    The Company is also subject to regulation by the Occupational Safety and Health Administration ("OSHA"), the Environmental Protection Agency ("EPA"), the Drug Enforcement Administration ("DEA") and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. Either or both of OSHA or the EPA may promulgate regulations that may affect the Company's research and development programs. Establishments handling controlled substances, such as alprazolam and lorazepam, must be licensed and are inspected by the DEA. The Company is unable to predict whether any agency will adopt any regulation which would have a material adverse effect on the Company's operations.

    To market its products abroad, the Company is also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing, among other things, the design and conduct of human clinical trials, pricing regulations and obtaining marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may be longer or shorter from that required to obtain FDA approval, and approval or other product requirements may differ. At present, foreign marketing authorizations are applied for at a national level, although within the EU, certain registration procedures are available to companies wishing to market a product in more than one EU member country. If a regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, marketing authorization is almost always granted. The foreign regulatory approval includes all of the risks associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by other countries.

FACILITIES

    The Company is located in a 44,500 square foot facility containing both office and laboratory space in Rockville, Maryland. The facility is subleased from Corning Clinical Laboratories, Inc. The sublease has a five-year term, beginning May 1, 1995, with the first and second month rent abated, and nine months of additional free rent. The initial rental rate is $601,000 per annum, increasing by 3% per annum in each year of the sublease term.

HUMAN RESOURCES

    As of July 1, 1996, the Company had 55 employees, 45 of whom were engaged in research and development activities. The Company's employees are not governed by any collective bargaining agreement and the Company believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company, and their ages as of July 1, 1996, are as follows:

                 NAME                        AGE                           POSITION
- ---------------------------------------      ---      ---------------------------------------------------
James D. Isbister (1)                            59   Chief Executive Officer and Chairman of the Board
                                                       of Directors
Robert S. Cohen                                  53   President and Chief Operating Officer
Krystyna Belendiuk, Ph.D.                        45   Senior Vice President -- Business Development,
                                                       Director and Secretary
James D. Russo                                   49   Senior Vice President -- Chief Financial Officer
                                                       and Treasurer
Edward M. Rudnic, Ph.D.                          40   Senior Vice President -- Development and Technical
                                                       Operations
James H. Cavanaugh, Ph.D. (1)(3)                 59   Director
Max Link, Ph.D. (2)(3)                           55   Director
Lawrence C. Hoff (2)                             67   Director

- --------------
(1) Member of Executive Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

    The Board of Directors currently consists of five members. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

    JAMES D. ISBISTER has been President, Chief Executive Officer and a Director of the Company since January 1990 and was appointed to serve as the Chairman of the Board of Directors in October 1995. Effective July 1, 1996, Mr. Isbister resigned as President of the Company with the appointment of Robert S. Cohen as President, but continues to serve as Chairman of the Board and Chief Executive Officer. Mr. Isbister plans to retire as Chief Executive Officer no later than January 1, 1997. From 1986 until January 1989, Mr. Isbister was Senior Vice President of Consolidated HealthCare and served as President of its subsidiary, Combined Technologies, Inc. Mr. Isbister served as Senior Vice President of the National Blue Cross and Blue Shield Association (the "Association") from 1980 to 1986 and as a consultant to the Association from January 1989 to January 1990. From 1978 to 1980, Mr. Isbister was the Associate Director for Management of the U.S. International Communication Agency. Mr. Isbister served as Deputy Director of the National Institute of Mental Health from 1970 to 1974 and as the first Director of the U.S. Alcohol, Drug Abuse, and Mental Health Administration from 1974 to 1977.

    ROBERT S. COHEN joined the Company as President and Chief Operating Officer effective July 1, 1996. Prior to joining the Company, Mr. Cohen had extensive experience as a pharmaceutical company executive. From September 1995 until June 1996, Mr. Cohen served as President and Chief Operating Officer of Trophix Pharmaceuticals, Inc. ("Trophix"), where he remains a member of the Board of Directors. From June 1993 until August 1995, Mr. Cohen served as President and Chief Executive Officer of Gynopharma, Inc. From June 1980 to June 1993, Mr. Cohen was employed by Berlex Laboratories, Inc., a division of Schering AG, serving as Chief Operating Officer commencing in 1989. Mr. Cohen will continue to assist Trophix with some projects through 1996 on a part-time basis. Mr. Cohen has a B.S. and M.S. in Pharmacy from the Brooklyn College of Pharmacy and is a registered pharmacist.

    KRYSTYNA BELENDIUK has been Senior Vice President for Business Development, a Director and Secretary since April 1991 and served as Treasurer from April 1991 to May 1994. Prior to joining the Company, Dr. Belendiuk served as Executive Director, Corporate Planning and Control, from October 1990 to April 1991, and as Director, Corporate Planning and Analysis from June 1988 to
September  1990,  at CIBA-Geigy  Corp.  From 1984  to  May 1988,  she  served as
Director and then Executive Director of Portfolio Management with the Pharmaceuticals Division of CIBA-Geigy Corp. Prior to joining
CIBA-Geigy Corp., Dr. Belendiuk served as a marketing manager for Sandoz Pharmaceuticals Corp. In addition to a doctorate in Biopsychology, she holds an M.B.A. in Finance and Marketing, both from the University of Chicago.

    JAMES D. RUSSO has been Senior Vice President, Chief Financial Officer and Treasurer since May, 1994. Prior to joining the Company, Mr. Russo served as Senior Vice President, Chief Financial Officer and Treasurer of Versar, Inc. an environmental consulting firm from 1992 to 1994. Mr. Russo was a Senior Vice President and Chief Financial Officer of ICF International, Inc., an international environmental engineering firm and health care consulting firm ("ICF") from 1986 to 1992. From 1986 to 1988 he also served as Treasurer of ICF. From 1977 to 1986, Mr. Russo was Vice President of Finance, Treasurer and served on the Board of Directors of PRC Engineering, Inc., a subsidiary of Planning Research Corporation, where he managed the international financial operations of the consulting engineering firm. Mr. Russo is a Certified Public Accountant.

    EDWARD M. RUDNIC has been Senior Vice President, Development and Technical Operations, since February 1996. From April 1991 to February 1996, he was Vice President for Pharmaceutical Research and Development. Dr. Rudnic has over fifteen years of industry experience in the design, formulation and commercialization of advanced drug delivery systems. From October 1990 to April 1991, Dr. Rudnic was an independent consultant. From 1987 to October 1990, Dr. Rudnic served as Director of Formulation Development with Schering-Plough Corp., and from 1985 until 1987, as a Manager of Pharmaceutical Process Development. From 1982 until 1985, Dr. Rudnic was a Research Investigator at E. R. Squibb and Sons, developing oral controlled-release dosage forms and novel drug delivery concepts. Dr. Rudnic has a B.S. in Pharmacy, an M.S. in Pharmaceutics and a doctorate in Pharmaceutical Sciences from the University of Rhode Island. Dr. Rudnic is a registered pharmacist.

    JAMES H. CAVANAUGH has served as a Director of the Company since its inception. Since 1989, Dr. Cavanaugh has been President of HealthCare Investment Corporation LLC ("HIC") and is currently a general partner of each of HealthCare Partners I, L.P. ("HCP I"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Partners III, L.P. ("HCP III") and HealthCare Partners IV, L.P. ("HCP IV"), the general partners of HealthCare Ventures I, L.P. ("HCV I"), HealthCare Ventures II, L.P. ("HCV II"), HealthCare Ventures III, L.P. ("HCV III") and HealthCare Ventures IV, L.P. ("HCV IV"), respectively. HCV II, HCV III and HCV IV are principal stockholders of the Company. Prior thereto, Dr. Cavanaugh served as President of SmithKline & French Laboratories -- U.S., Inc. from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. In addition to serving on the Boards of Directors of several health care and biotechnology companies, including MedImmune, Inc., Magainin
Pharmaceuticals, Inc., Human Genome Sciences, Inc. and Procept, Inc. Dr. Cavanaugh currently serves on the Executive Committee of the Board of Trustees of the National Committee for Quality Health Care (Chairman, 1988), the National Committee of the American Refugee Committee, the Board of Councilors of the School of Pharmacy of the University of Southern California and as Trustee Emeritus of the California College of Medicine. Dr. Cavanaugh received his Ph.D. from the University of Iowa.

    MAX LINK has served as a Director of the Company since January 1995. In addition, Dr. Link has held a number of executive positions with pharmaceutical and healthcare companies. Most recently, he served as Chief Executive Officer of Corange Limited, from May 1993 until June 1994. Prior to joining Corange, Limited, Dr. Link served in a number of positions with Sandoz Pharma Ltd., including Chief Executive Officer, from 1990 until April 1992, and Chairman, from April 1992 until May 1993. Dr. Link currently serves on the board of directors of Alexion Pharmaceuticals, Inc., Human Genome Sciences, Inc., Procept, Inc. and Protein Design Labs, Inc. Dr. Link received his Ph.D. in Economics from the University of St. Gallen.

    LAWRENCE C. HOFF became a Director of the Company in February 1996. In 1990, Mr. Hoff retired as President and Chief Operating Officer of the Upjohn Company ("Upjohn"). Mr. Hoff joined Upjohn in 1950 as a pharmaceutical sales representative. He was appointed Vice President for Domestic Pharmaceutical Marketing in 1969. In 1973, Mr. Hoff was elected to the Board of Directors of Upjohn on which he served as a director until the Upjohn Company merged with Pharmacia in 1995. In 1974, he became Vice President and General Manager of Domestic Pharmaceutical Operations. From 1974 to 1984, Mr. Hoff served as Executive Vice President at Upjohn. Mr. Hoff was elected to the Board of Directors of the Pharmaceutical Manufacturers Association ("PMA") in 1984. He was elected Chairman-elect of the PMA in 1986 and Chairman in 1987. Mr. Hoff currently serves as a director of Curative Technologies, Inc., MedImmune, Inc., Alpha Beta Technologies and Pathogenesis, Inc. Mr. Hoff graduated from Stanford University and has received honorary degrees from Massachusetts College of Pharmacy and Allied Health Sciences and from Kalamazoo College.

    The Board of Directors established the Audit Committee in October 1995. The Audit Committee is authorized to review with the Company's independent accountants, the annual financial statements of the Company prior to publication; to review the work of, and approve non-audit services performed by, such independent accountants; and to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company.

    The Board of Directors established the Compensation Committee in May 1991. The Compensation Committee is authorized to review and recommend to the Board of Directors the compensation and benefits of all officers and directors of the Company and to review general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options to the Company's officers, employees and consultants pursuant to the Company's 1991 Stock Option Plan.

    Directors, with the exception of Dr. Link and Mr. Hoff, receive no cash compensation for their services as directors but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. Dr. Link receives $20,000 per annum and has been granted options to purchase 7,822 shares of Common Stock at an exercise price of $4.50 per share and 2,224 shares of Common Stock at an exercise price of the greater of $4.50 per share or 85% of the initial public offering price per share in this offering. Mr. Hoff receives $15,000 per annum, plus expenses, and has been granted options to purchase 6,850 shares of Common Stock at an exercise price of the greater of $4.50 per share or 85% of the initial public offering price per share in this offering. In addition, directors who are not employees of the Company are entitled to receive automatic stock option grants. See "-- Stock Options."

    The Company's Restated Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and directors of the Company are to be indemnified by the Company against certain liabilities. The Company's Restated Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for
(i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. In addition, the Company has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.

SCIENTIFIC ADVISORY BOARD

    The Company's Scientific Advisory Board currently consists of four individuals who have extensive experience in the fields of pharmacology, chemistry, neurosciences, enzymology and molecular genetics. At the Company's request, the scientific advisors review and evaluate the Company's research programs and advise the Company about technical matters in the scientific fields in which the Company is involved. The Company's Scientific Advisory Board generally meets as a group at least three times a year to review and discuss the Company's progress in research and development. In addition, certain members of the Scientific Advisory Board meet informally in smaller groups or individually with Company scientists on a more frequent basis.

    The following table sets forth the name and current position of each scientific advisor:

            NAME                                             POSITION
- ----------------------------  -----------------------------------------------------------------------
Floyd Bloom, M.D.             Chairman of the Scientific Advisory Board. Chairman, Department of
                               Neuropharmacology, The Scripps Research Institute
Roscoe Brady, M.D.            Chief, Developmental and Metabolic Neurology Branch, National
                               Institutes of Health
John J. Burns, Ph.D.          Adjunct Member, Roche Institute of Molecular Biology and Adjunct
                               Professor, The Rockefeller University
Paul Greengard, Ph.D.         Vincent Astor Professor, Laboratory of Molecular and Cellular
                               NeuroScience, The Rockefeller University

    The Company has entered into consulting agreements with each member of the Scientific Advisory Board. The Consulting Agreements are for varying terms and provide for each of the members to serve on the Scientific Advisory Board of the Company and/or to render advice to the Company in the area of the Company's business and such member's expertise for specified annual compensation for their services. The Company's scientific advisors are employed by other entities and some have consulting agreements with entities other than the Company, some of which may in the future compete with the Company. The scientific advisors are expected to devote only a small portion of their time to the Company and are not expected to participate actively in the day-to-day operations of the Company. Certain of the institutions with which the scientific advisors are affiliated may adopt new regulations or policies that limit the ability of the scientific advisors to consult with the Company.

    It is possible that any inventions or processes discovered by the scientific advisors will remain the property of such persons or of such persons' employers. In addition, the institutions with which the scientific advisors are affiliated may make available the research services of their personnel, including the scientific advisors, to competitors of the Company pursuant to sponsored research agreements.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 1995 (collectively, the "named executive officers") for services rendered during the fiscal years ended December 31, 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                                                                           LONG-TERM
                                                                                                         COMPENSATION
                                                                                                            AWARDS
                                                                                                         -------------
                                                                     ANNUAL COMPENSATION                   NUMBER OF
                                                      -------------------------------------------------   SECURITIES
                                                                                          OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION                             YEAR       SALARY     BONUS (1)   COMPENSATION      OPTIONS
- ----------------------------------------------------  ---------  ----------  -----------  -------------  -------------
James D. Isbister (2)...............................       1995  $  225,239   $  75,000    $   3,516(3)       82,472
Chairman of the Board                                      1994     214,513      75,000        3,373(3)            0
 President and Chief                                       1993     204,298      50,000        1,174(3)       85,696
 Executive Officer
Dr. George W. Belendiuk (4).........................       1995  $  176,248   $  41,964    $  40,403(5)       37,201
Senior Vice President --                                   1994     167,885      31,972       33,805(5)        4,167
 Research & Development                                    1993     159,862      30,450            0          43,334
Dr. Krystyna Belendiuk..............................       1995  $  149,826   $  28,538            0          37,201
Senior Vice President --                                   1994     142,691      27,179            0           4,167
 Business Development                                      1993     135,896      18,598            0          43,334
Dr. Edward M. Rudnic................................       1995  $  131,846   $  25,114            0          23,021
Senior Vice President --                                   1994     125,568      23,918            0           2,500
 Pharmaceutical Operations                                 1993     119,589      16,366            0          19,000
James D. Russo......................................       1995  $  138,961   $  30,000            0          18,113
Senior Vice President --                                   1994      79,219           0            0          16,667
 Chief Financial Officer (5)                               1993           0           0            0               0

- --------------
(1) Bonus in this chart represents the amount actually paid to the employee in the year indicated, but earned in the preceding year.

(2) Effective July 1, 1996, Mr. Isbister resigned as President of the Company with the appointment of Robert S. Cohen as President, but continues to serve as Chairman of the Board and Chief Executive Officer.

(3) Compensation adjustment related to value of automobile provided to employee.

(4) Dr. George Belendiuk died on April 20, 1996.

(5) Relocation expense reimbursement.

(6) Mr. Russo's employment with the Company commenced in May 1994.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with each of Drs. Krystyna Belendiuk and Edward Rudnic and Mr. James Russo, each of which is effective July 1, 1996, which provide for current annual base salaries of $157,317, $153,000 and $153,000, respectively. The agreements renew for successive one year periods unless terminated earlier by either party on 180 days' written notice. In the event any of the officers' employment agreements are terminated without cause, such officer will be entitled to receive the unpaid portion of the base salary payable through the date of termination of the agreement, plus a payment equal to the lesser of (i) one year's base salary or
(ii) nine months' base salary or the base salary for the remaining term, whichever is greater, payable in equal monthly installments for the applicable period. The agreements also provide for the vesting and acceleration of the exercisability of unvested stock options if the employee is terminated or his or her duties are substantially reduced after certain corporate transactions involving a change in control of the Company.

    In May 1996, the Company paid $92,530 to the estate of Dr. George Belendiuk pursuant to the terms of his employment agreement and awarded Dr. Belendiuk a cash bonus of $20,000 upon acceptance by the FDA of the Company's NDA relating to Carbatrol. Further, the Company modified the terms of all stock options granted to Dr. Belendiuk to provide that stock options which were exercisable as of May 14, 1996 or which will become exercisable on or before April 20, 1997 shall remain exercisable by his estate until twelve months from the closing of this offering.

    The Company has entered into a one-year employment agreement with James D. Isbister effective December 12, 1995 providing for a base annual salary of $236,500. The agreement contains severance provisions similar to those contained in the Company's employment agreements with Drs. Krystyna Belendiuk and Edward Rudnic and Mr. James Russo and further provides that Mr. Isbister will have the right to terminate the agreement and for immediate vesting and acceleration of the exercisability of unvested stock options in the event of death or disability. Mr. Isbister plans to retire as Chief Executive Officer of the Company no later than January 1, 1997. It is expected that Robert S. Cohen, the Company's President and Chief Operating Officer effective July 1, 1996, will succeed Mr. Isbister as Chief Executive Officer. The Company has entered into an Agreement with Mr. Isbister under which he will continue to serve as Chairman of the Company's Board of Directors through December 31, 1998 if he resigns as Chief Executive Officer on or before December 31, 1998. Under that Agreement, Mr. Isbister will receive $65,000 annually and certain other employment benefits.

    The Company entered into a three-year employment agreement with Robert S. Cohen effective July 1, 1996 providing for Mr. Cohen to serve as President and Chief Operating Officer for a base annual salary of $200,000. Mr. Cohen shall also be eligible to receive an annual bonus of up to 33 1/3% of his base salary. The agreement further provides for Mr. Cohen to be reimbursed for relocation expenses not to exceed $100,000 in the aggregate. The agreement automatically renews for successive one year periods unless terminated earlier by either party on 180 days' prior written notice commencing 180 days prior to the third anniversary of the effective date of the agreement. In the event the agreement is terminated by the Company without cause, Mr. Cohen will be entitled to receive the unpaid portion of his base salary payable through the date of termination of the agreement plus a payment equal to the lesser of (i) one year's base salary payable in 12 equal monthly installments or (ii) the base salary for the then remaining term of the agreement, payable in the same installments as the base salary under the agreement. The agreement also provides for the vesting and acceleration of the exercisability of unvested stock options if Mr. Cohen is terminated or his duties are substantially reduced after certain corporate transactions involving a change in control of the Company. Mr. Cohen was also granted options to purchase 225,000 shares of Common Stock. See "--Stock Options."

    Each of the named executive officers and Mr. Cohen have entered into confidentiality, patent assignment and non-compete agreements with the Company.

STOCK OPTIONS

    In July 1991, the Board of Directors of the Company adopted the 1991 Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, as amended, 1,900,000 shares of Common Stock were reserved for issuance to officers, employees, directors, consultants and advisors of the Company (subject to anti-dilution and other adjustments). As of July 1, 1996, 625,151 shares were available for future grant and options to acquire 1,202,608 shares remain outstanding under the Stock Option Plan, exercisable at prices ranging from $0.06 to $4.50, except that certain options to purchase shares are exercisable at the greater of $4.50 or 85% of the initial public offering price per share in this offering. The Stock Option Plan provides for the grant of incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended, and nonstatutory stock options which do not so qualify.

    The Stock Option Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, which consists of Drs. Cavanaugh and Link. Effective upon consummation of the offering, option grants to "officers" and "directors," as such terms are defined for the purposes of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), shall be administered by a committee which consists of "disinterested" directors as defined in Rule 16b-3, but only if at least two directors meet the criteria of "disinterested" directors as defined in Rule 16b-3. The maximum number of shares for which options may be granted to any participant under the Stock Option Plan during any fiscal year is 250,000 shares. Subject to the limitations set forth in the Stock Option Plan, the Committee has the authority to determine to whom options will be granted, the term during which options granted under the Stock Option Plan may be exercised, the exercise price of options and the rate at which options may be exercised and may vest. Nonstatutory stock options may be granted to officers, employees, consultants and advisors of the Company. Incentive stock options may be granted only to employees or officers of the Company. The maximum term of each incentive stock option granted under the Stock Option Plan is ten years. The exercise price of shares of Common Stock subject to options qualifying as incentive stock options may not be less than the fair market value of the Common Stock on the date of the grant. The exercise price of incentive options granted under the Stock Option Plan to any participant who owns stock possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company must be at least equal to 110% of the fair market value on the date of grant. Any incentive stock options granted to such participants must also expire within five years from the date of grant. Under the Stock Option Plan, the exercise price of both incentive stock options and nonstatutory stock options is payable in cash or, at the discretion of the Committee, in Common Stock or a combination of cash and Common Stock.

    The Board may at any time modify and amend the Stock Option Plan in any respect, PROVIDED that the approval of at least a majority of the outstanding shares of stock of the Company entitled to vote is required for any amendment which (i) changes the class of persons eligible for the grant of options, (ii) increases the maximum number of shares subject to options granted under the Stock Option Plan or (iii) materially increases the benefits accruing to participants under the Stock Option Plan, within the meaning of Rule 16b-3 of the Exchange Act. Except with respect to options then outstanding, the Stock Option Plan expires on (i) the tenth anniversary of the date on which the Stock Option Plan is adopted by the Board, (ii) the tenth anniversary of the date on which the Stock Option Plan is approved by the stockholders of the Company, or
(iii) the date as of which the Board, in its sole discretion, determines that the Stock Option Plan should terminate, whichever is the first to occur. Any options outstanding as of the expiration date of the Stock Option Plan will remain in effect until they have been exercised or have terminated or expired by their respective terms.

    The Committee, in its discretion, may in connection with the grant of any option under the Stock Option Plan, grant to the optionee a stock appreciation right (an "SAR"). Such SAR shall be granted by the Committee simultaneously with the grant of the related option. An exercise of an SAR shall result in the cancellation of the option as to the shares of Common Stock with respect to which the optionee exercises such SAR. As soon as practicable following the exercise of an SAR, the Company shall pay to the optionee in cash an amount equal to the excess of the Fair Market Value (determined in accordance with the provisions of the Stock Option Plan on the date of exercise) of the shares of Common Stock with respect to which the option is canceled over the option price of such shares. An SAR shall be exercisable to the same extent and under the same conditions as, and shall terminate upon the termination of, the underlying option. An SAR, however, shall be exercisable only at such time as the Fair Market Value (determined in accordance with the provisions of the Stock Option
Plan) of the shares of Common Stock on the date of exercise exceeds the Fair Market Value of the shares on the date of grant. No SAR shall be exercisable for cash during the first year after the Company becomes subject to Rule 16b-3 of the Exchange Act. Neither options nor SARS are assignable or otherwise transferable by the optionee except by will or the laws of descent and distribution.

    The Company may accelerate the exercisability of the options, subject to limitation to the extent necessary to prevent the options from being treated as a parachute payment within the meaning of Section 280G of the Code. The unexercised portion of the options automatically terminates upon the first to occur of (a) the expiration of the option term; (b) the expiration of 12 months from the date of termination of the optionee's employment due to death or permanent disability; (c) immediately upon the termination of the optionee's employment for cause; and (d) the expiration of three months from the date of termination of the optionee's employment by the Company for any reason other than (b) or (c) above; PROVIDED that if the optionee dies during such three-month period, the time of expiration of the options is extended for 12 months thereafter and PROVIDED, FURTHER that if the optionee is rehired during the three-month period, such termination shall be deemed not to have occurred.

    The provisions of the Stock Option Plan provide for the automatic grant of non-qualified stock options to purchase shares of Common Stock ("Director Options") to directors of the Company who are not employees or principal stockholders of the Company ("Eligible Directors"). Eligible Directors of the Company elected after consummation of this offering will be granted a Director Option to purchase 5,333 shares of Common Stock on the date such person is first elected or appointed a director (an "Initial Director Option"). Further, commencing on the day immediately following the date of the annual meeting of stockholders during the Company's fiscal year ending December 31, 1996, each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, will be granted a Director Option to purchase 1,333 shares of Common Stock on the day immediately following the date of each annual meeting of stockholders, as long as such director is as member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the Common Stock on the date of grant. Director Options are exercisable in five equal annual installments, commencing on the date of grant or 90 days after the termination of the directors' service on the Board of Directors.

    The   following  table  sets  forth  certain  information  with  respect  to individual grants of stock options made during the fiscal year ended December 31, 1995 to each of the named executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                     NUMBER OF       % OF TOTAL                                 ANNUAL RATES OF STOCK
                                    SECURITIES      OPTIONS/SARS                                PRICE APPRECIATION FOR
                                    UNDERLYING       GRANTED TO      EXERCISE OR                     OPTION TERM
                                   OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   ----------------------
NAME                                  GRANTED       FISCAL YEAR     PER SHARE (1)     DATE          5%         10%
- ---------------------------------  -------------  ----------------  -------------  -----------  ----------  ----------
James D. Isbister................       16,667            6.5%        $    4.50       1/17/05(2) $   47,167 $  119,531
                                         5,000            1.9              4.50        3/7/05(3)     14,150     35,859
                                        54,138           21.1              4.50       5/22/05(4)    153,212    388,269
                                         6,667            2.6              4.50       12/6/05(3)     18,867     47,812
George W. Belendiuk..............        5,000            1.9%        $    4.50        3/7/05(3) $   14,150 $   35,859
                                        25,534           10.0              4.50       5/22/05(4)     72,258    183,116
                                         6,667            2.6              4.50       12/6/05(3)     18,867     47,812
Krystyna Belendiuk...............        5,000            1.9%        $    4.50        3/7/05(3) $   14,150 $   35,859
                                        25,534           10.0              4.50       5/22/05(4)     72,258    183,116
                                         6,667            2.6              4.50       12/6/05(3)     18,867     47,812
Edward M. Rudnic.................        5,000            1.9%        $    4.50        3/7/05(3) $   14,150 $   35,859
                                        11,354            4.4              4.50       5/22/05(4)     32,130     81,424
                                         6,667            2.6              4.50       12/6/05(3)     18,867     47,812
James D. Russo...................        5,000            1.9%        $    4.50        3/7/05(3) $   14,150 $   35,859
                                         6,446            2.5              4.50       5/22/05(4)     18,242     46,230
                                         6,667            2.6              4.50       12/6/05(3)     18,867     47,812

- --------------
(1) The Board of Directors determined that the fair market value of the Company's Common Stock was $4.50 on the date of grant.

(2) These options are immediately exercisable.

(3) The options become exercisable as to twenty percent (20%) of the shares on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(4) These options are exercisable commencing May 1996 in annual installments over either two or four years.

    On March 6, 1996, each of Messrs. Isbister and Russo and Drs. G.  Belendiuk,
K. Belendiuk and Rudnic were granted options to purchase 69,029, 9,888, 34,084, 33,032 and 15,974 shares of Common Stock, respectively, at an exercise price of the greater of $4.50 or 85% of the initial public offering price per share in this offering and exercisable in three equal annual installments commencing March 1997. On May 14, 1996, Mr. Isbister and Dr. Rudnic were granted options to purchase 13,333 and 6,667 shares of Common Stock, respectively, at an exercise price of the greater of $4.50 or 85% of the initial public offering price per share in this offering and exercisable in five equal annual installments commencing May 1997. On July 1, 1996, Messrs. Isbister and Russo and Dr. Rudnic were granted options to purchase 40,000, 40,000 and 65,000 shares of Common Stock, respectively, at an exercise price of the greater of $4.50 or 85% of the initial public offering price in this offering and exercisable in five equal installments commencing June 1997. In connection with his appointment as President and Chief Operating Officer, Robert S. Cohen was granted options to purchase 225,000 shares of Common Stock at an exercise price of the greater of $4.50 or 85% of the initial public offering price per share in this offering and exercisable in five equal annual installments commencing July 1, 1996.

    The following table sets forth certain information with respect to each exercise of stock options during the fiscal year ended December 31, 1995 by each of the named executive officers and the number and value of unexercised options held by such named executive officers as of December 31, 1995:

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                NUMBER OF                      OPTIONS/SAR AT DECEMBER  IN-THE-MONEY OPTIONS/SARS
                                 SHARES                               31, 1995           AT DECEMBER 31, 1995 (1)
                               ACQUIRED ON                     -----------------------  --------------------------
NAME                            EXERCISE      VALUE REALIZED   EXERCISABLE/UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----------------------------  -------------  ----------------  -----------------------  -----------  -------------
James D. Isbister...........       11,593       $   51,473           67,612/117,223      $  27,000    $         0
George W. Belendiuk.........        5,000       $   22,200            23,166/71,537      $   8,100    $    12,800
Krystyna Belendiuk..........       20,000       $   88,800            23,166/74,870      $   8,100    $    27,600
Edward M. Rudnic............        5,000       $   22,200            11,767/39,422      $  10,640    $     9,560
James D. Russo..............            0       $        0             3,333/31,447      $       0    $         0

- --------------
(1) Based on the fair market value of the Company's Common Stock on December 31, 1995 of $4.50 per share, as determined by the Company's Board of Directors.

PENSION PLAN

    The Company maintains no defined benefit pension plan but does maintain a defined contribution pension plan. Effective July 1990, the Company adopted its defined contribution pension plan (the "Pension Plan") intended to be qualified under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All full-time employees of the Company are generally eligible to participate in the Pension Plan, provided they have at least three months service with the Company, on the first day of the January or July following their date of hire. Participants may elect to defer a percentage of their compensation on a pre-tax basis as a contribution to the Pension Plan, subject to maximum annual contribution limits under the Code. Highly compensated employees are subject to additional limitations on pre-tax contributions under the Code. The Company may make contributions to the Pension Plan, although it has not done so to date. The Company pays all costs associated with administering the Pension Plan, which to date have not been material.

                              CERTAIN TRANSACTIONS

RELATED PARTIES

    HCV II, HCV III and HCV IV are controlling stockholders of the Company. HCP II, HCP III and HCP IV are limited partnerships which serve as the general partner of each of HCV II, HCV III and

HCV IV, respectively. Dr. Cavanaugh, a director of the Company, is a general partner of HCP II, HCP III and HCP IV. See "Principal Stockholders." HIC is the management company for each of HCV I, HCV II, HCV III and HCV IV. Dr. Cavanaugh is an officer of HIC.

FINANCINGS

    In January 1991, the Company entered into a convertible preferred stock and warrant purchase agreement whereby the Company sold an aggregate of 2,000,000 shares of Preferred Stock to HCV II for aggregate gross proceeds of $2,000,000 and sold to HCV II, for a price of $.001 each, warrants to purchase 3,000,000 shares of Preferred Stock (the "Preferred Stock Warrants") at an exercise price of $1.00 per share. In September 1991, HCV II transferred certain of the Preferred Stock Warrants to certain investors and, upon exercise of 1,700,000 of the Preferred Stock Warrants, the Company sold an additional 1,700,000 shares of Preferred Stock, of which 1,200,000 were sold to HCV II and 500,000 were sold to Everest Trust, for aggregate gross proceeds of $1,700,000, pursuant to the exercise of a portion of the Preferred Stock Warrants. All Preferred Stock Warrants held by HCV II and other investors were exercisable through January 30, 1994 at an exercise price of $1.00 per share and have expired. In April and May 1992, the Company sold an aggregate of 1,300,000 and 697,337 shares, respectively, of Preferred Stock at a purchase price of $1.00 per share to a group of stockholders including HCV II (876,300 and 413,379 shares, respectively) and Everest Trust (323,700 and 173,637 shares respectively). In June 1993, the Company entered into a convertible preferred stock purchase agreement (the "Preferred Stock Agreement"), pursuant to which it sold an aggregate of 5,025,000 shares of Preferred Stock at a purchase price of $1.00 per share, to a group of stockholders (the "Preferred Holders") including HCV III, HCV IV, The State Treasurer of the State of Michigan ("The State of Michigan"), The Aetna Casualty and Surety Company ("Aetna") and Everest Trust. The Preferred Stock Agreement provided for the purchase of up to an additional 3,975,000 shares of Preferred Stock in three stages upon the same terms and conditions prior to December 31, 1994, upon notification by the Company that its cash and cash equivalents have decreased to less than $500,000. In September 1993, November 1993 and February 1994, an additional 1,325,001, 1,325,000 and 1,324,999 shares of Preferred Stock, respectively, were purchased by certain of the Preferred Holders, including HCV III, HCV IV and The State of Michigan. In March 1994, Everest Trust transferred 393,054 shares of Preferred Stock to Hudson Trust.

    The Company was initially funded by loans from HCV II aggregating $768,000, bearing interest at the rate of 10% per annum on the unpaid principal, which were repaid, together with accrued interest, out of the proceeds of the sale of the Preferred Stock in January 1991. In August 1991, the Company borrowed $150,000 from HCV II pursuant to a promissory note bearing interest at the rate of 10% per annum on the unpaid principal, which note, together with accrued interest, was repaid out of the proceeds of the exercise of the Preferred Stock Warrants in September 1991. In August 1992, the Company borrowed an aggregate of $1,500,000 for working capital pursuant to a credit agreement between the Company and certain stockholders, including HCV II (the "August Credit
Agreement"). In December 1992, the Company entered into a $1,000,000 credit agreement for working capital with a group of stockholders including HCV II (the "December Credit Agreement"). In each of December 1992 and February 1993, the Company borrowed $500,000 under the December Credit Agreement. Borrowings under the August Credit Agreement and the December Credit Agreement bore interest at the prime rate of interest plus 1% on the unpaid principal. In connection with the August Credit Agreement and the December Credit Agreement, the Company issued warrants to purchase an aggregate of 111,111 shares of Common Stock at an exercise price of $.06 per share (the "Common Stock Warrants"), 107,960 of which were issued to HCV II and the remainder of which were issued to other investors. At the dates the Common Stock Warrants were issued, the Company's Board of Directors had valued the Company's Common Stock at $2.88 per share. In December 1992, HCV II, Everest Trust and certain stockholders purchased 139,518, 22,422 and 4,729 shares of Common Stock, respectively. Pursuant to a credit agreement in April 1993 (the "April Credit Agreement"), the Company borrowed an aggregate of approximately $515,000 from a group of stockholders including HCV II. In connection with the April Credit Agreement, the Company issued Preferred Stock Warrants to purchase up to 41,667 shares of Preferred Stock at an exercise price of $1.00 per share to HCV II and 1,686 Common Stock warrants to certain shareholders of which 802 remain outstanding and 884 were converted. In May 1993, the Company borrowed $100,000, $150,200 and $49,800 from HCV II, HCV III and HCV IV, respectively, pursuant to promissory notes bearing interest at the prime rate of interest plus 1% on the unpaid principal. All of the foregoing notes and borrowings were repaid in June 1993, together with accrued interest of $36,452, out of the proceeds received by the Company from the sale of the Preferred Stock.

    In June  1993,  the  Company  entered into  a  Third  Amended  and  Restated
Stockholders Agreement with all holders of its Preferred Stock (the "Stockholders Agreement") which grants certain demand and piggy-back registration rights with respect to shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock. See "Description of Capital Stock -- Registration Rights." The Stockholders Agreement also grants to the holders of the Preferred Stock certain other rights with respect to voting, pre-emptive rights with respect to the acquisition and sale of shares by the Company and certain matters affecting corporate governance. The Stockholders Agreement will be amended prior to the completion of this offering to eliminate these rights (other than registration rights).

    In May 1994, the Company entered into the 1994 Credit Agreement (the "1994 Credit Agreement") with certain stockholders, including HCV III, HCV IV, Aetna, The State of Michigan, and Everest Trust (the "1994 Lenders") pursuant to which the 1994 Lenders agreed to loan the Company up to $4,395,000 through May 1995. Through May 1995, the Company borrowed $2,000,000 under this agreement and issued $2,000,000 principal amount of promissory notes bearing interest at the rate of 7 1/4% per annum (the "1994 Notes") convertible into Preferred Stock to the 1994 Lenders. Also, in connection with the execution of the 1994 Credit Agreement, the Company issued warrants to purchase up to an aggregate of 33,337 shares of Common Stock to the Lenders at an exercise price of $10.80 per share. See "Description of Capital Stock."

    In May 1995, the Company entered into a Conversion and Subscription Agreement (the "Conversion Agreement"), as amended in October 1995, at the same time it entered into the 1995 Credit Agreement with the 1994 Lenders. Pursuant to the Conversion Agreement, the outstanding principal amount of $2,000,000 of the 1994 Notes converted into Preferred Stock at a conversion price of $1.25 per share, resulting in the issuance of 1,599,997 Preferred Stock Adjustment Shares (the "Adjustment Shares") of the Company to the 1994 Lenders. In February 1996, the conversion price of the 1994 Notes was further adjusted to $0.75 per share, resulting in the issuance of an additional 1,066,663 shares of Preferred Stock to the 1994 Lenders. As a result of this adjustment, there was a mandatory adjustment to the conversion ratio of all Preferred Stock to one share of Common Stock for each four and one-half shares of Preferred Stock (after giving effect to a one-for-six reverse stock split of the Common Stock).

    The 1995 Credit Agreement permitted the Company to borrow up to $8,000,000 through January 15, 1997 from certain stockholders and officers, including HCV III, HCV IV, The State of Michigan, Everest Trust, James D. Russo, James D. Isbister and George W. Belendiuk (the "1995 Lenders"). The Company borrowed an aggregate of $8,000,000 under the 1995 Credit Agreement and issued an aggregate of $8,000,000 in principal amount of notes (the "Convertible Notes"). The Convertible Notes, which bore interest at the rate of 9% per annum, were converted into 8,000,000 shares of Preferred Stock in March 1996. The 1995 Credit Agreement also provided for the issuance by the Company to the 1995 Lenders of 1,200,000 Preferred Stock Warrants at an exercise price of $0.96 per share.

    In October 1995, in connection with a commitment by HCV III and HCV IV to loan up to $3,000,000 to the Company under certain circumstances, the Company agreed to issue to such holders warrants to purchase an aggregate of 50,000 shares of Common Stock for a 10-year term at an exercise price equal to the initial public offering price of the Common Stock.

    In March 1996, the Company entered into two credit agreements with certain stockholders (collectively the "1996 Credit Agreement"), including HCV II, HCV III, HCV IV, Everest Trust, James D. Russo and Max Link (the "1996 Lenders") pursuant to which the 1996 Lenders have agreed to loan the Company up to $7,300,000 through the consummation of this offering at an interest rate of 8 1/2%. The terms of the two credit agreements are identical except that the first agreement, which provides for borrowing of up to $4,300,000, must be fully drawn before any borrowings may be made under the second agreement. The loans are due May 31, 1997, and are convertible in the event of a merger or acquisition of the Company into Preferred Stock at $1.25 per share, or in the event of an initial public offering, at one-half of the initial public offering price per share. In connection with the 1996 Credit Agreement, the Company issued 730,000 warrants to purchase shares of Preferred Stock to the 1996 Lenders at an exercise price of $0.75 per share and is committed to issue up to 365,000 additional warrants based upon actual funding of loans at the rate of one warrant for each $20.00 of actual borrowing. On each of March 8, 1996, April 25, 1996 and June 11, 1996, the Company borrowed $1,000,000, for an aggregate of $3,000,000, under the 1996 Credit Agreement and issued an aggregate of 150,000 warrants to purchase Preferred Stock to the 1996 Lenders under the 1996 Credit Agreement. All of the foregoing warrants expire in March 2006.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the capital stock of the Company as of July 1, 1996 by (i) each person known to the Company to be the beneficial owner of more than 5% of the capital stock of the Company (ii) all Directors, (iii) each of the named executive officers and (iv) all Directors and executive officers as a group, prior to this offering and as adjusted to give effect to the sale of the 2,200,000 shares offered hereby.

                                                                                                    PERCENTAGE OF
                                                                                                  OUTSTANDING SHARES
                                                                            NUMBER OF SHARES   ------------------------
                                                                              BENEFICIALLY       BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                       OWNED (2)        OFFERING     OFFERING
- -------------------------------------------------------------------------  ------------------  -----------  -----------
HealthCare Ventures II, L.P..............................................     1,431,528(3)           21.6%        16.2%
HealthCare Ventures III, L.P.............................................     2,539,454(3)           37.9%        28.5%
HealthCare Ventures IV, L.P..............................................       745,754(3)           11.4%         8.5%
State Treasurer of The State of Michigan.................................       962,893(4)           14.7%        11.0%
Rho Management Trust II..................................................       646,643(5)            9.8%         7.4%
Aetna Life Insurance Company.............................................       330,002(6)            5.1%         3.8%
James H. Cavanaugh, Ph.D.................................................     4,716,736(3)(7)        70.9%        53.3%
Joshua Ruch..............................................................       646,643(8)            9.8%         7.4%
James D. Isbister........................................................       167,389(9)            2.5%         1.9%
Krystyna Belendiuk, Ph.D.................................................       143,612(10)           2.2%         1.6%
Edward M. Rudnic, Ph.D...................................................        25,307(11)         *            *
James D. Russo...........................................................        67,057(12)           1.0%       *
Max Link, Ph.D...........................................................        21,418(13)         *            *
Lawrence C. Hoff.........................................................             0             *            *
All Directors and Officers as a group (9 persons)........................     5,192,047(14)          72.1%        55.2%

- --------------
 *  Less than 1%.

 (1)Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 1550 East Gude Drive, Rockville, MD 20850.

 (2)Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.

 (3)The address for HCV II, HCV III, HCV IV and Dr. Cavanaugh is Twin Towers at Metro Park, 379 Thornall Street, Edison, New Jersey 08837. The shares beneficially owned by HCV II include 153,189 shares subject to immediately exercisable warrants. The shares beneficially owned by HCV III include 230,974 shares subject to immediately exercisable warrants. The shares beneficially owned by HCV IV include 67,856 shares subject to immediately exercisable warrants.

 (4)As Custodian of the Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System and Michigan Judges Retirement System. The address for The State Treasurer of the State of Michigan is c/o Treasury Department, Venture Capital Division, 430 West Allegan, Lansing, Michigan 48922. Includes 62,568 shares subject to immediately exercisable warrants.

 (5)Managed by Rho Management Company, Inc. with offices at 767 Fifth Avenue, New York, New York 10153. The shares beneficially owned by the Trust include 104,258 shares subject to immediately exercisable warrants. Does not include shares owned by HCV IV. Rho Management Trust II (formerly known as Everest Trust) is a principal limited partner of HCV IV and Rho Management Company, Inc. may be deemed to be the beneficial owner of shares owned by Everest Trust.

 (6)The address for Aetna Life Insurance Company is IG7F, 151 Farmington Avenue, Hartford, Connecticut 06103. Includes 12,342 shares subject to immediately exercisable warrants.

 (7)Dr. Cavanaugh, a director of the Company, is one of the General Partners of HCP II, HCP III and HCP IV, the General Partners of HCV II, HCV III and HCV IV, respectively, and, accordingly, may be deemed to be the beneficial owner of shares owned by HCV II, HCV III and HCV IV.

 (8)Mr. Ruch is the President, Chief Executive Officer and controlling shareholder of Rho Management Company, Inc., the investment adviser to Rho Management Trust II, and accordingly may be deemed to be the beneficial owner of shares owned by Rho Management Trust II.

 (9)Includes 2,507 shares subject to immediately exercisable warrants, and 90,197 shares issuable upon exercise of options to purchase Common Stock within the next 60 days; also includes beneficial ownership of 3,148 shares of Common Stock owned by K.D. Hammond, 3,148 shares of Common Stock owned by J.M. Hammond and 3,148 shares of Common Stock owned by A.C. Kalavritinos, his grandchildren and 2,223 owned by W.J. Kalavritinos, his daughter.

(10)Includes 42,196 shares issuable upon exercise of options to purchase Common Stock within 60 days. Includes beneficial ownership of 16,712 shares of Common Stock, 2,507 shares subject to immediately exercisable warrants and 38,863 shares of Common Stock issuable upon exercise of options exercisable within 60 days in the Estate of George W. Belendiuk; also includes beneficial ownership of 12,592 shares of Common Stock owned by A.P. Belendiuk and 12,592 shares of Common Stock owned by K.A. Belendiuk, her children.

(11)Includes 20,307 shares of Common Stock issuable upon exercise of options exercisable within 60 days.

(12)Includes 13,334 shares subject to immediately exercisable warrants, and 9,278 shares issuable upon exercise of options to purchase Common Stock exercisable within 60 days.

(13)Includes 2,997 shares subject to  immediately exercisable warrants, and  744
    shares   issuable  upon  exercise  of   options  to  purchase  Common  Stock
    exercisable within 60 days.

(14)Includes 473,364 shares subject to immediately exercisable warrants and 252,112 shares subject to options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

    Upon consummation of this offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

COMMON STOCK
    Upon consummation of this offering, there will be 8,672,332 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities.

PREFERRED STOCK
    All outstanding shares of Preferred Stock will automatically convert into shares of Common Stock upon consummation of this offering on the basis of one share of Common Stock for each four and one-half shares of Preferred Stock. Such shares will be retired and will not be available for reissuance. See Notes 5 and 11 of Notes to Financial Statements for a description of the currently outstanding Preferred Stock and "Capitalization." Accordingly, following the completion of this offering, no shares of Preferred Stock will be outstanding and all Preferred Stock Warrants will be converted into warrants to purchase Common Stock.

    The Company's amended Certificate of Incorporation authorizes the issuance of an additional 5,000,000 shares of preferred stock. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, will have the authority to issue up to 5,000,000 additional shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of preferred stock.

WARRANTS
    Upon consummation of this offering, the Company will have outstanding warrants to purchase an aggregate of 110,260 shares of Common Stock at $0.06 per share, which warrants are exercisable through June 30, 2003 and March 15, 2003, warrants to purchase up to an aggregate of 33,337 shares of Common Stock which are exercisable through May 3, 2004 at $10.80 per share, warrants to purchase up to 9,260 shares of Common Stock through April 6, 2003 at $4.50 per share, warrants to purchase 266,670 shares of Common Stock which are exercisable through May 22, 2005 at $4.32 per share, warrants to purchase 195,556 shares of Common Stock which are exercisable through March 8, 2006 at $3.375 per share and warrants to purchase 50,000 shares of Common Stock at an exercise price equal to the initial public offering price per share which are exercisable through March 8, 2006. See "Certain Transactions."

REGISTRATION RIGHTS
    Upon the closing of the offering, the holders of shares of 6,260,569 Common Stock and warrants to purchase 665,084 shares of Common Stock will be entitled to demand and "piggyback" registration rights with respect to such shares. Under the Stockholders Agreement between the Company and these holders, the holders may request that the Company file a registration statement under the Securities Act, and, subject to certain conditions, the Company generally will be required to use its best efforts to effect any such registration. The Company is not generally required to effect more than two such registrations, although under certain circumstances the holders will have the right to request additional registrations. In addition, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify the holders described above and, subject to certain limitations, to include in such registration all of the shares of Common Stock requested to be included by such holders. Each of the holders described above has waived its right to include shares held thereby in the offering made hereby. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all of these registrations.

    Any exercise of such registration rights may hinder efforts by the Company to arrange future financings of the Company and may have an adverse effect on the market price of the Company's Common Stock.

TRANSFER AGENT
    American Stock Transfer & Trust Company serves as Transfer Agent for the shares of Common Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits certain transactions between a Delaware corporation and an "interested shareholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10 percent or more of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation) between an interested shareholder and a corporation for a period of three years after the date the interested shareholder acquired its stock, unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested shareholder acquired shares; (ii) the interested shareholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested shareholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested shareholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the DGCL. The Company will not make such an election and, as a result, the Company will be subject to the provisions of Section 203 of the DGCL upon consummation of the offering.

    At this time, the Company will not seek to "elect out" of the statute and, therefore, upon consummation of this offering and the registration of its shares of Common Stock under the Securities Exchange Act of 1934, the restrictions imposed by Section 203 of the DGCL will apply to the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of this offering the Company will have 8,672,332 shares of Common Stock outstanding, assuming that the Underwriters' over-allotment option and other outstanding options and warrants are not exercised. Of these shares, the 2,200,000 shares offered hereby will be freely transferable without restriction or further registration under the Securities Act, except that any shares owned by affiliates of the Company will be subject to the limitations of Rule 144 under the Securities Act. All remaining shares will be "restricted securities" and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or other exemption from registration. Of the shares of Common Stock outstanding, 3,507,582 of such shares will be eligible for sale in the public market in reliance upon Rule 144 commencing 90 days after the date of this Prospectus. The Company's directors and executive officers and certain stockholders, beneficially owning an aggregate of 7,569,968 shares of Common Stock (including 3,752,114 shares eligible for sale commencing 90 days after the date of this Prospectus), have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock or other capital stock of the Company, with certain limited exceptions, without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives for a period of 180 days after the date of this Prospectus. See "Underwriting."

    In general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 86,700 shares immediately after this offering, assuming no exercise of the Underwriters' over-allotment option), or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale; provided that at least two years have elapsed since the later of the date such securities were acquired from the Company or from an affiliate of the Company. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other resale requirements; provided that at least three years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company.

    Rule 701 under the Securities Act provides an exemption from the registration requirements of the Act for offers and sales of securities issued pursuant to certain compensatory benefit plans, such as the Company's Stock Option Plan, of a company not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Securities issued pursuant to Rule 701 are defined as restricted securities for purposes of Rule 144. However, 90 days after the issuer becomes subject to the reporting provisions of the Exchange Act, the Rule 144 resale restrictions, except for the broker's transaction requirement, are inapplicable for non-affiliates. Affiliates are subject to all Rule 144 restrictions after this 90-day period, except for the holding period. If all the requirements of Rule 701 are met, an aggregate of 1,274,849 shares issuable or issued on exercise of stock options which are outstanding may be sold pursuant to such rule, although approximately 1,059,019 of these shares are subject to the lock-up agreements described above.

    The holders of 7,015,616 shares of Common Stock, including warrants to purchase Common Stock and Preferred Stock have certain demand and "piggyback" registration rights. These holders have waived their registration rights with respect to this offering and have agreed not to exercise such rights during the period commencing 180 days from the date hereof without the consent of Lehman Brothers Inc. See "Description of Capital Stock -- Registration Rights."

    Prior to this offering, there has been no public market for the Common Stock, and there is no assurance that an active market will develop or be sustained after this offering. No predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Underwriters named below, for whom Lehman Brothers Inc. and Volpe, Welty & Company are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such Underwriter below:

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
- ---------------------------------------------------------------------------------  ----------
Lehman Brothers Inc..............................................................
Volpe, Welty & Company...........................................................

                                                                                   ----------
    Total........................................................................   2,200,000
                                                                                   ----------
                                                                                   ----------

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page hereof, and to certain dealers at such initial public offering price less a selling concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other Underwriters or to certain other brokers or dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives.

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending or threatened by the Securities and Exchange Commission (the "Commission") and that there has been no material adverse change or any development involving a prospective material adverse change in the condition of the Company from that set forth in the Registration Statement otherwise than as set forth or contemplated in this Prospectus, and that certain certificates, opinions and letters have been received from the Company and its counsel and independent auditors. The Underwriters are obligated to take and pay for all of the above shares of Common Stock if any such shares are taken.

    The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    The Company has granted to the Underwriters an option to purchase up to an additional 330,000 shares of Common Stock, exercisable solely to cover over-allotments, at the initial public offering price, less the underwriting discounts and commissions shown on the cover page of this Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    Stockholders of the Company, including the directors and executive officers, beneficially owning an aggregate of 7,569,968 shares of Common Stock (including shares that will be issued upon conversion of the Preferred Stock and Convertible Notes and shares that may be issued upon the exercise of outstanding options and warrants) have agreed not to, directly or indirectly, offer, sell or otherwise dispose of shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exchangeable for or any rights to acquire, Common Stock or other capital stock of the Company, with certain limited exceptions, for a period of 180 days after the date of this offering without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives. Except for the Common Stock to be sold in the offering, the Company has agreed not to offer, sell, contract to sell or otherwise issue any shares of Common Stock (other than the shares being offered hereby and shares to be issued upon conversion of the Preferred Stock and Convertible Notes) or other capital stock or any securities convertible into or exchangeable for, or any rights to acquire, Common Stock or other capital stock, with certain limited exceptions, prior to the expiration of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives.

    Athena has been granted the right to purchase 220,000 shares of Common Stock in this offering.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to the prevailing market conditions, will be the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and consideration of the above factors in relation to market values of the companies in related businesses.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York and for the Underwriters by Shearman & Sterling, New York, New York. The statements in this Prospectus under the captions "Risk Factors -- Uncertain Ability to Protect Proprietary Technology" and "Business -- Patents, Licenses and Proprietary Rights" and other references herein to patent and licensing matters will be passed upon by Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, Roseland, New Jersey, patent counsel to the Company. A member of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein holds a limited partnership interest in each of HCV I, HCV II and HCV III. The statements in this Prospectus under the captions "Risk Factors -- No Assurance of FDA Approval; Government Regulation," "Risk Factors -- Possible Delay in Bringing to Market Reformulated Drug Products" and "Business -- Government Regulation" and other references herein to FDA regulatory matters will be passed upon by Olsson, Frank and Weeda, P.C., regulatory counsel to the Company.

                                    EXPERTS

    The balance sheets as of December 31, 1994 and 1995 and the statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1995, and for the period February 16, 1990 (inception) to December 31, 1995 included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Commission in Washington, D.C. with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York

10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company intends to furnish its stockholders with annual reports containing audited financial statements audited by its independent certified public accountants and with quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                                    GLOSSARY

AGONIST:   A  chemical substance  or drug  that is  capable of  combining with a receptor on a cell and initiating a reaction or activity similar to that of another chemical substance or drug.

ANDA:   Abbreviated  New Drug Application.  An application  submitted by generic firms to gain marketing approval for a version of a marketed drug based on bioequivalence studies.

ANTAGONIST:   A chemical substance  or drug that acts  within the body to reduce the physiological activity of another chemical substance.

ANTICONVULSANT:   An  agent preventing  or  arresting convulsions  or  seizures, including seizures resulting from epilepsy.

APNEA:    Transient cessation  of respiration,  whether  normal or  abnormal, as caused by certain drugs.

BENZODIAZEPINE: Any of a group of aromatic lipophilic amines, such as diazepam and chlordiazepoxide, used as tranquilizers.

BIOAVAILABILITY:   An absolute term that  indicates measurement of both the rate and total amount (extent) of drug that reaches the general circulation from an administered dosage form.

BIOEQUIVALENCE:   A relative term that  compares the bioavailability of one drug product with another or with a set of standards.

BIOLOGIC: Any virus, therapeutic serum, toxin, antitoxin, vaccine, blood, blood component or derivative, allergenic product or analogous product or arsphenamine or its derivatives (or any other trivalent organic arsenic compound), applicable to the prevention, treatment, or cure of disease, or injuries in man.

BUCCAL: Pertaining to the cheek, or to the cavity between the upper gum and lip.

DOPAMINE:    A monoamine  that  is a  decarboxylated  form of  dopa  and occurs, especially as a neurotransmitter, in the brain and as an intermediate in the biosynthesis of epinephrine.

DOPAMINERGIC:      Relating  to,   participating   in,  or   activated   by  the
neurotransmitter activity of dopamine or related substances.

DOSAGE FORM:   The administered version  of a  drug product, such  as a  tablet, capsule, syrup, etc.

EMESIS:  Vomiting.

EXCIPIENTS:   Inactive ingredients  that facilitate the  preparation of a dosage form.

FLUX ENHANCER:   A  chemical that  improves the  transport of  a drug  across  a biological barrier, such as skin.

HYDROPHOBIC: A substance that does not dissolve in or mix well with water, or a substance that repels water in the extreme.

HYDROPHILIC:  A substance that dissolves readily in, or mixes easily with water.

IDDM:  Insulin-dependent diabetes mellitus.

IND: Investigational New Drug Exemption. The application to the FDA requesting the shipment in interstate commerce of an experimental new drug for human experimentation. The IND typically contains pre-clinical and some limited clinical data and information and the protocol or plan for the human clinical trial. The FDA has 30 days from receipt to review and approve or deny the IND. An IND becomes effective 30 days after receipt by the FDA unless the FDA notifes the sponsor not to proceed with human clinical testing.

INJECTABLE: Denoting a fluid to be introduced into one of the cavities beneath the skin, or into a blood vessel.

MAO-B:    Monoamine Oxidase,  Type B.  An  enzyme that  metabolizes a  number of chemicals including dopamine.

MICROEMULSION:   A  formulation consisting  of  a surfactant  (and  sometimes  a cosurfactant), an oily phase and an aqueous phase.

MIVACURIUM:    A  basic compound  that  acts  similarly to  curare  and  is used intravenously, chiefly in the form of a hydrated chloride, as a muscle relaxant in surgery.

NDA:   New Drug Application. The application  submitted and reviewed by the FDA, of the data on the safety and efficacy of a chemical entity. Approval of an NDA allows marketing of the product.

NIDDM:  Non-insulin dependent diabetes mellitus.

PARENTERAL:   Referring  to the introduction  of substances into  an organism by
means  other  than  through  the  gastrointestinal  tract  (e.g.,   intravenous,
    intramuscular, subcutaneous).

PEPTIDE:  A small protein consisting of fifty amino acids or less.

PERMEABLE:   The  ability of  a substance  to cross  a barrier,  such as  a drug crossing a biological membrane.

PLA: Product License Application. The equivalent of a "New Drug Application" ("NDA") for biologics.

PLASMA FRACTIONS: Components of plasma separated on the basis of differences in physical or chemical properties.

SBIR  GRANT:   Small Business Innovation  Research Grant. A  mechanism to obtain research grants from the federal government for small business.

SUCCINYLCHOLINE:    A   compound  similar   to  curare   that  is   administered
intravenously as a muscle relaxant during surgery.

TITRATION: The method or process used by physicians, of gradually adjusting the dosage of a drug administered to achieve the desired clinical result while seeking to minimize adverse side effects.

TRANSDERMAL: Transcutaneous, passing, entering or made by, penetration through the skin.

TRANSMUCOSAL:   Penetration through the mucous  membranes of the mouth or buccal cavity.

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                         PAGE
                                                                                                     -------------
Report of Independent Accountants..................................................................       F-2
Balance Sheets.....................................................................................       F-3
Statements of Operations...........................................................................       F-4
Statements of Stockholders' Deficit................................................................       F-5
Statements of Cash Flows...........................................................................       F-6
Notes to Financial Statements......................................................................   F-7 to F-16

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Pharmavene, Inc.

    We have audited the accompanying balance sheets of Pharmavene, Inc. (A Development Stage Enterprise) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1995, and for the period February 16, 1990 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, and for the period February 16, 1990 (date of inception) to December 31, 1995 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.
Rockville, Maryland
January 24, 1996
 (except as to the information presented in Note 11, for which the date is March 14, 1996)

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS
                                     ASSETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1994           1995
                                                              -------------  -------------    MARCH 31,      PRO FORMA
                                                                                                1996         MARCH 31,
                                                                                            -------------      1996
                                                                                             (UNAUDITED)   -------------
                                                                                                            (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $   1,045,248  $     408,166  $     586,368  $   2,589,794
  Grant and other receivables...............................         19,557            721            734            734
  Prepaid expenses..........................................         54,594        171,266        863,256        152,656
                                                              -------------  -------------  -------------  -------------
    Total current assets....................................      1,119,399        580,153      1,450,358      2,743,184
Property and equipment, net.................................        564,748      1,563,215      1,582,112      1,582,112
Other assets................................................         53,004        469,158        769,964        576,164
                                                              -------------  -------------  -------------  -------------
      Total assets..........................................  $   1,737,151  $   2,612,526  $   3,802,434  $   4,901,460
                                                              -------------  -------------  -------------  -------------
                                                              -------------  -------------  -------------  -------------

                                         LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable and accrued expenses.....................  $   1,114,474  $     964,089  $   1,215,832  $   1,215,832
  Accrued compensation......................................        265,230        210,520         76,500         76,500
  Obligation under capital leases...........................        209,710        360,277        383,441        383,441
  Convertible notes payable to investors....................      2,000,000       --             --             --
                                                              -------------  -------------  -------------  -------------
    Total current liabilities...............................      3,589,414      1,534,886      1,675,773      1,675,773
                                                              -------------  -------------  -------------  -------------
Convertible notes payable to investors......................       --            7,000,000        938,400       --
Obligation under capital leases, less current portion.......        166,579        748,443        783,960        783,960
                                                              -------------  -------------  -------------  -------------
    Total long-term liabilities.............................        166,579      7,748,443      1,722,360        783,960
                                                              -------------  -------------  -------------  -------------
Commitments and contingencies
Mandatorily Redeemable Series A Convertible Preferred Stock,
 $.01 par value; designated 14,739,004, 17,489,001 and
 27,385,664 (Unaudited) shares at December 31, 1994 and 1995 and March 31, 1996; issued and outstanding 14,697,337,
 16,297,334 and 25,363,997 (Unaudited) shares at December
 31, 1994 and 1995 and March 31, 1996, (liquidation
 preference of $21,000,000 and $30,600,000 (Unaudited) at
 December 31, 1995 and March 31, 1996; redemption value of
 original purchase price plus any declared but unpaid
 dividends).................................................     14,697,337     16,697,333     24,697,332       --
                                                              -------------  -------------  -------------  -------------
Stockholders' (deficit) equity:
  Preferred stock, $.01 par value; authorized 30,100,000
   shares of which 14,739,004 17,489,001 and 27,385,664
   (Unaudited) shares at December 31, 1994 and 1995 and
   March 31, 1996, respectively, have been designated as
   Series A Convertible Preferred Stock.....................       --             --             --             --
  Common stock, $0.01 par value; authorized 25,000,000
   shares; issued and outstanding, 241,741, 288,980 and
   289,514 (Unaudited) shares at December 31, 1994 and 1995
   and March 31, 1996, respectively and 6,472,332 shares pro
   forma at March 31, 1996 (Unaudited)......................          2,418          2,890          2,895         64,724
  Paid-in capital...........................................        811,096        837,885      5,200,280     35,071,209
  Deficit accumulated during the development stage..........    (17,529,693)   (24,208,911)   (29,496,206)   (32,694,206)
                                                              -------------  -------------  -------------  -------------
    Total stockholders' (deficit) equity....................    (16,716,179)   (23,368,136)   (24,293,031)     2,441,727
                                                              -------------  -------------  -------------  -------------
      Total liabilities and stockholders' (deficit)
       equity...............................................  $   1,737,151  $   2,612,526  $   3,802,434  $   4,901,460
                                                              -------------  -------------  -------------  -------------
                                                              -------------  -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS

                                                                                                             CUMULATIVE FOR
                                                                                                               THE PERIOD
                                                                  FOR THE PERIOD                              FEBRUARY 16,
                                                                 FEBRUARY 16, 1990         FOR THE                1990
                                    FOR THE YEARS ENDED              (DATE OF         THREE MONTHS ENDED        (DATE OF
                                        DECEMBER 31,                INCEPTION)            MARCH 31,            INCEPTION)
                             ----------------------------------   TO DECEMBER 31,   ----------------------    TO MARCH 31,
                                1993        1994        1995           1995            1995        1996           1996
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------
                                                                                    (UNAUDITED) (UNAUDITED)   (UNAUDITED)
Revenues:
  Licensing revenue........  $   --      $2,000,000  $   --        $   2,000,000    $   --      $   --        $  2,000,000
  Research and development
   revenue.................      --          --         111,384          111,384        95,284      18,907         130,291
  Research and development
   grants..................     268,891     193,860      --              512,751        --          --             512,751
  Interest income..........      19,596      45,983      34,410          190,611         4,502       9,638         200,249
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------
    Total revenues.........     288,487   2,239,843     145,794        2,814,746        99,786      28,545       2,843,291
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------
Expenses:
  Research and
   development.............   3,932,133   4,935,641   4,986,538       19,131,095     1,230,045   1,266,187      20,397,282
  General and
   administrative..........   1,413,258   1,317,280   1,392,409        6,298,930       368,829     477,908       6,776,838
  Interest expense.........     425,867     131,904     446,065        1,593,632        58,047   3,571,745       5,165,377
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------
    Total expenses.........   5,771,258   6,384,825   6,825,012       27,023,657     1,656,921   5,315,840      32,339,497
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------
Net loss...................  $(5,482,771) $(4,144,982) $(6,679,218)   $ (24,208,911) $(1,557,135) $(5,287,295)   $(29,496,206)
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------
Net loss per common and
 common share equivalent...  $    (1.59) $    (1.20) $    (1.91)   $       (7.19)   $    (0.45) $    (1.51)   $      (8.76)
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------
Weighted average common
 shares and common share
 equivalents outstanding...   3,455,473   3,457,896   3,495,333        3,365,949     3,466,028   3,507,700       3,365,962
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------
                             ----------  ----------  ----------  -----------------  ----------  ----------  ----------------

   The accompanying notes are an integral part of these financial statements.

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                             DEFICIT
                                                                                           ACCUMULATED
                                                            COMMON STOCK                    DURING THE
                                                       ----------------------   PAID-IN    DEVELOPMENT
                                                        SHARES      AMOUNT      CAPITAL       STAGE         TOTAL
                                                       ---------  -----------  ----------  ------------  -----------
Net loss for the period February 16, 1990 (date of
 inception) to December 31, 1990.....................     --       $  --       $   --       $ (657,757)  $  (657,757)
                                                       ---------  -----------  ----------  ------------  -----------
Balance, December 31, 1990...........................     --          --           --         (657,757)     (657,757)
Initial sale of common stock, $0.06 per share........     48,990         490        2,449       --             2,939
Common stock options exercised.......................     11,595         116          580       --               696
Sale of Series A Preferred warrants..................     --          --            3,000       --             3,000
Net loss.............................................     --          --           --       (2,141,789)   (2,141,789)
                                                       ---------  -----------  ----------  ------------  -----------
Balance, December 31, 1991...........................     60,585         606        6,029   (2,799,546)   (2,792,911)
Common stock options exercised, $0.06-$2.88 per
 share...............................................      8,799          88          440       --               528
Interest ascribed to common stock warrants in
 connection with debt financing......................     --          --          500,569       --           500,569
Exercise of common stock warrants issued in
 connection with debt financing, $0.06 per share.....    166,670       1,667        8,333       --            10,000
Net loss.............................................     --          --           --       (5,102,394)   (5,102,394)
                                                       ---------  -----------  ----------  ------------  -----------
Balance, December 31, 1992...........................    236,054       2,361      515,371   (7,901,940)   (7,384,208)
Common stock options exercised, $0.06-$5.70 per
 share...............................................      1,778          18          479       --               497
Interest ascribed to common stock warrants in
 connection with debt financing......................     --          --          292,268       --           292,268
Net loss.............................................     --          --           --       (5,482,771)   (5,482,771)
                                                       ---------  -----------  ----------  ------------  -----------
Balance, December 31, 1993...........................    237,832       2,379      808,118  (13,384,711)  (12,574,214)
Common stock options exercised, $0.06-$5.70 per
 share...............................................      1,371          14        2,851       --             2,865
Exercise of common stock warrants issued in
 connection with debt financing, $0.06 per share.....      2,538          25          127       --               152
Net loss.............................................     --          --           --       (4,144,982)   (4,144,982)
                                                       ---------  -----------  ----------  ------------  -----------
Balance, December 31, 1994...........................    241,741       2,418      811,096  (17,529,693)  (16,716,179)
Common stock options exercised, $0.06-$4.50 per
 share...............................................     47,239         472       26,789       --            27,261
Net loss.............................................     --          --           --       (6,679,218)   (6,679,218)
                                                       ---------  -----------  ----------  ------------  -----------
Balance, December 31, 1995...........................    288,980       2,890      837,885  (24,208,911)  (23,368,136)
Common stock options exercised, $4.50 per share
 (Unaudited).........................................        534           5        2,395       --             2,400
Interest ascribed to common stock in connection with
 debt conversion (Unaudited).........................     --          --        3,325,000       --         3,325,000
Interest ascribed to common stock warrants issued in
 connection with debt financing, $0.75 per share
 (Unaudited).........................................     --          --          969,000       --           969,000
Interest ascribed to common stock warrants issued in
 connection with draw of $1 million of debt
 financing, $0.75 per share (Unaudited)..............     --          --           66,000       --            66,000
Net loss (Unaudited).................................     --          --           --       (5,287,295)   (5,287,295)
                                                       ---------  -----------  ----------  ------------  -----------
Balance, March 31, 1996 (Unaudited)..................    289,514       2,895    5,200,280  (29,496,206)  (24,293,031)
Pro forma conversion of Mandatorily Redeemable Series
 A Convertible Preferred Stock (Note 12)
 (Unaudited).........................................  5,636,452      56,365   24,640,968       --        24,697,333
Pro forma conversion of convertible notes payable
 drawn under the March 1996 credit agreement (Note
 12) (Unaudited).....................................    545,455       5,455    2,994,545       --         3,000,000
Pro forma interest ascribed to common stock in
 connection with debt conversion (Unaudited).........     --          --        2,100,000   (2,100,000)      --
Pro forma interest ascribed to common stock warrants
 issued in connection with draw of $2 million of debt
 financing, $0.75 per share (Unaudited)..............     --          --          132,000     (132,000)      --
Pro forma common stock options exercised, $0.60-$4.50
 per share (Note 12) (Unaudited).....................        911           9        3,416       --             3,425
Pro forma net loss, balance of interest ascribed to
 common stock $904,400 and $61,600 amortized over the
 term of the agreement (Unaudited)...................     --          --           --         (966,000)     (966,000)
                                                       ---------  -----------  ----------  ------------  -----------
Pro forma Balance, March 31, 1996 (Note 12)
 (Unaudited).........................................  6,472,332   $  64,724   $35,071,209 ($32,694,206) $ 2,441,727
                                                       ---------  -----------  ----------  ------------  -----------
                                                       ---------  -----------  ----------  ------------  -----------

   The accompanying notes are an integral part of these financial statements.

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS

                                                                                                                CUMULATIVE
                                                                           FOR THE                               FOR THE
                                                                            PERIOD                                PERIOD
                                                                         FEBRUARY 16,                          FEBRUARY 16,
                                                                          1990 (DATE                            1990 (DATE
                                                  FOR THE                     OF        FOR THE THREE MONTHS        OF
                                          YEARS ENDED DECEMBER 31,        INCEPTION)      ENDED MARCH 31,       INCEPTION)
                                     ----------------------------------  TO DECEMBER   ----------------------  TO MARCH 31,
                                        1993        1994        1995       31, 1995       1995        1996         1996
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
                                                                                       (UNAUDITED) (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
  Net loss.........................  $(5,482,771) $(4,144,982) $(6,679,218) ($24,208,911) $(1,557,135) $(5,287,295) ($29,496,206)
  Adjustments to reconcile net loss
   to net cash used in operating
   activities:
    Depreciation and
     amortization..................     211,329     282,220     416,190    1,075,635       78,841     135,980    1,211,615
    Interest expense ascribed to
     common stock warrants.........     292,268      --          --          792,837       --       3,394,000    4,186,837
    Gain on sale of assets.........      --          --         (85,081)     (85,081)      --          --          (85,081)
    Increase (decrease) in cash due
     to changes in assets and
     liabilities:
      Grant and other
       receivables.................    (111,582)     92,384      18,836         (721)      10,226         (13)        (734)
      Prepaid expenses.............       5,009      (5,316)   (116,672)    (171,266)     (36,323)   (691,990)    (863,256)
      Other assets.................      (4,331)        649    (416,154)    (469,158)      (5,644)   (300,806)    (769,964)
      Accounts payable and accrued
       expenses....................     173,868     493,289    (378,885)     735,589     (319,393)    226,243      961,832
      Accrued compensation.........      93,952      55,230     (54,710)     210,520     (140,592)   (134,020)      76,500
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
      Net cash used in operating
       activities..................  (4,822,258) (3,226,526) (7,295,694) (22,120,556)  (1,970,020) (2,657,901) (24,778,457)
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
Cash flows from investing
 activities:
  Capital expenditures.............     (61,762)    (44,335)   (417,421)    (863,163)     (21,574)     (2,364)    (865,527)
  Proceeds from sale of
   equipment.......................      --          --         139,845      140,807       --          --          140,807
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
      Net cash used in investing
       activities..................     (61,762)    (44,335)   (277,576)    (722,356)     (21,574)     (2,364)    (724,720)
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
Cash flows from financing
 activities:
  Proceeds from sale of Series A
   Convertible Preferred Stock.....   7,675,001   1,324,999   1,999,996   16,697,333       --       7,999,999   24,697,332
  Proceeds from sale of warrants...      --          --          --            3,000       --          --            3,000
  Proceeds from issuance of common
   stock...........................         497       3,017      27,261       44,938       25,925     968,400    1,013,338
  Proceeds from promissory notes...   1,315,164   2,000,000   8,900,000   15,133,165    1,215,000   1,938,400   17,071,565
  Repayment of promissory notes....  (3,315,165)     --      (3,900,000)  (8,133,165)      --      (8,000,000) (16,133,165)
  Initial public offering costs
   financed by accounts payable....      --          --         228,500      228,500       --          25,500      254,000
  Principal payments under capital
   lease obligations...............    (134,257)   (198,450)   (319,569)    (722,693)     (56,025)    (93,832)    (816,525)
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
      Net cash provided by
       financing activities........   5,541,240   3,129,566   6,936,188   23,251,078    1,184,900   2,838,467   26,089,545
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
Net increase (decrease) in cash and
 cash equivalents..................     657,220    (141,295)   (637,082)     408,166     (806,694)    178,202      586,368
Cash and cash equivalents at the
 beginning of the period...........     529,323   1,186,543   1,045,248       --        1,045,249     408,166       --
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
Cash and cash equivalents at the
 end of the period.................  $1,186,543  $1,045,248  $  408,166   $  408,166   $  238,555  $  586,368   $  586,368
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
Supplemental disclosures of cash
 flow information:
  Cash paid during the period for
   interest........................  $  116,060  $  131,903  $  446,065   $  800,796   $   58,047  $  177,745   $  978,541
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
  Noncash financing activities:
    Capital lease obligations
     incurred to acquire
     equipment.....................  $  208,603  $  187,746  $1,051,999   $1,831,413   $  148,450  $  152,513   $1,983,925
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------
                                     ----------  ----------  ----------  ------------  ----------  ----------  ------------

   The accompanying notes are an integral part of these financial statements.

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND FINANCING

    ORGANIZATION

    Pharmavene, Inc. (the "Company") is a Delaware corporation which was originally incorporated on December 22, 1989 as Substance Abuse Sciences, Inc. On February 16, 1990, the Company amended its Certificate of Incorporation to change its name to Pharmavene, Inc. The Company develops pharmaceutical products utilizing advanced drug delivery systems.

    The Company is considered to be a development stage enterprise as it has not derived significant revenues from its planned principal operations.

    FINANCING REQUIREMENTS

    In the  course of  its  development activities,  the Company  has  sustained continuing  operating  losses  and  expects  such  losses  to  continue  for the foreseeable future. As of December 31, 1995, the Company is in a net working capital deficit position. The Company's future capital requirements will depend on many factors, including the progress of the Company's collaborative and independent research and development programs, payments received under collaborative agreements with other companies, if any, the results and costs of preclinical and clinical testing for the Company's products, the costs associated with and the timing of regulatory approvals, technological advances, the status of competitive products and the commercial success of the Company's products. The Company plans to continue to finance operations with a combination of stock sales, borrowings, payments from future strategic partnerships and, in the longer term, revenues from product sales and licensing and royalty arrangements (see Notes 11 and 12). There can be no assurance that additional funds will be available on a timely basis, on favorable terms or at all or that such funds, if raised, would be sufficient to permit the Company to continue to conduct its operations or that the Company's planned products will be commercially successful.

    SPLIT OF COMMON STOCK

    In March 1996, the Board of Directors authorized: (i) a one-for-six reverse split of the outstanding shares of the Company's common stock, and (ii) a change in the number of authorized shares of common and preferred stock to 25,000,000 and 30,100,000, respectively. All references to common stock, options, warrants, per share data and the conversion rates of Series A Convertible Preferred Stock and Convertible Notes have been restated to give effect to the reverse split.

    REGISTRATION STATEMENT

    In October 1995, the Board of Directors authorized the filing of a registration statement (the "Registration Statement") with the Securities and Exchange Commission for the initial public offering (the "Offering") of shares of the Company's common stock.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF ACCOUNTING

    The Company is  complying with Statement  of Financial Accounting  Standards
No.   7,  which   prescribes  reporting   requirements  for   development  stage
enterprises.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEPRECIATION AND AMORTIZATION

    Equipment is recorded at cost. Depreciation of laboratory and computer equipment is computed on the straight-line method based upon estimated useful lives ranging from three to seven years. Equipment held under capital leases is amortized using the straight-line method over the terms of the leases or their estimated useful lives, whichever is shorter. Amortization of leasehold improvements is computed on the straight-line method based on the shorter of the estimated useful life of the improvement or the remaining term of the lease.

    HISTORICAL NET LOSS PER SHARE

    Historical net loss per common share is based on the weighted average number of common shares outstanding during the periods presented. Pursuant to Securities and Exchange Commission Staff Acounting Bulletin No. 83, all common shares, Convertible Preferred Stock and Convertible Notes Payable issued and stock options and warrants granted by the Company during the 12 months prior to the date of the Registration Statement have been included in the calculation of weighted average common shares and common share equivalents outstanding as if they were outstanding for all periods presented. Convertible Preferred Stock and Convertible Notes Payable issued and stock options and warrants granted by the Company prior to the aforementioned 12-month period have not been included in the calculation because such items were antidilutive.

    REVENUE RECOGNITION

    The Company has entered into a license agreement with Rhone-Poulenc Rorer, Inc., as described in Note 3 below. Revenue from the license agreement is recognized in accordance with the terms of the agreement. Non-refundable, non-creditable fees or milestone payments are recognized when they are earned in accordance with the performance requirements and contractual terms. Research and development grant revenues are recognized over the period of performance under the terms of the related agreements.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. The Company's policy regarding investments, pending their use, is to ensure safety, liquidity and capital preservation while obtaining a reasonable rate of return.

    CONCENTRATION OF CREDIT RISK

    The Company has invested its excess cash in a money market account and certificates of deposit with two commercial banks. The Company has not experienced any losses on its investments.

    INCOME TAXES

    Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    PATENT COSTS

    As a result of research and development efforts conducted by the Company, it has received and applied for, and is in the process of applying for, a number of patents to protect proprietary inventions. Costs incurred in connection with patent applications have been expensed as incurred and are reflected as general and administrative expenses.

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company must adopt Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, commencing in fiscal year 1996. Management believes adoption of this standard will not have a material impact on the Company's financial statements.

    The Company does not intend to adopt the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as they pertain to financial statement recognition of compensation expense attributable to option grants.

3.  LICENSE AGREEMENT
    In August 1994, the Company entered into a license agreement with Rhone-Poulenc Rorer, Inc. ("RPR") under which the Company granted to RPR the exclusive worldwide right to develop, manufacture and market products containing the Company's proprietary Butyrylcholinesterase (BChE) technology, resulting from know-how and patent rights owned by the Company.

    Under the agreement, RPR paid the Company a non-refundable, non-creditable license fee of $2,000,000 in August 1994, and is obligated to make milestone payments and royalty payments on product sales over the longer of the life of an issued patent or 15 years. Additionally, during the period of technology transfer, RPR will reimburse the Company for certain costs incurred by the Company in the furtherance of the development of the BChE technology and preparation of filings with U.S. and foreign government regulatory agencies. During 1995 the Company was reimbursed $111,384 by RPR under the agreement, which amount is recorded as research and development revenue.

4.  PROPERTY AND EQUIPMENT
    Property and equipment at December 31, 1994 and 1995 consists of the following:

                                                                                  1994          1995
                                                                              ------------  ------------
Laboratory and office equipment.............................................  $    875,402  $  1,770,836
Leasehold improvements......................................................       160,442       369,565
Computer equipment..........................................................       188,350       328,702
                                                                              ------------  ------------
    Total cost..............................................................     1,224,194     2,469,103
Less accumulated depreciation and amortization..............................      (659,446)     (905,888)
                                                                              ------------  ------------
                                                                              $    564,748  $  1,563,215
                                                                              ------------  ------------
                                                                              ------------  ------------

5.  CAPITAL STRUCTURE

    MANDATORILY REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK

    Under the Convertible Preferred Stock and Warrant Purchase Agreement dated as of January 31, 1991 (the "Purchase Agreement"), the Company was capitalized in the amount of $2,000,000 through the sale of 2,000,000 shares of Series A Convertible Preferred Stock to an investor (the "Investor"). In connection with the Purchase Agreement, the Company also sold to the Investor warrants to purchase up to 3,000,000 additional shares of Series A Convertible Preferred Stock at $1.00 per share, subject to adjustment.

    On September 18, 1991, the Investor transferred to two additional investors (collectively the "Investors") warrants to purchase 550,000 shares of Series A Convertible Preferred Stock. Contemporaneously with this transfer, the Investors exercised warrants to purchase 1,700,000 shares of Series A Convertible Preferred Stock. Warrants to purchase the remaining 1,300,000 shares of Series A Convertible Preferred Stock lapsed in January 1994.

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.  CAPITAL STRUCTURE (CONTINUED)
    On April 8, 1992 and May 14, 1992, the Company sold 1,300,000 shares and 697,337 shares, respectively, of Series A Convertible Preferred Stock to certain investors for $1.00 per share.

    On June 1, 1993, the Company entered into the Convertible Preferred Stock Purchase Agreement (the "June 1, 1993 Preferred Agreement") whereby the Company sold to the Investors and certain other investors (collectively the "Preferred Investors") 5,025,000 shares of Series A Convertible Preferred Stock for $1.00 per share. Of the proceeds, $3,351,616 was used to repay principal and accrued interest thereon in connection with the credit agreements discussed in Note 7. On September 10, 1993, November 24, 1993 and February 24, 1994, the Company sold 1,325,001, 1,325,000 and 1,324,999 shares, respectively, of the Series A Convertible Preferred Stock for $1.00 per share to the Preferred Investors pursuant to the terms of the Preferred Agreement.

    Shares of the Series A Convertible Preferred Stock are convertible at the option of the holder at any time into shares of common stock of the Company at a conversion rate, subject to certain antidilutive adjustments, of four and one-half shares of Series A Convertible Preferred Stock for one share of common stock at December 31, 1995. The Series A Convertible Preferred Stock is
redeemable at the option  of the holder  at a redemption  value of the  original purchase price plus any declared but unpaid dividends. No dividends have been declared. In addition, the Series A Convertible Preferred Stock has a liquidation preference equal to its original purchase price plus 10% per annum for each share from its original issue date, plus any declared but unpaid dividends.

    Holders of Series A Convertible Preferred Stock (the "Preferred Stockholders") vote together with the common stockholders on most matters. The approval of a super majority of the Preferred Stockholders is required for certain significant transactions. The Preferred Stockholders fully participate in any dividends declared and have the exclusive right to elect all but one member of the Company's Board of Directors. In addition, the Preferred Stockholders have the right of first refusal in the event of sale of any equity securities of the Company, except for certain excluded security transactions.

    If the Company offers any of its securities to the public, the Preferred Stockholders have the option to have their common stock received upon conversion of their Series A Convertible Preferred Stock included in the offering. In addition, the Preferred Stockholders have the right to demand that the Company register the common stock received upon conversion of the Series A Convertible Preferred Stock.

    WARRANTS

    In connection with a certain credit agreement executed in 1992 (see Note 7), the Company issued to the lenders warrants to purchase a total of 277,778 shares of common stock, exercisable at $.06 per share. Warrants to purchase a total of 168,320 shares have been exercised, and the remaining 109,458 warrants at December 31, 1995 are exercisable through March 15, 2003.

    In connection with a certain 1993 credit agreement (see Note 7), and as amended and restated by the Preferred Agreement, the Company issued warrants to one of the lenders to purchase 41,667 shares of Series A Convertible Preferred Stock at $1.00 per share, all of which are outstanding and exercisable. Certain of the lenders also received warrants to purchase 1,685 shares of the Company's common stock at $.06 per share. Warrants to purchase 880 shares of common stock were exercised and the remaining 805 warrants are outstanding. All outstanding warrants issued in connection with the 1993 credit agreements are exercisable through June 30, 2003.

    At the dates the 1992 and 1993 warrants were issued, the Company's Board of Directors had valued the Company's common stock at $2.88 and $5.70 per share, respectively. Because the common stock warrants

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.  CAPITAL STRUCTURE (CONTINUED)
were issued at an exercise price below their estimated fair market value, the Company recognized non-cash charges of $500,569 and $292,268 as interest expense and a corresponding increase to additional paid-in capital during 1992 and 1993, respectively.

    In  connection  with the  May 3,  1994  credit agreement  (see Note  7), the
Company issued to the lenders warrants to purchase 33,334 shares of the Company's common stock, exercisable at $10.80 per share. The warrants contain certain antidilutive provisions that adjust their exercise price should the Company subsequently issue common shares or equivalents at a price per share below $10.80. Warrants covered by this agreement expire May 3, 2004.

    In connection with the May 22, 1995 Credit Agreement (see Note 7), the Company issued to the lenders warrants to purchase 1,150,000 shares of the Company's Series A Convertible Preferred Stock, exercisable at $0.96 per share. Warrants covered by this agreement expire in May 2005.

    In connection with the October 1995 financial commitment (see Note 7), the Company agreed to issue warrants to purchase 50,000 shares of its common stock exercisable at the initial public offering price per share. In the event an initial public offering is not completed by April 30, 1996, the warrant price is to be set at the fair value as determined by the Board of Directors. These warrants are exercisable immediately and expire in October 2005.

    The Company has reserved a sufficient number of shares of its common stock to effect conversion of its convertible securities and the exercise of its options and warrants outstanding and available for issuance.

6.  COMMON STOCK OPTIONS
    In 1991, the Board of Directors adopted the 1991 Stock Option Plan (the "Plan"), which, as amended, provides for the granting of options to purchase up to 1,400,000 shares of the Company's common stock to employees and consultants. Common stock option activity under this plan is as follows:

                                                                   NUMBER     EXERCISE PRICE
                                                                 OF SHARES      PER SHARE
                                                                 ----------  ----------------
Balance, December 31, 1992.....................................     108,451  $   .06 - $ 2.88
  Granted......................................................     253,909            $ 5.70
  Exercised....................................................      (1,778) $   .06 - $  .60
  Canceled.....................................................      (4,000) $   .06 - $ 5.70
                                                                 ----------
Balance, December 31, 1993.....................................     356,582  $   .06 - $ 5.70
  Granted......................................................      53,333  $  4.50 - $10.80
  Exercised....................................................      (1,371) $   .30 - $ 5.70
  Canceled.....................................................     (38,555) $   .06 - $10.80
                                                                 ----------
Balance, December 31, 1994.....................................     369,989  $   .06 - $ 4.50
  Granted......................................................     256,522            $ 4.50
  Exercised....................................................     (47,239) $   .06 - $ 4.50
  Cancelled....................................................        (201)           $ 4.50
                                                                 ----------
Balance, December 31, 1995.....................................     579,071  $   .06 - $ 4.50
                                                                 ----------
                                                                 ----------

    Common stock options normally vest over a two, four and five year period. At December 31, 1995, 151,419 stock options were exercisable and 750,133 stock options were available for grant. The stock option price is periodically set by the Compensation Committee of the Board of Directors based upon an evaluation of the fair market value of the Company's common stock. The Company has issued its stock options at an exercise price commensurate with the fair market value of the Company's common stock on the date of

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  COMMON STOCK OPTIONS (CONTINUED)
grant; accordingly, no compensation costs have been charged to the Statements of Operations for these stock option grants. The Compensation Committee may, in connection with the grant of any option under the Plan, grant to the optionee a stock appreciation right. No such rights have been granted.

    Common stock options covering 260,251 shares granted at $5.70 per share in 1993, and at $10.80 per share in 1994 were repriced at $4.50 per share by the Board of Directors, based upon the evaluation of the market value of the Company's common stock as of October 18, 1994.

7.  CREDIT AGREEMENTS

    1992 AND 1993 AGREEMENTS

    The Company entered into credit agreements in 1992 and 1993 with certain of the investors to finance short-term working capital requirements. All amounts borrowed under the credit agreements, totaling $3,315,165, inclusive of interest, were repaid from proceeds of the June 1, 1993 Preferred Agreement.

    MAY 1994 AGREEMENT

    The Company entered into a credit agreement dated May 3, 1994 with certain of its investors which provided that the Company could borrow, under certain conditions, up to $4,395,000 at an interest rate of 7 1/4%. The amount borrowed under the credit agreement was due the earlier of one year from the date of the first draw, or upon closing if the Company raises $10,000,000 or more through an equity offering or is sold or merges. In connection with the execution of the credit agreement, the Company agreed to issue warrants to purchase shares of common stock at $10.80 per share, exercisable at one share of common stock for every $60 of actual borrowings. The Company borrowed $1,000,000 on each of May 23, 1994 and August 4, 1994 under the terms of the credit agreement and in connection therewith 33,334 common stock warrants were issued and are fully exercisable at December 31, 1995. The warrants expire May 3, 2004. In May 1995, investors under the May 3, 1994 Credit Agreement converted loans of $2,000,000 into Series A Preferred Stock at $1.25 per share, adjustable to $0.75 per share in the event the Company does not complete a corporate equity financing or licensing transaction of $15,000,000 or more or a merger or acquisition of the Company before December 31, 1995, or an initial public offering of its securities by February 28, 1996.

    MAY 1995 AGREEMENT

    The Company entered into a credit agreement dated May 22, 1995 with certain of its investors which provides that the Company may borrow, under certain conditions, up to $8,000,000 at an interest rate of 9%. The loan is due January 15, 1997, and is convertible in the event of a merger or acquisition of the Company into Series A Preferred Stock at $1.25 per share, or in the event of an initial public offering, into shares of the Company's common stock at the rate of one-half of the price per share in an initial public offering. In connection with the execution of the credit agreement and the funding of $7,000,000 loans thereunder, as of December 31, 1995, the Company has issued 1,150,000 warrants to the investors to purchase shares of Series A Preferred Stock, at an exercise price of $0.96 per share, and is committed to issue 50,000 additional warrants based upon actual funding of loans at the rate of one warrant for each $20.00 of actual borrowing. The warrants expire in May 2005. See Note 11.

    OCTOBER 1995 COMMITMENT

    In October 1995, the Company entered into an agreement with two of its investors to provide up to $3,000,000 on terms to be negotiated. This credit commitment was replaced by the 1996 Credit Agreement (see Note 11).

    Interest expense for the years ended December 31, 1993, 1994 and 1995, and for the period February 16, 1990 (date of inception) to December 31, 1995, under all borrowing arrangements was $73,523, $75,353, $353,338 and $540,766, respectively.

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.  INCOME TAXES
    The components of the Company's net deferred tax asset and the tax effects of the primary temporary differences giving rise to the Company's deferred tax asset are as follows at December 31, 1994 and 1995:

                                                                1994           1995
                                                            -------------  -------------
Net operating loss carryforwards and credits..............  $   5,387,000   $ 7,578,000
Capitalized start-up costs for tax purposes...............      1,847,000     2,347,000
Other.....................................................         59,000        17,000
                                                            -------------  -------------
Deferred tax asset........................................      7,293,000     9,942,000
Valuation allowance.......................................     (7,293,000)   (9,942,000)
                                                            -------------  -------------
Net deferred tax asset....................................  $    --         $   --
                                                            -------------  -------------
                                                            -------------  -------------

    As of December 31, 1995, the Company has the following net operating loss carryforwards available for federal income tax purposes:

EXPIRATION
- -------------------------------------------------------------------------------
2005...........................................................................  $     313,000
2006...........................................................................      1,259,000
2007...........................................................................      3,818,000
2008...........................................................................      4,403,000
2009...........................................................................      2,834,000
2010...........................................................................      5,375,000
                                                                                 -------------
    Total......................................................................  $  18,002,000
                                                                                 -------------
                                                                                 -------------

    As a result of a greater-than-50% ownership change in 1993, utilization of the net operating loss carryforwards will be limited due to the ownership change limitations provided by the tax law.

9.  PENSION PLAN
    The Company offers a defined contribution 401(k) pension plan to all eligible employees. The plan is administered by trustees. Employee contributions are voluntary and are determined on an individual basis with a maximum annual amount equal to the maximum allowable under federal tax regulations. Highly compensated employees are subject to further limitations and all participants are always fully vested. There have been no employer contributions under the plan.

10. COMMITMENTS AND CONTINGENCIES

    FACILITY LEASE

    The Company previously leased administrative and laboratory space from MedImmune, Inc., a related party, under a five year sublease arrangement which was terminated by the Company in 1995. Total lease expense was $156,560, $174,155, $131,016 and $660,179 for the years ended December 31, 1993, 1994 and
1995 and for the period February 16, 1990 (date of inception) to December 31, 1995, respectively.

    In January 1995, the Company entered into a five year lease, commencing in May 1995 for administrative and laboratory space in Rockville, Maryland. Under the lease, the Company is required to pay base rent, which increases 3% per year, and operating expenses.

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company's future minimum lease payments under facility operating leases at December 31, 1995 are as follows:

YEAR ENDING DECEMBER 31,
- --------------------------------------------------------------------------------
1996............................................................................  $    463,000
1997............................................................................       631,000
1998............................................................................       650,000
1999............................................................................       670,000
2000............................................................................       169,000
                                                                                  ------------
    Total Minimum Payments......................................................  $  2,583,000
                                                                                  ------------
                                                                                  ------------

    CAPITAL LEASES

    Included as assets in the balance sheets are the following amounts for capitalized leases as of December 31, 1994 and 1995:

                                                                        1994          1995
                                                                     -----------  ------------
Laboratory and office equipment....................................  $   779,414  $  1,804,730
Less accumulated amortization......................................     (426,333)     (709,008)
                                                                     -----------  ------------
                                                                     $   353,081  $  1,095,722
                                                                     -----------  ------------
                                                                     -----------  ------------

    Future minimum lease payments required under capitalized leases are as follows:

YEAR ENDING DECEMBER 31,
- --------------------------------------------------------------------------------
1996............................................................................  $    449,969
1997............................................................................       400,472
1998............................................................................       295,355
1999............................................................................       207,841
2000............................................................................           827
                                                                                  ------------
Total minimum lease payments....................................................     1,354,464
Less amounts representing interest at 10% to 18%................................      (245,744)
                                                                                  ------------
Present value of net minimum lease payments.....................................  $  1,108,720
                                                                                  ------------
                                                                                  ------------

11. SUBSEQUENT EVENTS

    MAY 1994 AGREEMENT

    On February 28, 1996, the $2,000,000 loan under the May 31, 1994 Credit Agreement (see Note 7), which had previously been converted at $1.25 per share into shares of Series A Convertible Preferred Stock, was adjusted to convert at a $0.75 per share conversion price and 1,066,663 additional shares were issued. As a result of the adjustment in the conversion price, the conversion ratio of all Series A Convertible Preferred Stock was adjusted from one share of common stock to four shares of preferred stock to one share of common stock to three shares of preferred stock.

    MAY 1995 AGREEMENT

    On January 10, 1996, the Company borrowed $1,000,000 and issued 50,000 warrants to purchase shares of Series A Preferred Stock under the May 1995 Credit Agreement. On March 7, 1996, lenders converted all $8,000,000 covered by the agreement into Series A Convertible Preferred Stock at a conversion price of

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11. SUBSEQUENT EVENTS (CONTINUED)
$1.00 per share, which was $0.25 per share less than the originally negotiated conversion price. The decrease in the conversion price was an inducement to the lenders to exercise their conversion option and, as a result, the Company will record a non-cash expense of $3,325,000 in the first quarter of 1996.

    MARCH 1996 AGREEMENTS

    The Company entered into two credit agreements, dated March 7, 1996 (collectively, the "1996 Credit Agreement") with certain of its investors which provide that the Company may borrow when certain conditions are met up to $7,300,000 at an interest rate of 8 1/2%. The loans are due May 31, 1997, and are convertible in the event of a merger or acquisition of the Company into Series A Convertible Preferred Stock at $1.25 per share, or in the event of an initial public offering at one-half of the initial public offering price per share. In connection with the 1996 Credit Agreement, the Company issued 730,000 warrants to the investors at an exercise price of $0.75 per share to purchase shares of Series A Convertible Preferred Stock and is committed to issue 365,000 additional warrants based upon actual funding of loans at the rate of one warrant for each $20.00 of actual borrowing. The warrants expire in March 2006. On March 8, 1996, the Company borrowed $1,000,000 and issued 50,000 warrants under the 1996 Credit Agreement.

    In connection with the 1996 Credit Agreement, the Company ascribed an estimated fair value of $969,000 to the warrants issued at the time the agreement was executed, with a like amount recorded as debt issuance costs. In addition, the proceeds of $1,000,000 from the initial draw under the 1996 Credit Agreement was allocated between the debt of $934,000 and the estimated fair value of the warrants of $66,000. The debt will be written up to its face value of $1,000,000 using the effective interest method over the term of the debt. The debt issuance costs will be amortized over the life of the agreement. At the time of the closing of the Offering, the outstanding balance under the 1996 Credit Agreement will be converted into common stock and any remaining debt discount and debt issuance costs will be expensed.

    The $1,000,000 initial draw under the 1996 Credit Agreement is mandatorily convertible into common stock upon closing of the Offering at a conversion price of one-half of the Offering price. The Company will record a non-cash expense of $700,000 upon closing of the offering to reflect this discount.

    In connection with the 1996 Credit Agreement, employees of the Company were issued 194,485 stock options to purchase shares of the Company's common stock at the greater of $4.50 or 85% of the initial public offering price per share.

    SPLIT OF COMMON STOCK

    On March 14, 1996, the Board of Directors authorized a one-to-six reverse split of the outstanding shares of the Company's Common Stock.

12. UNAUDITED INFORMATION

    BASIS OF PRESENTATION

    The unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The unaudited interim financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial positions as of and at the end of the periods presented. The unaudited interim financial information

                                PHARMAVENE, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

12. UNAUDITED INFORMATION (CONTINUED)
should be read in conjunction with the audited financial statements and related notes thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

    MARCH 1996 AGREEMENTS

    On April 25, 1996 and June 11, 1996 the Company borrowed a total of $2,000,000 and issued 100,000 warrants under the 1996 Credit Agreement. The proceeds from the two draws were allocated between the debt of $1,868,000 and the estimated fair value of the warrants of $132,000. The debt will be written up to its face value of $2,000,000 using the effective interest method over the terms of the debt. The debt issuance costs will be amortized over the life of the agreement. At the time of the closing of the Offering, the outstanding balance under the 1996 Credit Agreement will be converted into common stock and any remaining debt discount and debt issuance costs will be expensed.

    The $3,000,000 total draws (including the $1,000,000 initial draw on March 8, 1996, see Note 11) under the 1996 Credit Agreement is mandatorily convertible into common stock upon closing of the Offering at a conversion price of one-half of the Offering price. The Company will record a non-cash expense of $2,100,000 upon closing of the offering to reflect this discount.

    COMMON STOCK OPTIONS

    In June 1996, the 1991 Stock Option Plan was amended to provide for the granting of options to purchase up to 1,900,000 shares of the Company's common stock. Stock options activity for the three months ended March 31, 1996 was as follows:

                                                                                                 EXERCISE
                                                                                                   PRICE
                                                                            NUMBER OF SHARES     PER SHARE
                                                                            -----------------  -------------
Balance, December 31, 1995................................................            579,071  $ .06 - $4.50
  Granted.................................................................            221,992  $        4.50
  Exercised...............................................................              (534)  $        4.50
  Cancelled...............................................................         --
                                                                            -----------------
Balance, March 31, 1996...................................................            800,529  $ .06 - $4.50
                                                                            -----------------
                                                                            -----------------

    Subsequent to March 31, 1996 the Company granted 435,651 options, options covering 911 shares were exercised at prices ranging from $0.60 to $4.50 per share and 32,661 options were cancelled. All options granted in 1996 were at $4.50 or 85% of the Offering price per share if the Company completes the Offering within six months from the date of grant.

    ATHENA AGREEMENT

    On July 1, 1996, the Company entered into an exclusive agreement with Athena Neurosciences, Inc. ("Athena"), a wholly-owned subsidiary of Elan Corporation plc ("Elan") for the worldwide marketing, sale and distribution of Carbatrol. Carbatrol will be marketed in the United States by Athena and its affiliates or sublicensees in the rest of the world. Under the agreement, Athena (i) will make a $2.0 million payment within ten days of execution of the agreement, (ii) will fund all future development costs associated with Carbatrol which are approved by a steering committee, (iii) will make a milestone payment of up to $8.0 million, upon satisfaction of certain conditions, of which $5.0 million is creditable against future royalty payments which may be earned on product sales, and (iv) will make future royalty payments to the Company based on net sales of Carbatrol. Athena has been granted the right to purchase 220,000 shares of common stock in the Offering.

- ---------------------------------------------
                                   ---------------------------------------------
- ---------------------------------------------
                                   ---------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                             Page
                                              ---
Prospectus Summary.......................          3
Risk Factors.............................          6
Use of Proceeds..........................         15
Dividend Policy..........................         15
Capitalization...........................         16
Dilution.................................         17
Selected Financial Data..................         18
Management's Discussion and Analysis.....         20
Business.................................         24
Management...............................         43
Certain Transactions.....................         51
Principal Stockholders...................         55
Description of Capital Stock.............         56
Shares Eligible for Future Sale..........         58
Underwriting.............................         59
Legal Matters............................         60
Experts..................................         60
Additional Information...................         60
Glossary.................................        G-1
Index to Financial Statements............        F-1

                             ---------------------

    UNTIL              , 1996 (25  DAYS AFTER THE DATE OF THIS PROSPECTUS),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,200,000 SHARES

                                     [LOGO]

                                PHARMAVENE, INC.

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS
                                          , 1996

                             ---------------------

                                LEHMAN BROTHERS

                             VOLPE, WELTY & COMPANY

- ---------------------------------------------
                                   ---------------------------------------------
- ---------------------------------------------
                                   ---------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are as follows:

                                                                                      AMOUNT
                                                                                    ----------
SEC Registration Fee..............................................................  $   10,469
NASD Filing Fee...................................................................       3,536
Nasdaq Listing Fee................................................................      35,000
Printing and Engraving Expenses...................................................     250,000
Accounting Fees and Expenses......................................................     180,000
Legal Fees and Expenses...........................................................     350,000
Blue Sky Fees and Expenses........................................................      22,000
Transfer Agent's Fees and Expenses................................................       3,500
Miscellaneous Expenses............................................................      45,495
                                                                                    ----------
    Total.........................................................................  $  900,000
                                                                                    ----------
                                                                                    ----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation and By-Laws of the Registrant provides that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

    Insofar as indemnification for liabilities under the Securities Act may be permitted to Directors, officers or controlling persons of the Company pursuant to the Company's By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The Company's Restated Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and Directors of the Company are to be indemnified against certain liabilities. The Company's Restated Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care. In addition, the Company has obtained an insurance policy providing coverage for certain liabilities of its officers and Directors.

    In accordance with Section 102(a)(7) of the GCL, the Company's Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

    Reference is made to Section 10 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriters of the Company, its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Company has issued securities to a limited number of persons, as described below. No underwriter or underwriting discounts or commissions were involved. There was no public offering in any such transaction and the Company believes that each transaction was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act") by reason of Sections 3(b) and

4(2) thereof based on the private nature of the transactions and the sophistication of the purchasers, all of whom had access to complete information concerning the Company and acquired the securities for investment and not with a view to the distribution thereof.

    Since its inception to July 1, 1996, the Company has issued 72,241 shares of Common Stock pursuant to exercise of employee stock options at exercise prices per share ranging from $.06 to $5.70, and has granted options to purchase 1,357,560 shares of its Common Stock to employees, directors and consultants at exercise prices ranging from $.06 to $10.80.

    In June, September and November 1993, the Company sold an aggregate of 5,025,000, 1,325,001 and 1,325,000 shares of Series A Preferred Stock for a purchase price of $1.00 per share to a group of investors including HCV III, HCV IV, The State of Michigan, Aetna and Everest Trust. These shares are convertible into an aggregate of 1,705,556 shares of Common Stock upon completion of this offering. In February 1994, the Company sold an aggregate of 1,324,999 shares of Series A Preferred Stock for a purchase price of $1.00 per share to a group of investors. These shares are convertible into an aggregate of 294,445 shares of Common Stock upon completion of this offering.

    In April 1993, the Company sold to HCV II for a price of $.01 per share Preferred Stock Warrants to purchase 41,667 shares of Series A Preferred Stock at an exercise price of $1.00 per share and 1,686 Common Stock Warrants to certain shareholders, of which 802 remain outstanding and 884 were exercised.

    In August and December 1992, the Company sold to HCV II and others Common Stock Warrants to purchase an aggregate of 111,111 shares of Common Stock for a price of $.06 per share. These warrants are exercisable at a price of $.06 per share. In December 1992, the Company sold 139,518 shares of Common Stock to HCV II, 22,422 shares of Common Stock to Everest Trust and 4,729 shares of Common Stock to other investors.

    In May 1994, the Company issued an aggregate of $2,000,000 7 1/4% Convertible Promissory Notes (the "1994 Notes") and warrants to purchase up to an aggregate of 33,337 shares of Common Stock at an exercise price of $10.80 per share to a group of stockholders including HCV III, HCV IV, The State of Michigan, Aetna and Everest Trust (the "1994 Lenders"). In May 1995, the Company issued 1,599,997 shares of Series A Preferred Stock to the 1994 Lenders pursuant to an agreement to convert the 1994 Notes (the "Conversion Agreement"). In February 1996, the Company issued 1,066,663 shares of Series A Preferred Stock to the 1994 Lenders under the terms of the Conversion Agreement.

    The Company issued an aggregate of $8,000,000 principal amount of 9% promissory notes (the "1995 Notes") to certain stockholders and officers, including HCV III, HCV IV, The State of Michigan, Everest Trust, James D. Russo, James D. Isbister and George W. Belendiuk (the "1995 Lenders"). In March 1996, the 1995 Notes were converted into an aggregate of 8,000,000 shares of Series A Preferred Stock. The Company also issued warrants to purchase 1,200,000 shares of Series A Preferred Stock at an exercise price of $.96 per share pursuant to the 1995 Credit Agreement to the 1995 Lenders. In October 1995, the Company agreed to issue ten-year warrants to purchase 50,000 shares of Common Stock at an exercise price equal to the public offering price per share to HCV III and HCV IV.

    In March 1996, the Company entered into two credit agreements (collectively, the "1996 Credit Agreement") with certain stockholders, including HCV III, HCV IV and Everest Trust (the "1996 Lenders") and issued an aggregate of $3,000,000 principal amount of 8 1/2% promissory notes (the "1996 Notes") to the 1996 Lenders. In connection with the execution of the 1996 Credit Agreement, the Company issued an aggregate of 730,000 ten-year warrants to purchase Series A Preferred Stock to the 1996 Lenders at an exercise price of $.75 per share. In connection with the issuance of the 1996 Notes, the Company issued an aggregate of 150,000 ten-year warrants to purchase Series A Preferred Stock at an exercise price of $.75 per share. The 1996 Notes are convertible into shares of Series A Preferred Stock at a conversion price equal to one-half the initial public offering price per share.

    The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act.

ITEM 16.  EXHIBITS

      1.1.    Form of Underwriting Agreement*
      3.2     Fourth Restated Certificate of Incorporation*
      3.2(a)  Amendment to Fourth Restated Certificate of Incorporation*
      3.2(b)  Second Amendment to Fourth Restated Certificate of Incorporation*
      3.2(c)  Third Amendment to Fourth Restated Certificate of Incorporation*
      3.3.    By-laws, as amended*
      4.1.    Form of Common Stock Certificate*
      5.1.    Opinion of  Bachner, Tally,  Polevoy &  Misher LLP  regarding legality  of securities offered
     10.1     Employment  Agreement  dated April  15,  1993 between  the  Registrant and
               Edward M. Rudnic, Ph.D.*
     10.1(a)  Employment Agreement dated July 1, 1996 between the Registrant and  Edward
               M. Rudnic, Ph.D.
     10.2     Employment  Agreement dated July 1, 1996  between the Registrant and James
               D. Russo
     10.3     Employment Agreement dated as  of January 1,  1993 between the  Registrant and George W. Belendiuk, M.D., Ph.D.*
     10.4     Employment  Agreement dated as of July  1, 1996 between the Registrant and
               Krystyna Belendiuk, Ph.D.
     10.5     Restricted Stock  Purchase  Agreement  dated July  11,  1991  between  the
               Registrant and George W. Belendiuk*
     10.6     Employment Agreement between the Registrant and James D. Isbister*
     10.6(a)  Restricted  Stock  Purchase  Agreement  dated July  29,  1991  between the
               Registrant and James D. Isbister*
     10.6(b)  Continuing Services  Agreement  dated  as  of July  1,  1996  between  the
               Registrant and James D. Isbister
     10.7     1991 Stock Option Plan, as amended*
     10.8     Form of Stock Option Agreement*
     10.9     Sublease Agreement dated March 29, 1995 between the Registrant and Corning
               Clinical Laboratories, Inc.*
     10.10    Sublease Agreement Amendment dated June 2, 1995 between the Registrant and
               Corning Clinical Laboratories, Inc.*
     10.11    Convertible Preferred Stock Purchase Agreement dated June 1, 1993*
     10.12    Third Amended and Restated Stockholders' Agreement dated June 1, 1993, and amendments.*
     10.12(a) Fourth   Amendment  to  the  Third   Amended  and  Restated  Stockholders'
               Agreement*
     10.13    Credit Agreement  dated as  of  May 3,  1994  between the  Registrant  and certain  stockholders, with  form of  Warrant and  Convertible Promissory
               Note attached.*
     10.14    Form of  Warrant to  purchase shares  of Common  Stock dated  May 3,  1994 issued to Everest Trust pursuant to Exhibit 10.13.*

     10.15    Conversion and Subscription Agreement dated as of May 22, 1995 between the
               Registrant and the signatories of the May 3, 1994 Credit Agreement.*
     10.15(a) Form of Amendment No. 1 to Conversion and Subscription Agreement*
     10.15(b) Form of Amendment No. 2 to Conversion and Subscription Agreement.
     10.16    Credit  Agreement dated as of May  22, 1995 between Registrant and certain stockholders, with  form  of  Convertible Promissory  Note  and  Form  of
               Warrant  to  purchase  shares  of Series  A  Convertible  Preferred Stock attached.*
     10.16(a) Form of Amendment No. 1 to Credit Agreement*
     10.17+   License Agreement between  the Registrant and  Rhone-Poulenc Rorer,  Inc., dated as of August 25, 1994.*
     10.18+   Manufacturing  Agreement  dated  as  of  September  30,  1993  between the
               Registrant and Niro Inc.*
     10.19    Form of Consent and Agreement to Amend between the Registrant and  certain stockholders dated as of November 30, 1995.
     10.20    Form of warrant to purchase Common Stock issued to HCV III and HCV IV*
     10.21    Credit  Agreement for  up to  $4,300,000 dated  March 7,  1996 between the
               Registrant and certain stockholders, with form of Convertible  Promissory
               Note attached*
     10.22    Credit  Agreement for  up to  $3,000,000 dated  March 7,  1996 between the
               Registrant and certain stockholders, with form of Convertible  Promissory
               Note attached*
     10.23    Form of warrant to purchase shares of Series A Convertible Preferred Stock dated March 11, 1996 issued to HCV III pursuant to Exhibit 10.21*
     10.24    Conversion  and  Subscription Agreement  dated March  7, 1996  between the
               Registrant and Certain Stockholders*
     10.25+   Agreement dated as  of May 28,  1996 between the  Registrant and The  P.F.
               Laboratories, Inc.
     10.26+   License  Agreement dated  as of  July 1,  1996 between  the Registrant and
               Athena Neurosciences, Inc.
     10.27    Employment Agreement dated as of June 25, 1996 between the Registrant  and
               Robert S. Cohen
     11.1     Computation of Historical Loss Per Share
     24.1     Consent  of Bachner, Tally, Polevoy &  Misher LLP (included in its opinion filed as Exhibit 5.1 hereto)
     24.2     Consent of Coopers & Lybrand L.L.P. -- Included on Page II-7
     24.3     Consent of Carella, Byrne, Baine, Gilfillan, Cecchi, Stewart & Olstein*
     24.4     Consent of Olsson, Frank and Weeda, P.C. -- included on Page II-8
     25.1     Power of Attorney*

- --------------
* Previously filed

+ Confidential treatment has been requested.

    (b)Financial Statement Schedules

ITEM 17.  UNDERTAKINGS

    Undertakings Required by Regulation S-K, Item 512(g).

    The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Undertaking Required by Regulation S-K, Item 512(h).

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    Undertakings required by Regulation S-K, Item 512(i).

    The undersigned registrant hereby undertakes that:

    (1)For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2)For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               CONSENT OF COUNSEL

    The consent of Bachner, Tally, Polevoy & Misher LLP is contained in its opinion filed as Exhibit 5.1 to the Registration Statement.

                                                                    EXHIBIT 24.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to inclusion in this Registration Statement on Form S-1 (File No. 33-98706) of our report dated January 24, 1996 (except as to the information presented in Note 11, for which the date is March 14, 1996), on our audits of the financial statements as of December 31, 1993, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and for the period February 16, 1990 (date of inception) to December 31, 1995 of Pharmavene, Inc. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data" in the Prospectus.

                                          COOPERS & LYBRAND L.L.P.

Rockville, Maryland
July 3, 1996

                                                                   EXHIBIT 24.4.

                               CONSENT OF COUNSEL

The undersigned hereby consents to the use of our name, and the statement with respect to us appearing under the heading "Legal Matters" included in the Registration Statement. We further consent to the incorporation by reference of this consent pursuant to Rule 439(b) under the Securities Act of 1933, as amended (the "Securities Act"), into any subsequent registration statement for the same offering that may be filed pursuant to Rule 462(b) under the Securities Act.

                                          OLSSON, FRANK AND WEEDA, P.C.

Washington, D.C.
June 28, 1996

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the 3rd day of July, 1996.

                                          PHARMAVENE, INC.

                                          By: _______/s/_JAMES D. ISBISTER______
                                                      James D. Isbister
                                                 CHIEF EXECUTIVE OFFICER AND
                                                           DIRECTOR

                                   SIGNATURE

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                       SIGNATURE                                           TITLE                        DATE
- -------------------------------------------------------  -----------------------------------------  -------------

                 /s/JAMES D. ISBISTER                    Chief Executive Officer and Director       July 3, 1996
                   James D. Isbister                      (principal executive officer)

             /s/KRYSTYNA BELENDIUK, PH.D.                Senior Vice President -- Business          July 3, 1996
               Krystyna Belendiuk, Ph.D.                  Development and Director

                                                         Senior Vice President and Chief Financial
                   /s/JAMES D. RUSSO                      Officer (principal financial and          July 3, 1996
                    James D. Russo                        accounting officer)

             /s/JAMES H. CAVANAUGH, PH.D.                Director                                   July 3, 1996
               James H. Cavanaugh, Ph.D.

                  /s/MAX LINK, PH.D.                     Director                                   July 3, 1996
                    Max Link, Ph.D.

                  /s/LAWRENCE C. HOFF                    Director                                   July 3, 1996
                   Lawrence C. Hoff

                 /s/JAMES D. ISBISTER
                  *James D. Isbister
                 (AS ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX

  EXHIBITS
    NO.                                                                                              PAGE
- ------------                                                                                       ---------
    1.1.      Form of Underwriting Agreement*
    3.2       Fourth Restated Certificate of Incorporation*
    3.2  (a)  Amendment to Fourth Restated Certificate of Incorporation*
    3.2  (b)  Second Amendment to Fourth Restated Certificate of Incorporation*
    3.2  (c)  Third Amendment to Fourth Restated Certificate of Incorporation*
    3.3.      By-laws, as amended*
    4.1.      Form of Common Stock Certificate*
    5.1.      Opinion  of Bachner, Tally,  Polevoy & Misher LLP  regarding legality of securities offered
   10.1       Employment Agreement dated  April 15,  1993 between  the Registrant  and Edward  M.
               Rudnic, Ph.D.*
   10.1  (a)  Employment  Agreement  dated July  1,  1996 between  the  Registrant and  Edward M.
               Rudnic, Ph.D.
   10.2       Employment Agreement dated July 1, 1996 between the Registrant and James D. Russo
   10.3       Employment Agreement dated as of January 1, 1993 between the Registrant and  George
               W. Belendiuk, M.D., Ph.D.*
   10.4       Employment  Agreement dated as of July 1,  1996 between the Registrant and Krystyna
               Belendiuk, Ph.D.
   10.5       Restricted Stock Purchase Agreement dated July 11, 1991 between the Registrant  and
               George W. Belendiuk*
   10.6       Employment Agreement between the Registrant and James D. Isbister*
   10.6  (a)  Restricted  Stock Purchase Agreement dated July 29, 1991 between the Registrant and
               James D. Isbister*
   10.6  (b)  Continuing Services Agreement dated as of  July 1, 1996 between the Registrant  and
               James D. Isbister
   10.7       1991 Stock Option Plan, as amended*
   10.8       Form of Stock Option Agreement*
   10.9       Sublease Agreement dated March 29, 1995 between the Registrant and Corning Clinical
               Laboratories, Inc.*
   10.10      Sublease  Agreement Amendment dated June 2, 1995 between the Registrant and Corning
               Clinical Laboratories, Inc.*
   10.11      Convertible Preferred Stock Purchase Agreement dated June 1, 1993*
   10.12      Third Amended  and  Restated  Stockholders'  Agreement  dated  June  1,  1993,  and amendments.*
   10.12 (a)  Fourth Amendment to the Third Amended and Restated Stockholders' Agreement*
   10.13      Credit  Agreement  dated as  of  May 3,  1994  between the  Registrant  and certain stockholders, with form of Warrant and Convertible Promissory Note attached.*
   10.14      Form of Warrant  to purchase shares  of Common Stock  dated May 3,  1994 issued  to
               Everest Trust pursuant to Exhibit 10.13.*

  EXHIBITS
    NO.                                                                                              PAGE
- ------------                                                                                       ---------
   10.15      Conversion  and  Subscription  Agreement  dated  as of  May  22,  1995  between the
               Registrant and the signatories of the May 3, 1994 Credit Agreement.*
   10.15 (a)  Form of Amendment No. 1 to Conversion and Subscription Agreement*
   10.15 (b)  Form of Amendment No. 2 to Conversion and Subscription Agreement.
   10.16      Credit  Agreement  dated  as  of  May  22,  1995  between  Registrant  and  certain stockholders,  with form  of Convertible  Promissory Note  and Form  of Warrant to
               purchase shares of Series A Convertible Preferred Stock attached.*
   10.16 (a)  Form of Amendment No. 1 to Credit Agreement*
   10.17 +    License Agreement between the Registrant and Rhone-Poulenc Rorer, Inc., dated as of
               August 25, 1994.*
   10.18 +    Manufacturing Agreement dated as of September  30, 1993 between the Registrant  and
               Niro Inc.*
   10.19      Form  of  Consent  and  Agreement  to  Amend  between  the  Registrant  and certain stockholders dated as of November 30, 1995.
   10.20      Form of warrant to purchase Common Stock issued to HCV III and HCV IV*
   10.21      Credit Agreement for up  to $4,300,000 dated March  7, 1996 between the  Registrant and certain stockholders, with form of Convertible Promissory Note attached*
   10.22      Credit  Agreement for up to  $3,000,000 dated March 7,  1996 between the Registrant and certain stockholders, with form of Convertible Promissory Note attached*
   10.23      Form of warrant to  purchase shares of Series  A Convertible Preferred Stock  dated
               March 11, 1996 issued to HCV III pursuant to Exhibit 10.21*
   10.24      Conversion  and Subscription Agreement  dated March 7,  1996 between the Registrant and Certain Stockholders*
   10.25 +    Agreement  dated  as  of  May  28,  1996  between  the  Registrant  and  The   P.F.
               Laboratories, Inc.
   10.26 +    License  Agreement  dated as  of July  1,  1996 between  the Registrant  and Athena
               Neurosciences, Inc.
   10.27      Employment Agreement dated as of June 25, 1996 between the Registrant and Robert S.
               Cohen
   11.1       Computation of Historical Loss Per Share
   24.1       Consent of Bachner, Tally, Polevoy & Misher  LLP (included in its opinion filed  as
               Exhibit 5.1 hereto)
   24.2       Consent of Coopers & Lybrand L.L.P. -- Included on Page II-7
   24.3       Consent of Carella, Byrne, Baine, Gilfillan, Cecchi, Stewart & Olstein*
   24.4       Consent of Olsson, Frank and Weeda, P.C. -- included on Page II-8
   25.1       Power of Attorney*

- --------------
* Previously filed

+ Confidential treatment has been requested.

    (b)Financial Statement Schedules